    As filed with the Securities and Exchange Commission on January 24, 1997

                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        -------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                        -------------------------------

                          POLAND COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                        -------------------------------

          NEW YORK                                 4825                                   06-1070447
(State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
Incorporation or Organization)           Classification Code Number)                  Identification No.)

                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674

       (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                        -------------------------------

                             ROBERT E. FOWLER, III
                          POLAND COMMUNICATIONS, INC.
                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860)-549-1674

 (Name, address, including zip code and telephone number, including area code, of agent for service)

                        -------------------------------

                                   COPIES TO:

                               MARC R. PAUL, ESQ.
                                BAKER & MCKENZIE
                           815 CONNECTICUT AVE, N.W.
                             WASHINGTON, D.C. 20006
                                 (202) 452-7000

                        -------------------------------

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box./ /

                        CALCULATION OF REGISTRATION FEE


================================================================================================================================
                                                                 Proposed Maximum            Proposed Maximum         Amount of
    Title of Each Class of                 Amount to be       Offering Price Per Unit    Aggregate Offering Price   Registration
 Securities to be Registered                Registered                (1)                        (1)                      Fee
--------------------------------------------------------------------------------------------------------------------------------

                                              $130,000,000
                                           Principal Amount
 9 7/8% Series B Senior Notes due 2003            (2)                 100%                       $130,000,000        $39,393.94
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended.

(2) The maximum principal amount of 9 7/8% Series B Senior Notes due 2003 that may be issued in connection with the exchange offer to which this Registration Statement relates.

                         -----------------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                          POLAND COMMUNICATIONS, INC.

                             CROSS-REFERENCE SHEET
           PURSUANT TO ITEM 404(a) AND ITEM 501(b) OF REGULATION S-K

                 ITEM AND HEADING ON FORM S-4                         HEADING OR LOCATION IN PROSPECTUS
                 ----------------------------                         ---------------------------------

A.       INFORMATION ABOUT THE TRANSACTION

1.       Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus                     Cover Pages of Registration Statement and Prospectus; Cross
                                                                    Reference Sheet

2.       Inside Front and Outside Back Cover Pages
         of Prospectus                                              Inside Front and Outside Back Cover Pages of Prospectus

3.       Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information                              Prospectus Summary; Summary Consolidated Financial Data; Risk
                                                                    Factors

4.       Terms of the Transaction                                   Prospectus Summary; The Exchange Offer; Income Tax
                                                                    Considerations; Description of the Notes

5.       Pro Forma Financial Information                            Summary Consolidated Financial Data

6.       Material Contracts with the Company
         Being Acquired                                             Not Applicable

7.       Additional Information Required for
         Reoffering by Persons and Parties Deemed
         to be Underwriters                                         Not Applicable

8.       Interests of Named Experts and Counsel                     Not Applicable

9.       Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities                                                Not Applicable

B.       INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3 Registrants                Available Information; Prospectus Summary; Risk Factors;
                                                                    Use of Proceeds

11.      Incorporation of Certain Information
         By Reference                                               Not Applicable

12.      Information with Respect to S-2 or S-3
         Registrants                                                Not Applicable

13.      Incorporation of Certain Information by
         Reference                                                  Not Applicable

14.      Information with Respect to Registrants
         Other Than S-3 or S-2 Registrants                          Not Applicable

C.       INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to S-3 Companies                  Not Applicable

16.      Information with Respect to S-2 or S-3
         Companies                                                  Not Applicable

17.      Information with Respect to Companies
         Other Than S-3 or S-2 Companies                            Not Applicable

D.       VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                         Not Applicable

19.      Information if Proxies, Consents or
         Authorizations are not to be Solicited or
         in an Exchange Offer                                       Prospectus Summary; The Exchange Offer; Use of Proceeds

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.



                Subject to Completion, Dated January 24, 1997



                          POLAND COMMUNICATIONS, INC.


                               OFFER TO EXCHANGE

                       9 7/8% SERIES B SENIOR NOTES DUE 2003
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          9 7/8% SENIOR NOTES DUE 2003

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _______1997, UNLESS EXTENDED, PROVIDED IT MAY NOT BE EXTENDED
BEYOND ________, 1997.

                 Poland Communications, Inc., a New York corporation ("PCI" or the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of its 9 7/8% Series B Senior Notes due 2003 (the "Exchange Notes") for each $1,000 principal amount of its outstanding 9 7/8% Senior Notes due 2003 (the "Old Notes") of which $130.0 million in aggregate principal amount are outstanding as of the date hereof, which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement (as defined herein), which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "Description of the Notes--Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be entitled to the benefits of an indenture dated as of October 31, 1996 governing the Old Notes and the Exchange Notes (the "Indenture"), such that both series will be treated as a single class of debt securities under the Indenture. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

                 The Issuer will accept for exchange any and all validly tendered Old Notes not withdrawn prior to 5:00 p.m., New York City time, on _________, 1997 ("Expiration Date"); provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended beyond ______________, 1997. Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. Old Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

                 The Exchange Notes will mature on November 1, 2003. Upon a Change of Control (as defined herein), each holder of the Exchange Notes may require the Issuer to repurchase all or a portion of such holder's Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such purchase. In addition, the Issuer may be required to use the net cash proceeds of certain Asset Sales (as defined herein) to make an offer to purchase the Exchange Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. At any time prior to November 1, 1999, the Issuer may redeem up to 33% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that not less than $87 million aggregate principal amount of Notes would remain outstanding immediately after giving effect to any such redemption.

                 The Exchange Notes are senior obligations of the Issuer ranking pari passu in right of payment with all other existing and future unsubordinated obligations of the Issuer. The Issuer is a holding company with limited assets of its own that conducts substantially all of its business through subsidiaries. The Issuer has pledged to the Trustee, for the benefit of the holders of the Exchange Notes, intercompany notes (the "Pledged Debt") issued by Poland Cablevision (Netherlands) B.V. ("PCBV"), a subsidiary of the Issuer. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Exchange Notes will be effectively subordinated to all indebtedness for money borrowed by the subsidiaries of the Issuer (other than the Pledged Debt). As of June 30, 1996, after giving pro forma effect to the offering of the Old Notes and the application of the net proceeds therefrom and the Exchange Offer, the Issuer's subsidiaries would have had no outstanding indebtedness for money borrowed other than intercompany indebtedness and approximately $3.4 million of trade payables.

                 SEE "RISK FACTORS" FROM PAGES 14 TO 21 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is _______ __ , 1997.

(continued from previous page)

                 The Old Notes were sold by the Issuer on October 31, 1996 to Merrill, Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchaser") pursuant to a Purchase Agreement dated October 24, 1996 by and among the Issuer and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Issuer and the Initial Purchaser entered into a Registration Rights Agreement dated as of October 31, 1996 ("Registration Rights Agreement") which granted the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is being made to satisfy certain of the Issuer's obligations under the Registration Rights Agreement.

                 Based upon no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intent to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

                 The Issuer will not receive any proceeds from the Exchange Offer and will pay all of its the expenses incident thereto. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event that the Issuer terminates the Exchange Offer and does not accept for exchange any Old Notes, the Issuer will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

                 Prior to this Exchange Offer, there has been no public market for the Notes. The Issuer does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on a market conditions, such as yields on alternative investments, general economic conditions, the Issuer's financial condition and other conditions. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market."

                 The Exchange Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1997, at the rate of 9 7/8% per annum. The Exchange Notes will bear interest from and including October 31, 1996, the date of issuance of the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

                 The Issuer is organized under the laws of the State of New York. Although investors in the Exchange Notes will be able to effect service of process in the United States upon the Issuer and may be able to effect service of process upon its directors, due to the fact that the Issuer is primarily a holding company which holds stock in various entities in Poland and the Netherlands, all or a substantial portion of the assets of the Company (as defined herein) are located outside the United States. As a result, it may not be possible for investors to enforce against the Company's assets judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws.

                 The Issuer has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

                 The Issuer has been advised by its counsel, Baker & McKenzie, that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and it will be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.

                         -----------------------------


                 In this Prospectus, references to "U.S. Dollars" or "$" are to United States currency, and references to "zloty" or "PLN" are to Polish currency. The Issuer has presented its primary consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in U.S. Dollars. Amounts originally measured in zloty for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"). For the convenience of the reader, this Prospectus contains translations of certain zloty amounts into U.S. Dollars which should not be construed as a representation that such zloty amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate.
Unless otherwise stated, such U.S. Dollar amounts have been derived by converting from zloty to U.S. Dollars at the rate of PLN 2.72 = $1.00, the exchange rate quoted by the National Bank of Poland ("NBP") at noon on June 30, 1996. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty. See "Exchange Rate Data."

                         -----------------------------


                 Amounts and percentages appearing in this Prospectus may not total due to rounding.

                         -----------------------------

                 This Prospectus contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Issuer or its officers with respect to, among other things,
(i) the Issuer's financing plans, (ii) trends affecting the Issuer's financial condition or results of operations, (iii) the impact of competition, (iv) the start up of certain operations, and (v) acquisition opportunities.

                 Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "The Industry" and "Business", identifies important factors that could cause such differences.


                         -----------------------------



                             AVAILABLE INFORMATION


                 The Issuer has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Issuer and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                 THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                              PROSPECTUS  SUMMARY

                 The following summary is qualified by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Poland Communications, Inc. ("PCI" or the "Issuer") is the parent company of a group of subsidiaries which develop, construct and operate cable television networks and conduct related activities in Poland under the trade name Polska Telewizja Kablowa or PTK. As used in this Prospectus, references to the "Company" mean PCI and its subsidiaries, including Poltelkab Sp. z o.o. ("Poltelkab"), a company in which PCI holds a 49% interest, and its subsidiaries, and Polska Telewizja Kablowa-Ryntronik S.A., a company in which the Company owns a 49% interest and intends to purchase the remaining shares. For the convenience of the reader, amounts in this Prospectus are expressed solely in U.S. Dollars. Unless otherwise noted, data regarding the Company's subscribers are as of June 30, 1996, and include approximately 23,000 subscribers and approximately 52,000 homes passed attributable to cable systems recently acquired by the Company which the Company took control of after such date and prior to the date hereof and approximately 15,000 additional subscribers and approximately 27,000 homes passed attributable to cable systems recently acquired by the Company which the Company has contracted to take control of by January 31, 1997. Certain terms used in this Prospectus are defined in the Glossary included herein as Annex A. Prospective participants in the Exchange Offer should carefully consider the information set forth under "Risk Factors."



                                  THE COMPANY


GENERAL


                 The Company is the largest provider of multi-channel television services in Poland. With over 900,000 homes passed and approximately 398,000 total subscribers (of which approximately 354,000 are basic subscribers), the Company estimates that it has more than three times the number of subscribers as the next largest cable operator in Poland. As one of the first Western-style cable television operators in Poland, the Company's objective since commencement of its operations in 1990 has been to rapidly increase its coverage areas and provide a caliber of service comparable to that of world-class cable operators, including modern, reliable technical plant, a broad selection of quality programming, and professional customer service. The Company currently owns and operates fiber-optic cable networks in six regional clusters encompassing six of the ten largest cities in Poland, including cities which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The Company believes that it has established a reputation in Poland as a high-quality cable system operator, and that the strong awareness of PTK as a quality operator attracts subscribers seeking its programming and customer service. PCI owns a 33% interest in a programming company, ProCable Sp. z o.o. ("ProCable"), which was formed to develop proprietary Polish-language programming. ProCable holds broadcast licenses for two Polish-language channels which are currently distributed exclusively over the Company's cable networks.

                 Since it began the construction of its first cable network in Gdansk in 1990, the Company has grown aggressively through acquisitions, generally of smaller, poorly capitalized operators, and through the build-out of its own cable networks. The Company's total subscribers have grown from approximately 45,000 as of December 31, 1992 to approximately 398,000 as of June 30, 1996. Approximately 60% of this increase in subscribers has been achieved organically through the build-out of the Company's existing cable networks. The Company's results of operations have reflected the growth in its subscribers. For the three-year period ended December 31, 1995, the Company generated growth in revenues and EBITDA (as defined) at average annual rates of approximately 64% and 176%, respectively.

                 The Company has invested more than $68 million to construct fiber-optic cable networks which it believes are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. All of the Company's networks (other than networks it has acquired from others and not yet rebuilt to its standards) have bandwidths of at least 550 MHz, with one network as high as 1 GHz, and in most cases the networks have the capability to be cost-effectively reconfigured to offer additional services such as telephony and data transmission. The networks constructed by the Company also provide substantial excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade substandard networks that it has acquired as rapidly as practicable.

PCI's principal executive office is located at One Commercial Plaza, Hartford, Connecticut 06103-3585 and its telephone number is (860) 549-1674.

                 Subsequent to the Exchange Offer, PCI intends to merge with and into a wholly owned Delaware subsidiary. The purpose of the merger will be to change its state of incorporation from New York to Delaware.


PENDING ACQUISITIONS


                 The Company intends to acquire all or a substantial portion of the capital stock or assets of five cable television systems in Poland (collectively, the "Pending Acquisitions"). The aggregate consideration to be paid by the Company in connection with the Pending Acquisitions is expected to be approximately $29.2 million. The cable systems expected to be acquired in the Pending Acquisitions serve approximately 115,700 subscribers and pass approximately 230,300 homes. The consummation of the Pending Acquisitions will result in the expansion of the Company's existing operations within its regional clusters and the establishment of one new regional cluster in southwest Poland. The Company intends to use a portion of the net proceeds of the offering of the Old Notes to consummate certain of the Pending Acquisitions. See "Business--Pending Acquisitions."


PRINCIPAL SHAREHOLDERS


                 PCI's common equity is beneficially owned on a fully diluted basis by two principal shareholders: David T. Chase and certain members of his family and family trusts (hereafter referred to as the "Chase Family"), which owns approximately 51%, and ECO Holdings III Limited Partnership ("ECO"), which owns approximately 40%. The general partner of ECO is Advent International Corporation ("Advent"). As of June 30, 1996, the two principal shareholders had invested approximately $86 million in the Company. The Chase Family has provided the Company with significant management resources and technical support in the early stages of its operations, and both shareholders currently provide the Company with ongoing access to their extensive television and media expertise. See "Management."

CORPORATE ORGANIZATIONAL STRUCTURE


                 The following chart outlines the current organizational structure of the Company without giving effect to the use of proceeds from the offering of the Old Notes, the Pending Acquisitions or the Exchange Offer, except where noted.

                 Chart shows Poland Communications, Inc. ("PCI" or the "Issuer") owns 92.3%(a) of Poland Cablevision (Netherlands) B.V. ("PCBV"), 100% of Polska Telewizja Kablowa-Szczecin Sp. z o.o. ("PTK-Szczecin"), 100% of Telkat Sp. z o.o. ("Telkat"), 49% of Poltelkab Sp. z o.o. ("Poltelkab"), 100% of PCI Programming, Inc. ("PCI Programming")(b), 33% of ProCable Sp z o.o., and 49% of TV KABEL Sp z o.o. ("TV Kabel"). PCBV owns 100% of Polska Telewizja Kablowa-Krakow, S.A. ("PTK-Krakow"), 100% of Polska Telewizja Kablowa, S.A. ("PTK, S.A.")(c), Polska Telewizja Kablowa-Warszawa, S.A. ("PTK-Warsaw"), Polska Telewizja Kablowa-Ryntronik, S.A. ("PTK-Ryntronik")(d). Poltelkab owns 100% of Polska Telewizja Kablowa-Lablin, S.A. ("PTK-Lublin") and 2% of TV Kabel. PTK-Warsaw owns 99.2% of ETV Sp. z o.o.



--------

(a) The minority shareholders of PCBV have a claim against 7.7% of the profits and equity of PCI's subsidiaries that compete with PCBV and PCI has agreed to share the profits of such subsidiaries with the minority PCBV shareholders on a pro rata basis. In addition, PCI has made an offer to buy the outstanding shares of PCBV held by the minority PCBV shareholders. See "Certain Relationships and Related Transactions-- PCBV Shareholders' Agreement."

(b) Represents companies that are not subject to the restrictive covenants in the Indenture.

(c) Currently, PCBV owns 97.9% of the shares of PTK, S.A. PCI has entered into an agreement to purchase the remaining shares of PTK, S.A. held by Poltelkab.

(d) Currently PCBV owns 49% of the shares of PTK-Ryntronik and holds convertible debt that, if converted, would bring its total ownership of PTK-Ryntronik to approximately 76% as of June 30, 1996. The Company intends to purchase the remaining shares of capital stock of PTK-Ryntronik, and Poltelkab will be issued approximately 4% of the capital stock of PTK-Ryntronik. See "Certain Relationships and Related Transactions--Ryntronik."


                               THE EXCHANGE OFFER


The Exchange Offer             The Issuer is offering to exchange $1,000
                               principal amount of Exchange Notes for each $1,000 principal amount of Old Notes that is properly tendered and accepted. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration
                               Rights Agreement (as defined herein), which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See
                               "--Summary Description of Exchange Notes." The issuance of the Exchange Notes is intended to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement.
                               Subject to certain conditions, a holder who wishes to tender must transmit a properly completed and duly executed Letter of Transmittal to [ ______________] (the "Exchange
                               Agent") on or prior to the Expiration Date. For procedures for tendering, see "The Exchange
                               Offer."

                               Based upon no-action letters issued by the staff of the Commission to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intend to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."


Registration Rights Agreement  The Old Notes were sold by the Issuer on October
                               31, 1996 to the Initial Purchaser pursuant to the Purchase Agreement. Pursuant to the Purchase Agreement, the Issuer and the Initial Purchaser entered into the Registration Rights Agreement. This Exchange Offer is intended to satisfy certain rights under the Registration Rights Agreement, which terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes. The Old Notes are subject to the payment of additional interest under certain circumstances if the Issuer is not in compliance with its obligations under the Registration Rights Agreement. See "Description of the Notes--Exchange Offer; Registration Rights."

Expiration Date; Withdrawal    The Exchange Offer will expire at 5:00 p.m., New
                               York City time, on the "Expiration Date." As used herein, the term "Expiration Date" means
                               5:00 p.m., New York City time, on [________],
                               1997; provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which the Exchange Offer is to remain open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the Exchange Offer be extended beyond
                               [____________], 1997.  The tender of Old Notes
                               pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date by sending a written notice of withdrawal to the Exchange Agent. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer.
                               Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange
                               Offer--Terms of the Exchange Offer; Period for
                               Tendering Old Notes."

Certain Conditions to the
  Exchange Offer               The Exchange Offer is subject to certain
                               customary conditions, which may be waived by the Issuer. See "The Exchange Offer--Certain
                               Conditions to the Exchange Offer."

Federal Income Tax
  Consequences                 For Federal income tax purposes, the exchange
                               pursuant to the Exchange Offer will not result in any income, gain or loss to the holders or the Issuer. See "Income Tax Considerations."

Use of Proceeds                There will be no proceeds to the Issuer from the
                               exchange pursuant to the Exchange Offer.

Exchange Agent                 [_____________] is serving as Exchange Agent in
                               connection with the Exchange Offer.


                 CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES


          Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, such Old Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or
(iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuer so requests), (v) to the Issuer or (vi) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Consequences of Failure to Exchange Old Notes" and "The Exchange Offer-- Consequences of Exchanging Old Notes; Consequences of Failure to Exchange."


                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES


        The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act and therefore the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement, which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. See "Description of the Notes--Exchange Offer; Registration Rights." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture. See "Description of the Notes" for further information and for definitions of certain capitalized terms used below.

        In the Exchange Offer, the holders of Old Notes will receive Exchange Notes with the same interest rate. The Exchange Notes issued in exchange for Old Notes will accrue interest from October 31, 1996, the date of the issuance of the Old Notes (the "Issue Date") or from the last day interest was paid on the Notes. The holders of Old Notes whose Old Notes are accepted for exchange for Exchange Notes will be deemed to have waived the right to receive any interest accrued on the Old Notes.

Maturity Date                  November 1, 2003.

Interest Payment Dates         May 1 and November 1 of each year, commencing
                               May 1, 1997.

Redemption                     Prior to November 1, 1999, the Issuer may redeem
                               up to a maximum of 33% of the initially
                               outstanding aggregate principal amount of the Notes with some or all of the net proceeds of one or more Public Equity Offerings (as defined in "Description of the Notes--Certain
                               Definitions") at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the Notes remains outstanding. See "Description of the Notes-- Redemption."

Change of Control              Upon the occurrence of a Change of Control (as
                               defined in "Description of the Notes--Certain
                               Definitions"), each holder of Exchange Notes has the right to require that the Issuer purchase such holder's Exchange Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes--Certain Covenants--Purchase of Notes upon a Change of Control."

Asset Sale                     The Issuer may be required to use the net cash
                               proceeds of certain Asset Sales (as defined in "Description of the Notes--Certain Definitions") to make an offer to purchase all or a portion of the outstanding Exchange Notes at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes--Certain Covenants-- Limitation on Sale of
                               Assets."

Ranking The Exchange Notes rank senior in right of payment to all indebtedness of the Issuer subordinated to the Exchange Notes and pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Issuer including, without limitation, the Old Notes. The Issuer is a holding company with limited assets and no business operations of its own that conducts substantially all of its business through subsidiaries. The Issuer has pledged to the Trustee for the benefit of the holders of the Notes intercompany notes (the "Pledged Debt") issued by PCBV, of a minimum aggregate principal amount, together with cash and cash equivalents of the Issuer, equal to at least 110% of the outstanding principal amount of the Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the Notes. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Pledged Debt may not be amended or pledged to any person other than the Trustee for the benefit of the holders of the Notes. The Indenture, however, does not contain any specific covenant prohibiting the Issuer or PCBV from amending, waiving any rights under, pledging or terminating any intercompany notes other than the Pledged Debt. The Notes are effectively subordinated to all existing and future indebtedness for money borrowed of subsidiaries of the Issuer (other than the Pledged Debt). As of June 30, 1996, after giving pro forma effect to the offering of the Old Notes and the application of the proceeds therefrom and the Exchange Offer, the Issuer's subsidiaries would have had no indebtedness other than intercompany indebtedness and approximately $3.4 million of trade payables.

                               Subject to certain limitations, the Issuer and its subsidiaries may incur additional indebtedness in the future. See "Risk Factors-- Holding Company Structure," "--Substantial Leverage; Ability to Service Debt" and "Description of the Notes--Ranking" and "-- Certain Covenants--Limitation on Additional Indebtedness."

Certain Covenants              The Indenture contains certain covenants,
                               including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting subsidiaries; (x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) provision of financial statements and reports. See "Description of the Notes--Certain Covenants."



                                 RISK  FACTORS


        Prospective participants in the Exchange Offer should consider all the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


        The summary consolidated financial data set forth below as of and for the three years ended December 31, 1995 have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP, independent auditors. The summary consolidated financial data as of and for the six months ended June 30, 1995 and June 30, 1996, have been derived from unaudited financial statements of the Company. In the opinion of management of the Company, each of such unaudited financial statements contains all adjustments necessary for a fair presentation of the financial position of the Company as of such dates and the results of operations for such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the full year. Acquisitions of cable television systems during the periods for which summary consolidated financial data are presented below materially affect the comparability of such data from one period to another. The summary consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                           FOR THE SIX
                                                    FOR THE YEAR ENDED                       MONTHS
                                                       DECEMBER 31,                      ENDED JUNE 30,
                                                       ------------                      --------------
                                           1993            1994          1995          1995          1996
                                           ----            ----          ----          ----          ----
                                                                                           (UNAUDITED)

                                                 (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS)

STATEMENT OF OPERATIONS DATA:
  Cable television revenue                $ 6,562         $ 8,776      $18,557       $ 8,197      $12,025
  Depreciation and
    amortization                           (2,257)         (3,459)      (5,199)       (2,421)      (3,550)
  Operating income (loss)                  (1,205)            380        3,545         1,197        2,366
  Interest expense                            (51)         (2,249)      (4,199)       (1,846)      (1,662)
  Net loss                                 (2,383)         (1,289)        (853)         (789)      (2,342)
OTHER DATA:
  EBITDA(a)                               $ 1,052         $ 3,839      $ 8,744       $ 3,618      $ 5,916
  Expenditures for
    construction of cable
    television systems(b)                   5,490          11,695       16,014         6,291       13,347
RATIOS:
  EBITDA to interest expense                 N.M.            1.71x        2.08x         1.96x        3.56x
  Earnings to fixed charges(c)               N.M.            0.37x        0.86x         0.72x        1.31x
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Total assets                            $34,165         $47,376      $68,058       $57,640     $ 96,048
  Total debt                               20,073          35,988       59,405        45,106        9,636
  Total stockholders' equity                3,250           1,479          190           626       35,275
PRO FORMA DATA(d):
  Pro forma annualized
    EBITDA(e)                                  --              --           --            --     $ 14,748
  Pro forma interest
    expense(f)                                 --              --           --            --       12,838
  Pro forma annualized
    EBITDA to pro forma
    interest expense                           --              --           --            --         1.15x
  Pro forma total debt                         --              --           --            --     $130,000

-------------

(a) EBITDA consists of net loss as measured by U.S. GAAP adjusted for depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net (loss) income as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

(b) Expenditures for the construction of cable television systems represent payments made by the Company during the period for construction of its cable television systems within Poland, and excludes costs of acquiring cable systems.

(c) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of deferred financing costs and that portion of operating lease expense deemed to be interest expense. For the year ended December 31, 1993 earnings were insufficient to cover fixed charges by $1,140,000.

(d) Pro forma to reflect the offering of the Old Notes and the application of the proceeds therefrom and the Exchange Offer.

(e) Pro forma annualized EBITDA represents the sum of the following multiplied by two: (i) EBITDA for the Company for the six months ended June 30, 1996; (ii) cost savings of approximately $282,000 resulting from a work force rationalization plan implemented by the Company during the six months ended June 30, 1996; (iii) EBITDA of $203,000 for the six months ended June 30, 1996 relating to a cable system the Company acquired in 1996 which the Company has contracted to take control of by January, 1997 (the "Completed Acquisition"); and (iv) EBITDA after adjustment to reflect the Company's pro forma ownership percentage, of approximately $973,000 for the six months ended June 30, 1996 relating to three of the Pending Acquisitions. EBITDA for the Company's Pending Acquisitions excludes the EBITDA relating to two of the Pending Acquisitions aggregating 20,000 subscribers for which financial information is unavailable. EBITDA for the Completed Acquisition was compiled by Company management through the examination of the system's internal accounting records, testing subscriber data and significant expense items. EBITDA for the Pending Acquisitions included in the pro forma was compiled by management from Polish statutory statements filed with the Polish government, modified to conform to U.S. GAAP. Pro Forma annualized EBITDA has not been independently reviewed or audited by the Company or an independent accounting firm and does not necessarily represent what the Company's EBITDA would have been for the six months ended June 30, 1996 had the transactions described above actually been completed as of January 1, 1996. There can be no assurance as to the Company's operating results for any future periods.

(f) Pro forma interest expense excludes approximately $2.6 million of anticipated interest income associated with proceeds from the offering of the Old Notes held in cash and cash equivalents pending use. See "Capitalization".

                            SUMMARY OPERATING DATA
                                 (UNAUDITED)

                               AS OF DECEMBER 31,                        AS OF JUNE 30,
                               ------------------                        --------------
                                                                                                  PRO FORMA
                            1993         1994        1995          1995           1996(a)          1996(b)
                            ----         ----        ----          ----           -------          -------

Homes passed(c) . . . . .  177,875     298,316     711,545        618,609          900,435        1,173,935
Basic subscribers . . . .   74,194     112,534     262,077        218,916          353,600          492,100
Basic penetration(d)  . .    41.7%       37.7%       36.8%          35.4%            39.3%            41.9%
EBITDA margin(e)  . . . .    16.0%       43.7%       47.1%          44.1%          49.2%(f)         51.3%(g)
Annual churn rates  . . .     8.2%        9.1%        9.2%           9.2%           7.8%(h)


---------------

(a) Includes approximately 23,000 subscribers and approximately 52,000 homes passed attributable to cable systems recently acquired by the Company which the Company took control of after June 30, 1996 and prior to the date hereof and approximately 15,000 additional subscribers and approximately 27,000 homes passed attributable to cable systems recently acquired by the Company which the Company has contracted to take control of by January 31, 1997 (the "Completed Acquisition").

(b) Pro forma to reflect the offering of the Old Notes and the application of the proceeds therefrom and the Exchange Offer, including consummation of the Pending Acquisitions.

(c) The Company counts as homes passed only those homes for which it has an active signal and in the case of MDU homes, only those homes for which the Company has an agreement with the cooperative authority.

(d)     Basic subscribers as a percentage of homes passed.

(e)     Represents EBITDA as a percentage of revenues.

(f) Excludes EBITDA relating to acquisitions completed by the Company after June 30, 1996.

(g) Also includes EBITDA relating to the Completed Acquisition. Excludes EBITDA relating to two Pending Acquisitions for which financial information is unavailable.

(h)     Annualized based on actual results for the six month period.

                                  RISK FACTORS

         Holders of Old Notes should consider carefully all the information contained in this Prospectus (including the financial statements and notes
thereto), before tendering their Old Notes in the Exchange Offer.   Such
holders should consider the lack of a public market for the Exchange Notes and the high leverage of the Issuer. Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. The actual results that the Issuer achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those contained elsewhere in this Prospectus.


CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES


         The Exchange Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Issuer is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legends thereon as a consequence of the issuance of the Old Notes pursuant to exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable securities laws of states and other jurisdictions. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution," "Description of the Notes--Exchange Offer; Registration Rights," and "The Exchange Offer--Consequences of Failure to Exchange."


ABSENCE OF PUBLIC MARKET


         The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were resold to qualified institutional buyers as defined in Rule 144A of the Securities Act , to institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) of the Securities Act and to non-U.S. persons pusuant to Regulation S under the Securities Act, and are trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market for trading of securities eligible for resale under Rule 144A. The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchaser is making a market in the Old Notes and has advised the Issuer that it currently intends to make a market in the Exchange Notes, it is not obligated to do so and may discontinue such market making at any time without notice. The Issuer does not currently intend to list the Notes on a national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Notes or as to the liquidity of the trading market for any of the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling such Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a trading market develops for the Notes, future trading prices of such Notes will depend on many factors, including, among other things, prevailing interest rates, the Issuer's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Issuer, the Notes may trade at a discount from their principal amount.

HOLDING COMPANY STRUCTURE


         The Issuer is a holding company with limited assets of its own that conducts substantially all of its business through subsidiaries. The ability of the Issuer's creditors, including holders of the Notes, to participate in the assets of any of the Issuer's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including the holders of any indebtedness for money borrowed, trade creditors of such subsidiaries and other persons granted priority claim rights under the Polish Code of Civil Procedure. The Issuer will pledge to the Trustee for the benefit of the holders of the Notes, the Pledged Debt issued by PCBV of a minimum aggregate principal amount, together with cash and cash equivalents of the Issuer, equal to at least 110% of the outstanding principal amount of the Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the Notes. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Pledged Debt may not be amended or pledged to any person other than the Trustee for the benefit of holders of the Notes. The Indenture, however, does not contain any specific covenant prohibiting the Issuer or PCBV from amending, waiving any rights under, pledging, or terminating any intercompany notes other than the Pledged Debt. As of June 30, 1996, after giving pro forma effect to the offering of the Old Notes and the application of the proceeds therefrom and the Exchange Offer, the Issuer's subsidiaries would have had no outstanding indebtedness other than intercompany indebtedness and approximately $3.4 million of trade payables. In addition, the ability of the Issuer's creditors, including the holders of the Notes, to participate in distributions of assets of the Issuer's subsidiaries will be limited to the extent that the outstanding shares of any of its subsidiaries are either pledged to secure other creditors of the Issuer or are not owned by the Issuer. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Issuer's subsidiaries. The Company in the future may enter into an agreement with one or more banks to provide a liquidity facility. Such indebtedness may be secured by assets of the Issuer's subsidiaries.

         The Notes are obligations solely of the Issuer. The ability of the Issuer to pay interest (or premium, if any) on the Notes or to repay the Notes at maturity or otherwise will be dependent upon either the cash flows of its subsidiaries and the payment of funds by those subsidiaries to the Issuer in the form of repayment of loans, dividends or otherwise or the Issuer's ability to otherwise realize economic benefits from its equity interests in its subsidiaries. The Issuer's subsidiaries have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or, other than obligations under the Pledged Debt, to make funds available therefor, whether in the form of loans, dividends or otherwise. The ability of these subsidiaries to make payments to the Issuer will be subject to, among other things, the availability of funds and the terms of such subsidiaries' indebtedness, as well as various business considerations. Further, the Issuer currently does not own, directly or indirectly, a majority interest in certain subsidiaries, including Poltelkab, PTK-Ryntronik and PTK-Lublin, and may not have operating control of entities in which it may in the future acquire interests. In such cases, the Issuer may be unable, without the consent of the relevant partners, to cause such entities to pay dividends or implement business strategies that the Issuer may favor. In addition, provisions of applicable Polish law limit the amount of dividends which may be paid by the Issuer's subsidiaries to the extent they do not have profits available for distribution (of which the Issuer's subsidiaries had no material amounts as of June 30, 1996), and other statutory and general law obligations may affect the ability of the Issuer's subsidiaries to declare or pay dividends or the ability of the Issuer's subsidiaries to make payments to the Issuer on account of intercompany loans. Moreover, the transfer of equity interests of the Issuer in its subsidiaries may be limited, due in part to regulatory and contractual restrictions. There can thus be no assurance of the Issuer's ability to realize economic benefits through the sale of these equity interests. Accordingly, there can be no assurances that the Issuer will receive timely payments from its subsidiaries, if at all, or other economic benefits from its equity interests in its subsidiaries, in order to make payments on its indebtedness, including the Notes, or to otherwise satisfy its cash flow needs.


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT


         The Company is highly leveraged. As of June 30, 1996, on a pro forma basis after giving effect to the issuance of the Old Notes and the application of the proceeds therefrom and the Exchange Offer, the Company would have had, on a consolidated basis, approximately $130 million in principal amount of indebtedness outstanding. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company, and the Company in the future may enter into an agreement with one or more banks to provide a liquidity facility. The Company anticipates that, in light of the amount of its existing indebtedness and the possible incurrence of additional indebtedness to finance acquisitions and expand its operations, it will continue to have substantial leverage for the foreseeable future. Such leverage poses the risks that (i) a significant portion of the Company's cash flow from operations must be dedicated to servicing the Company's indebtedness,
(ii) the Company may not be able to generate sufficient cash flow or access sufficient additional financing to service the Notes and its other outstanding indebtedness and to adequately fund its planned capital expenditures and operations, (iii) the Company could be more vulnerable to changes in general economic conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (v) the Company's operating and financial ability may be impaired by restrictions imposed by various debt instruments on the payment of dividends and on operations and (vi) because all or part of certain of the Company's future borrowings (if any) may be at variable rates of interest, higher interest expenses could result in the event of increases in interest rates.

         The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company or its ability to obtain additional financing, or both, either of which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions and financial, business and other factors.
There can be no assurance, however, that the Company's business will generate cash flow at the necessary levels that, together with available additional financing, will allow the Company to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. If the Company is unable to generate sufficient cash flow from operations in the future it may be required to reduce the scope of its presently anticipated expansion of its operations, reduce capital expenditures (including expenditures related to acquisitions), refinance all or a portion of its existing indebtedness (including the Notes), or obtain additional financing. The Company expects that it may require additional financing to consummate future acquisitions and expects that it will be necessary to refinance all or a portion of the Notes at maturity. The Company also may undertake a refinancing of some or all of its other indebtedness sometime prior to its maturity. While it is the Company's intention to enter only into refinancings that it considers advantageous, there can be no assurances that the Company will be able to refinance its indebtedness on satisfactory terms, if at all. In the event the Company obtains any future refinancing on less than favorable terms, the Company might be forced to operate under terms that would restrict its operations and reduce its cash flow. In such event, the holders of the Notes could experience increased credit risk and could experience a decrease in the market value of their investment because the Company might be forced to operate under terms that would restrict its operations and might find its cash flow reduced. Furthermore, if the Company is not able to refinance its indebtedness, including the Notes, the Company may not be able to service its indebtedness and could fail to meet its obligations under the Notes. There can be no assurance that any such refinancing would be possible. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         A failure by the Company to comply with the covenants and other provisions of financing documents to which the Company is a party, or other debt instruments to which the Company may become party in the future, could permit acceleration of the debt under such instruments and, in some cases, acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. The Indenture contains certain restrictive covenants. Such restrictions will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with shareholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets and engage in mergers and consolidations.


DEPENDENCE ON KEY PERSONNEL


         The Company's future success depends in large part on the continued service of its key management personnel. The Company is particularly dependent upon the skills and contributions of several key individuals, including Robert
E. Fowler, III, Chief Executive Officer of PCI, John S. Frelas, Chief Financial Officer of PCI, George Makowski, Chief Operating Officer of PCI, Andrzej Muras, Executive Vice President of PTK-Warsaw, Gilbert Tash, Vice President of PCI, and Michael Houlehan, Chief Executive Officer of PCI Programming. The departure of any of these persons could have a material adverse effect on the Company's business. In addition, given the Company's early stage of development, the Company's success will depend in part on its ability to hire, train, and retain high-quality personnel. The Company has entered into employment agreements with Messrs. Muras, Tash, Frelas, Makowski and Houleham. Mr. Muras's employment agreement with PTK-Warsaw expires on January 1, 1998, and is terminable without cause upon six months written notice by PTK-Warsaw. Mr. Tash's employment agreement is for an indeterminate period of time and may be terminated without cause by PCI upon three months written notice. Mr. Frelas' employment agreement with PCI expires on September 1, 2001, and is terminable by PCI without cause upon six months written notice. Mr. Makowski's employment agreement with PCI expires January 21, 2002, and is terminable by PCI without cause upon six months written notice. Mr. Houlehan's employment agreement with PCBV was assigned to PCI in 1996 and may be terminated by either party at any time with or without cause. The Company is negotiating an employment agreement with Mr. Fowler. See "Management."


REGULATION OF THE POLISH CABLE TELEVISION INDUSTRY


         The operation of a cable television system in Poland is regulated by various governmental bodies, including the Minister of Communications (the "MOC") and the State Agency of Radiocommunications ("PAR") under the Communications Act of 1990, as amended (the "Communications Act"), and the National Radio and Television Council (the "Council") under the Radio and Television Act of 1992, as amended (the "Television Act"). Cable television operators in Poland also are subject to the intellectual property rights protections contained in the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act"). Cable television services in Poland may be offered only by cable television operators that have received permits ("Permits") from PAR to operate and construct cable television networks in specified areas in Poland. The Communications Act and the Permits set forth the terms and conditions for providing cable television services, including the term of the Permits, the area covered by the Permits, technological requirements for the network of the cable television operator and the restrictions on foreign ownership of cable television operators. See "--Limitations on Foreign Ownership of Cable Television Operators and Broadcasters" and "Regulation--The Communications Act--Foreign Ownership Restrictions." If a cable television operator breaches the terms of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where such breach occurred or the forfeiture of the operator's cable networks.

         Although the Company has received approximately 20 permits from PAR, the Company does not have valid Permits covering certain of the areas in which it operates cable networks. Of the approximately 144,000 basic subscribers as of September 15, 1996 located in the areas for which the Company does not currently have valid Permits, approximately 74% are located in areas serviced by recently acquired cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including the obtaining of agreements with the co-op authorities, the upgrade of the acquired networks to meet technical standards where necessary and the satisfaction of foreign ownership limitations) and approximately 26% are located in areas serviced by networks for which the Company has Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits to the Company or that PAR will not take action against the Company for operating cable television networks in areas not covered by valid Permits, including assessing fines, revoking Permits held by the Company and seizing the Company's cable networks. Furthermore, there can be no assurance that the Company will be able to receive Permits in the future permitting it to operate any other networks that it may acquire. Any action by PAR to restrict or revoke the Company's Permits, or similar action by PAR, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation--The Communications Act."

         Under the Television Act, cable television operators must register each channel and the programs to be transmitted thereon ("programming") with the Chairman of the Council prior to transmitting it over their cable networks. The Chairman of the Council has the authority to reject applications to register programming if the programming violates any provision of the Television Act. See "Regulation--Television Act." The Company has registered most of the programming that it transmits on its cable networks, except programming transmitted on networks for which it does not have Permits. There can be no assurance that the Council will not revoke the registration of any of the Company's programming, or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks, or that the Council will not take action regarding unregistered programming the Company transmits over its cable networks which do not have Permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming as well as criminal sanctions against Company management. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

         Cable television operators in Poland are also subject to the provisions of the Copyright Act, which governs enforcement of intellectual property rights of Polish authors and producers of programming and requires that the Company reach agreements with, and make payments to, such authors and producers of programming that is transmitted over the Company's networks. The Communications Act requires that operators of cable television systems comply with copyright laws. The rights of copyright holders are generally enforced by rights organizations for collective copyright administration and protection. The Company currently is negotiating an extension for its expired contract with one of these rights organizations. In addition, Poland has adopted the Agreement on Trade Related Aspects of Intellectual Property Rights ("TRIPS"), which provides some copyright protection to foreign producers of programming, and Poland may adopt the Rome Convention, which would result in the intellectual property rights of non-Polish programming producers being protected in Poland to the same extent that such rights of Polish producers are protected. See "Regulation--Copyright Protection." The Company is not able to predict the effect of TRIPS or of the adoption of the Rome Convention on the Polish cable television industry, and there can be no assurance that either will not result in the Company paying additional fees to broadcasters for programming or being unable to obtain certain commercially desirable programming. See "Regulation--Copyright Act."

         In addition, the Communications Act, the Television Act and the Copyright Act are relatively new statutes, and thus have not been fully interpreted by applicable regulatory authorities. There can be no assurance that changes in laws or regulations, in the interpretation of existing laws or regulations or in the enforcement activities of the applicable regulating authorities affecting the Company, its competitors or the cable television industry in Poland generally will not occur that could have a material adverse effect on the Company's business, financial condition or results of operations. See "Regulation."

         Competition in Poland is governed by the Anti-Monopoly Act of 1990, as amended (the "Anti-Monopoly Act"), which established the Office for Protection of Competition and Consumers ("the Anti-Monopoly Office") to regulate monopolistic and other anti-competitive practices. The current Polish anti-monopoly body of law with respect to the cable television industry is not well-established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in the cable television industry. However, as a general rule, companies that obtain control of 40% or more of their market face greater scrutiny from the Anti-Monopoly Office. The relevant markets for cable television services have not been defined by the Anti-Monopoly Office. Furthermore, the Company believes that it is required to obtain, and it intends to apply for, the Anti-Monopoly Office's approval of certain of the Pending Acquisitions, and it may be required to obtain the Anti-Monopoly Office's approval for certain future acquisitions as well. In addition, the Anti-Monopoly Office can review a company's past and present activities for potential anti-competitive behavior. There can be no assurance that the Anti-Monopoly Office will approve the Pending Acquisitions or the Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations, if undertaken by the Anti-Monopoly Office, will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations. See "Regulation--Anti-Monopoly Act."

LIMITATIONS ON FOREIGN OWNERSHIP OF CABLE TELEVISION OPERATORS AND BROADCASTERS


         Under the Communications Act and applicable Polish regulatory restrictions, Permits may only be issued to and held by Polish individuals or companies in which foreign persons hold no more than 49% of the share capital. These restrictions do not apply to any Permits issued prior to July 7, 1995, to Permits issued at any time pursuant to certain licenses obtained under prior regulations or to renewals of any such Permits ("Grandfathered Permits"). See "Regulation--The Communications Act". As of September 15, 1996, over 54% of the Company's subscribers were covered by Permits that are not subject to foreign ownership restrictions. To comply with foreign ownership requirements for areas not covered by Grandfathered Permits, the Company has entered into contractual arrangements with the Polish entity Poltelkab. The Company owns 49% of Poltelkab and five Polish executives of the Company or Poltelkab own the remaining 51%. In the case of the acquisition or construction of cable networks not covered by Grandfathered Permits, either the Company will own all of the cable network assets and will lease the assets to Poltelkab, or Poltelkab will own and operate the networks. In the Company's current leasing arrangements with Poltelkab, Poltelkab holds the Permits to operate the cable networks, receives all of the revenues from subscribers, pays all operating expenses relating to the operation of the networks, and through the lease arrangements pays the Company rent equal to substantially all of the cash flow generated by the networks. The Company believes that this ownership and operating structure are not in contradiction with the technical requirements of Polish law. PAR has recently granted Poltelkab two Permits for networks using the ownership and operating structure described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the Company's ability to acquire Permits to operate cable television systems and could result in the loss of Permits held by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Regulation--The Communications Act--Foreign Ownership Restrictions".

         The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital. The Company owns a 33% interest in a programming company, ProCable, which was formed to develop Polish-language programming for the Company. ProCable currently holds broadcast licenses to distribute PTK1 and PTK2 over all of the Company's networks that carry these channels, except for one network for which ProCable has an application pending with the Council and one network for which the Company is currently awaiting the grant of a Permit from PAR before ProCable can file with the Council for a license. The Company believes that the ownership structure of ProCable satisfies Poland's regulatory restrictions on foreign ownership of broadcasters. However, there can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership structure violates Polish regulatory restrictions on foreign ownership of broadcasters. If the ownership structure of ProCable is found not to be in compliance with Poland's regulatory restrictions on foreign ownership of broadcasters, the Company could be forced to incur significant costs to bring its ownership structure into compliance with the regulations, it might be forced to dispose of its ownership interests in ProCable or ProCable could lose its broadcasting licenses. These regulatory restrictions may materially adversely affect the Company's ability to enter into relationships with ProCable, as well as any other company that produces, broadcasts and distributes programming in Poland, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Regulation--Television Act".


RISKS ASSOCIATED WITH CABLE NETWORKS; AGREEMENTS WITH TPSA


         The Company's ability to build-out its existing networks and to integrate acquired systems into its cable networks will depend on, among other things, the Company's continued ability to design and obtain access to network routes, and secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, as of June 30, 1996, approximately 70% of the Company's plant had been constructed utilizing pre-existing conduits of the Polish national telephone company ("TPSA"). A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such contracts. Any such terminations by TPSA would have a material adverse effect on the Company unless the Company could on commercially reasonable terms find an alternative to the TPSA conduits or build its own conduits. In addition, the Company would be forced to incur significant costs if it were forced to build its own conduits. There can be no assurance that the Company would be able to replace, or locate a substitute for, such conduits.

RISKS RELATING TO ACQUISITION STRATEGY


         A significant element of the Company's growth strategy is expansion by acquisition of cable television systems that are either located in reasonable proximity to the Company's existing systems or are large enough to serve as the basis for new regional clusters. There can be no assurance that the Company will be able to identify and acquire such systems on satisfactory terms, if at all, or that it will be able to finance significant acquisitions in the future. The Company encounters competition for the acquisition of cable systems from existing cable television operators and also from financial investors. See "Business--Business Strategy" and "Business--Competition."

         The Company searches for appropriate candidates for acquisition on an ongoing basis. The Company has entered into negotiations or agreements, as the case may be, to consummate the Pending Acquisitions. The systems to be acquired in the Pending Acquisitions serve approximately 138,500 total subscribers and pass approximately 273,500 homes. There can be no assurance as to the timing of closing of any of the Pending Acquisitions or as to whether or on what terms any of such Pending Acquisitions will actually be consummated. See "Business--Pending Acquisitions".


MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES


         The Company has experienced rapid growth and development in a relatively short period of time and intends to continue to do so to meet its strategic objectives. The management of such growth will require, among other things, continued development of the Company's financial and management controls, stringent control of construction and other costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. The Company intends to hire additional personnel in order to manage its growth and meet its strategic objectives. Failure to manage its rapid growth and development successfully could have a material adverse effect on the Company's business, results of operations and financial condition.

         Since its inception, the Company has acquired numerous cable television networks. The Company's recent acquisitions have involved, and the Pending Acquisitions, if consummated, and other possible future acquisitions by the Company will involve, risks, including successful integration with the Company's existing systems and operations and, possibly, lower relative operating margins associated with such acquisitions (before the economic benefits of integration, if successful, are fully realized). Furthermore, the Company may experience increased capital expenditure costs as the acquired systems are rebuilt if necessary to upgrade the networks to the Company's standards. In the event that the Company underestimates the costs of integrating and upgrading acquired networks, such activities could have a material adverse effect on the Company's financial condition and operating results. The integration of acquired systems may also lead to diversion of management attention from other ongoing business concerns. The costs of integration for certain acquisitions have had an adverse impact on the Company's short-term operating results. Any or all of these risks related to integration may have a material adverse effect on the Company's operations in the future.

         In addition, the Company is evaluating the viability and financial returns associated with entering into certain businesses, some of which may be capital intensive and in which it has limited experience, such as telephony. There can be no assurance that the Company can profitably exploit these new areas of endeavor.


RISKS ASSOCIATED WITH INVESTMENTS IN POLAND AND EMERGING MARKETS


         Poland has undergone significant political and economic change since 1989. Changes in political, economic, social and other developments in Poland may in the future have material adverse effect on the Company's business. In particular, changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by change in the government of Poland or otherwise, could materially adversely affect the Company's operations and business. Currently there are no limitations on the repatriation of profits from Poland, but there can be no assurance that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland. If such exchange control restrictions, taxes or limitations are imposed, the ability of the Issuer to receive dividends or other payments from its subsidiaries could be reduced, which may have a material adverse effect on the Company.

         Due to the many formalities required for compliance with the laws in Poland's regulated economy, the rapid changes that Polish laws have undergone in the 1990s or otherwise, the Company may from time to time have violated, may be violating and may in the future violate, the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax and corporate laws. The Company does not believe that any such violations will have a material adverse effect upon the Company's business, results of operation or financial condition, but there can be no assurance that such will be the case.

         Poland is generally considered by international investors to be an emerging market. There can be no assurance that political, economic, social and other developments in other emerging markets will not have an adverse effect on the market value and liquidity of the Notes. In general, investing in the securities of issuers with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States and other similar jurisdictions.


ASSET ENCUMBRANCES


         The Company has entered into agreements with the American Bank in Poland, S.A. ("AmerBank") which, in the aggregate, provide for credit facilities of approximately $9 million. As of the date hereof, there are no amounts outstanding under these facilities. The Company will be able to utilize these facilities for future borrowings. In addition, the Company in the future may enter into an agreement with one or more banks to provide a liquidity facility. The Company's existing facilities are secured, and certain of the Company's future indebtedness, including the possible liquidity facility described above, may be secured, which could have material consequences to holders of the Notes. Such security includes, and is expected in the future to include, the fixed assets of PCI's subsidiaries as well as the capital stock and intercompany indebtedness of PCI's subsidiaries (other than the Pledged
Debt). The principal fixed assets of PCI's subsidiaries consist of cable television headends, cable television plant and subscriber equipment. The value of a substantial portion of the Company's fixed assets is derived from the employment of such assets in a cable television business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization by the Company's secured creditors on the collateral securing the Company's secured debt, creditors would likely seek to sell the business as a going concern through a sale of pledged capital stock of subsidiaries, either in its entirety, or by regional cluster or other business unit, in order to maximize the proceeds realized. The price obtained upon any such sale could be adversely affected by the need to comply with applicable governmental regulations and laws, including foreign ownership limitations and foreign exchange controls. The amounts (and the timing of the receipt of any amounts) available to satisfy PCI's obligations on the Notes after any such sale may be adversely affected by procedural and substantive provisions of U.S. and Polish insolvency, bankruptcy and administrative laws favoring secured creditors and limiting the rights of unsecured creditors.


INFLATION; CURRENCY RISK


         Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuation in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 22% in 1995. In addition, the exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has decreased since 1991. However, inflation and currency exchange fluctuations have had, and may continue to have, an effect on the financial condition and results of operations of the Company.

         Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenues are denominated in zloty. Any devaluation of the zloty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenues to service its U.S. Dollar-denomination obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar-denomination obligations and, thus, on the Company's financial condition and results of operations.


COMPETITION IN THE CABLE TELEVISION INDUSTRY


         The multi-channel television industry in Poland has been, and is expected to remain, competitive. The Company competes with other cable television operators as well as with companies employing numerous other methods of delivering television signals to the home. The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service and quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While such operators often do not attempt to meet the technical standards for cable systems under Polish law, enforcement of regulations governing such technical standards has historically been poor. Although Polish regulatory authorities have recently attempted to improve the enforcement of such laws and regulations, there can be no assurance that they will be enforced. If such laws and regulations are not enforced, these SMATV operators will be able to continue operating with a lower cost structure than that of the Company and thus charge lower fees to subscribers, which may have an adverse effect on the Company's business, results of operations and financial condition. Certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have greater resources (including financial resources and access to international programming sources) than the Company.

         The Company's cable television systems also compete with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and DTH satellite-delivered television services, and may in the future compete with MMDS systems. The extent to which the Company's cable television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of programming at a reasonable price than the programming and prices available through alternative delivery systems. In addition, advances in communications technology as well as changes in the marketplace and the regulatory environment are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the cable television industry in Poland. See "The Industry--The Polish Multi-Channel Television Industry" and "Regulation".


AVAILABILITY OF PROGRAMMING OFFERINGS


         The success of the Company's business is and will continue to be, to a large degree, dependent on its ability to obtain at commercially reasonably costs programming that is appealing to subscribers. In addition, there is a strong demand for Polish-language television programming in Poland. A majority of the Company's current programming is offered in English or German. To the extent that the Company's competitors are able to produce or obtain Polish-language programming at commercially reasonable costs and the Company is not able to do so, the viability or competitiveness of the Company's networks or services could be adversely effected.


INFLUENCE OF PRINCIPAL SHAREHOLDERS


         PCI and each of its existing shareholders (except for one shareholder that owns approximately 3% of the outstanding common stock on a fully diluted basis) have entered into a Shareholders' Agreement pursuant to which the parties thereto have agreed to the composition of the Board of Directors, certain transfer restrictions (including rights of first refusal, tag-along rights and a buy-sell provision) and the manner by which such shareholders may realize their investments in the capital stock of PCI. See "Certain Relationships and Related Transactions--Shareholders' Agreement." There may be conflicts of interest between the shareholders of PCI or their representatives on the one hand, and the holders of the Notes, on the other hand, and there can be no assurance that any such conflict, should it occur, will be resolved in a manner favorable to the holders of the Notes. No procedures are being adopted to resolve any conflicts of interest that may arise between the shareholders or their representatives on the Board of Directors and the holders of the Notes.


LIMITED INSURANCE COVERAGE


         While PCI carries general liability insurance on its properties and that of its subsidiaries, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks could result in substantial uninsured losses and could have a material adverse effect on the Company.


PERSONAL HOLDING COMPANY TAX MATTER


         If PCI were determined to be a "personal holding company" ("PHC") for U.S. federal income tax purposes, PCI would be subject to a U.S. excise tax equal to 39.6% of its undistributed personal holding company net income. Based on the current ownership of the outstanding shares of PCI, however, PCI does not expect to satisfy the shareholder ownership test for PHC status and therefore does not believe that it is a PHC. Nevertheless, because there will be restrictions on PCI's ability to distribute earnings while the Notes are outstanding, if PCI is deemed to be a PHC, it would become subject to the 39.6% excise tax.

                               THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER


         The Old Notes were sold by the Issuer on October 31, 1996 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently placed the Old Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act, institutional accredited investors (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities
Act) and non-U.S. persons pursuant to Regulation S under the Securities Act.
As a condition to the sale of the Old Notes, the Issuer and the Initial Purchaser entered into the Registration Rights Agreement as of October 31, 1996. Pursuant to the Registration Rights Agreement, the Issuer agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) use its best efforts to file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes by January 29, 1997; (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act by May 29, 1997; and
(iii) upon effectiveness of the Registration Statement, use its best efforts to commence the Exchange Offer and maintain the effectiveness of the Registration Statement and keep the Exchange Offer open for at least 30 business days. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement of which this Prospectus is a part is intended to satisfy certain of the Issuer's obligations under the Registration Rights Agreement and the Purchase Agreement.


RESALE OF THE EXCHANGE NOTES


         Based upon no-action letters issued by the staff of the Commission to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intent to participate, and has no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuer will accept for exchange any and all Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The Issuer will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will be registered under the Securities Act and hence the Exchange Notes will not bear legends restricting their transfer and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which rights with respect to Old Notes will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

         As of the date of this Prospectus, an aggregate of $130.0 million in principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about [___________], 1997, to all holders of Old Notes known to the Issuer. The Issuer's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

         Holders of the Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. See "Description of the Notes--Exchange Offer; Registration Rights."

         The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

         The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Issuer will give written notice of any extension, amendment, nonacceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


PROCEDURES FOR TENDERING OLD NOTES


         The tender to the Issuer of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

         THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trustee or other nominee and who wishes to tender should contact such registered holder of Old Notes promptly and instruct such registered holder of Old Notes to tender on behalf of the beneficial owner. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed power of attorney from the registered holder of Old Notes. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trustee having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes whose acceptance might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

         If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

         By tendering, each holder will represent to the Issuer that, among other things, (i) the Exchange Notes to be acquired by the holder of the Old Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the Issuer should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuer. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES


         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

         The Exchange Notes will bear interest at a rate equal to 9 7/8% per annum. Interest on the Exchange Notes is payable semiannually on each May 1 and November 1, commencing on May 1, 1997. Holders of Exchange Notes will receive interest on May 1, 1997 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from October 31, 1996, to the date of exchange thereof for Exchange Notes. Holders of Old Notes that are accepted for exchange for Exchange Notes will be deemed to have waived the right to receive any interest accrued on the Old Notes.

         In all cases, the issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry procedures described below, such non exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER


         The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.


GUARANTEED DELIVERY PROCEDURES


         If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Notes and the amount of Old Notes, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL RIGHTS


         Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.


CERTAIN CONDITIONS TO THE EXCHANGE OFFER


         Notwithstanding any other provision of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Notes, any of the following events shall occur:

                 (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or
         (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Old Notes tendered pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any other transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuer might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Issuer, might result in the holders of Exchange Notes having obligations with respect to resales and transfers to Exchange Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

                 (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Issuer to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or
         (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

                 (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuer and its subsidiaries taken as a whole that, in the sole judgment of the Issuer, is or may be adverse to the Issuer, or the Issuer shall have become aware of facts that, in the sole judgment of the Issuer have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes; which, in the sole judgment of the Issuer in any case, and regardless of the circumstances (including any action by the Issuer) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

         To the Issuer's knowledge, as of the date of this Prospectus, none of the foregoing events has occurred.

         In addition, the Issuer will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part.

         The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


EXCHANGE AGENT


         [_______________]  has been appointed as the Exchange Agent for the
Exchange Offer.   All executed Letters of Transmittal should be directed to the
Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


                 Delivery To: [_______________] Exchange Agent

                 By Mail or By Hand: [_______________________]

                             [____________________]
                             [____________________]
                        [______________________________]
                             [____________________]

                         Attention: [________________]
                         Telephone: [________________]

                                 By Facsimile:
                            [_____________________]


         DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.


FEES AND EXPENSES


         The Issuer will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

         The estimated cash expenses to be incurred in connection with the Exchange Offer of approximately $[__________] will be paid by the Issuer.


ACCOUNTING TREATMENT


         For accounting purposes, the Issuer will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.


TRANSFER TAXES


         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.


REGULATORY MATTERS


         The Issuer is not aware of any governmental or regulatory approvals that are required in order to consummate the Exchange Offer.


CONSEQUENCE OF FAILURE TO EXCHANGE


         Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "Income Tax Considerations."

         The Old Notes which are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities
Act) in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act,
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act or (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Issuer so requests), (v) to the Issuer or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. Under certain circumstances, the Issuer is required to file a Shelf Registration Statement. See "Description of Notes--Exchange Offer; Registration Rights."

PAYMENT OF ADDITIONAL INTEREST UPON REGISTRATION DEFAULT

         In the event of a Registration Default (as hereinafter defined), the interest rate borne by the Notes shall be increased by an amount equal to one-half of one percent (0.5%) per annum, with respect to the first 90-day period following such Registration Default. The amount of such additional interest will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until such Registration Default has been cured, up to a maximum of one and one-half percent (1.5%) per annum. Upon the cure of all applicable Registration Defaults, such additional interest will cease to accrue. See "The Exchange Offer--Exchange Offer; Registration Rights."


                               EXCHANGE RATE DATA


         The following table sets forth, for the periods indicated, the noon exchange rate quoted by the NBP. Such rates are set forth as zloty per U.S. Dollar. On June 30, 1996, such rate was PLN 2.72 = $1.00, and on October 22, 1996, such rate was PLN 2.83 = $1.00. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zloty.

                                                                                           AS OF AND
                                                                                            FOR THE
                                                                                           SIX MONTHS
                                                      AS OF AND FOR THE YEAR                 ENDED
                                                        ENDED DECEMBER 31,                  JUNE 30,
                                                 1993          1994          1995             1996
                                                 ----          ----          ----             ----

Exchange rate at end of period                    2.13          2.44          2.47            2.72
Average exchange rate
  during period(a)                                1.81          2.27          2.43            2.61
Highest exchange rate
  during period                                   2.13          2.45          2.54            2.74
Lowest exchange rate during
  period                                          2.13          2.32          2.47            1.57

------------

(a) The average of the exchange rates on the last day of each month during the applicable period.



                                USE OF PROCEEDS


         The Issuer will not receive any proceeds from the issuance of the Exchange Notes or the consummation of the Exchange Offer or any sale of Exchange Notes to any broker-dealer.

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of the Company as of June 30, 1996 and the capitalization of the Company as adjusted to give effect to the offering of the Old Notes and the application of the net proceeds therefrom and the Exchange Offer, including the consummation of the Pending Acquisitions.

                                                                                   JUNE 30, 1996
                                                                                   -------------
                                                                             ACTUAL          AS ADJUSTED
                                                                             ------          -----------
                                                                                      (UNAUDITED)
                                                                                (IN THOUSANDS OF DOLLARS)

Cash and cash equivalents                                                    $  6,353            $ 69,362(a)
                                                                             ========            ========

Current portion long-term debt                                               $  1,379            $     --
Long-term debt:
  Notes payable                                                                 8,257                  --
  Notes offered hereby                                                             --             130,000
                                                                             --------            --------
         Total long-term debt:                                                  8,257             130,000
Minority interest                                                               3,123                  --
Redeemable preferred stock                                                     36,265              36,265
Stockholders' equity:
  Common stock                                                                      1                   1
  Paid-in capital                                                              52,721              52,721
  Cumulative translation component                                                539                 539
  Accumulated deficit                                                         (17,986)            (20,286)(b)
                                                                             --------            --------
    Total stockholders' equity                                                 35,275              32,975
         Total capitalization                                                $ 79,797            $199,240
                                                                             ========            ========

------------

(a) A portion of the net proceeds from the offering of the Old Notes was invested in cash and cash equivalents pending use.

(b) Includes the write-off of deferred financing costs associated with the retirement of debt in connection with the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data set forth below as of and for the three years ended December 31, 1995 have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data as of and for the two years ended December 31, 1992 and as of and for the six months ended June 30, 1995 and June 30, 1996, have been derived from unaudited financial statements of the Company. In the opinion of management of the Company, each of such unaudited financial statements contains all adjustments necessary for a fair presentation of the financial position of the Company as of such dates and the results of operations for such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the full year. Acquisitions of cable television systems during the periods for which selected consolidated financial data are presented below materially affect the comparability of such data from one period to another. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                                AS OF AND
                                                              AS OF AND FOR THE YEAR ENDED                  FOR THE SIX MONTHS
                                                                    DECEMBER 31,                               ENDED JUNE 30,
                                                 1991       1992        1993       1994         1995         1995      1996
                                                 ----       ----        ----       ----         ----         ----      ----
                                                   (UNAUDITED)                                            (UNAUDITED)
                                                                          (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS)

STATEMENT OF OPERATIONS DATA:
Cable television revenue                       $ 1,191    $ 4,490     $ 6,562    $ 8,776      $18,557      $ 8,197   $ 12,025
Operating expenses:
  Direct operating expenses                     (3,050)    (1,099)     (1,481)    (2,119)      (5,129)      (2,369)    (3,244)
  Selling, general and administrative           (3,368)    (6,418)     (4,029)    (2,818)      (4,684)      (2,210)    (2,865)
  Depreciation and amortization                   (840)    (1,618)     (2,257)    (3,459)      (5,199)      (2,421)    (3,550)
                                               -------    -------     -------    -------      -------      -------   --------
    Operating income (loss)                     (6,067)    (4,645)     (1,205)       380        3,545        1,197      2,366
  Interest expense                                 367          7         (51)    (2,249)      (4,199)      (1,846)    (1,662)
  Foreign currency translation (loss) gain         301        406        (315)       (27)         (17)          13        (60)
                                               -------    -------     -------    -------      -------      -------   --------
  Income (loss) before income taxes
    and minority interest                       (5,399)    (4,232)     (1,571)    (1,896)        (671)        (636)       644
  Income tax expense                              (914)      (920)       (976)      (803)        (600)        (300)    (1,453)
  Minority interest in subsidiary
    (income) loss                                  822        650         205        316          (18)          83         20
                                               -------    -------     -------    -------      -------      -------   --------
    Net income (loss)                          $(5,491)   $(4,502)    $(2,342)   $(2,383)     $(1,289)     $  (853)  $   (789)
                                               =======    =======     =======    =======      =======      =======   ========

OTHER DATA:
  EBITDA(a)                                    $(5,227)   $(3,027)    $ 1,052    $ 3,839      $ 8,744      $ 3,618   $  5,916
  Expenditures for construction of cable
    television systems(b)                       17,652      3,476      5,490      11,695       16,014        6,291     13,347

RATIOS:
  EBITDA to interest expense                        NM         NM          NM       1.71x        2.08x        1.96x      3.56x
  Earnings to cover fixed charges(c)                NM         NM          NM       0.37x        0.86x        0.72x      1.31x

BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets                                 $25,231    $28,857     $34,165    $47,376      $68,058      $57,640   $ 96,048
  Total debt                                     3,598     13,832      20,073     35,988       59,405       45,106      9,636
  Total stockholders' equity                    10,094      5,592       3,250      1,479          190          626     35,275

PRO FORMA DATA (d):
  Pro forma annualized EBITDA(e)                    --         --          --         --           --           --   $ 14,748
  Pro forma interest expense(f)                     --         --          --         --           --           --     12,838
  Pro forma annualized EBITDA to Pro
    forma interest expense                          --         --          --         --           --           --       1.15x
  Pro forma total debt                              --         --          --         --           --           --   $130,000

Footnotes appear on following page

(a) EBITDA consists of net income (loss) as measured by U.S. GAAP adjusted for depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net (loss) income as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

(b) Expenditures for the construction of cable television systems represent payments made by the Company during the period for construction of its cable television systems within Poland, and excludes costs of acquiring cable systems.

(c) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of deferred financing costs and that portion of operating lease expense deemed to be interest expense. During the year ended December 31, 1991, the Company did not incur fixed charges. For the years ended December 31, 1992 and 1993, earnings were insufficient to cover fixed charges by $3,602,000 and $1,140,000, respectively.

(d) Pro forma to reflect the offering of the Old Notes and the application of the proceeds therefrom and the Exchange Offer.

(e) PRO FORMA annualized EBITDA represents the sum of the following multiplied by two: (i) EBITDA for the Company for the six months ended June 30, 1996; (ii) cost savings of approximately $282,000 resulting from a work force rationalization plan implemented by the Company during the six months ended June 30, 1996; (iii) EBITDA of $203,000 for the six months ended June 30, 1996 relating to a cable system the Company acquired in 1996 which the Company has contracted to take control of by January, 1997 (the "Completed Acquisition"); and (iv) EBITDA after adjustment to reflect the Company's pro forma ownership percentage, of approximately $973,000 for the six months ended June 30, 1996 relating to three of the Pending Acquisitions. EBITDA for the Pending Acquisitions excludes the EBITDA related to two of the Pending Acquisitions aggregating 20,000 subscribers for which financial information is unavailable. EBITDA for the Completed Acquisition was compiled by Company management through the examination of the system's internal accounting records, testing subscriber data and significant expense items. EBITDA for the Pending Acquisitions included in the PRO FORMA was compiled by Company management from Polish statutory statements filed with the Polish government, modified to conform to U.S. GAAP. Pro forma annualized EBITDA has not been independently reviewed or audited by the Company or an independent accounting firm and does not necessarily represent what the Company's EBITDA would have been for the six months ended June 30, 1996 had the transactions described above actually been completed as of January 1, 1996. There can be no assurance as to the Company's operating results for any future periods.

(f) PRO FORMA interest expense excludes $2.6 million of anticipated interest income associated with proceeds from the offering of the Old Notes held in cash and cash equivalents pending use.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "The Industry" and "Business."


OVERVIEW


         The Company is the largest provider of multi-channel cable television services in Poland. Following the commencement of its operations in 1990, the Company focused initially upon the build-out of its Gdansk network in order to demonstrate the feasibility of constructing and operating Western-style cable television networks in Poland, and shortly thereafter began construction of its cable television networks in Warsaw, Krakow and Katowice. Since that time, the Company has continued the build-out of its original networks, commenced construction of cable television networks in several new cities and completed more than 24 acquisitions. The Company currently owns and operates fiber-optic cable television networks in six regional clusters encompassing six of the ten largest cities in Poland and had a subscriber base as of June 30, 1996 of approximately 398,000 total subscribers. Approximately 60% of the Company's increase in subscribers since December 31, 1992 has been achieved organically through the build-out of the Company's existing cable networks.

         A key element of the Company's business strategy is to continue to expand the coverage areas of its regional clusters aggressively, both organically and through acquisitions. The Company intends to pursue organic growth primarily in areas where it can fill-in existing regional clusters or expand into cities and towns adjacent to its regional clusters through the continued build-out of its existing networks. The Company also plans to expand its regional clusters through the continued acquisition of smaller cable television operators. In addition, in markets where the Company has established operations, it intends to selectively over-build certain weaker competitors in an effort to encourage consolidation of the market. By implementing this strategy for expanding its regional clusters, the Company believes it can limit its per-subscriber build costs and realize significant synergies from leveraging its existing infrastructure and asset base, both in terms of personnel and in terms of capital costs. Because the Company has most of its management structure and operating systems in place in each of its regional clusters, it is able to realize significant cash flow margins from each dollar of incremental MDU subscriber revenue generated through the addition of subscribers to its existing regional clusters.

         Substantially all of the Company's revenues are derived from monthly subscription fees for cable television services, and one-time installation fees for connection to its cable television networks. The Company charges subscribers fixed monthly fees for their choice of service tiers and for other services, such as premium channels, tuner rentals and additional outlets, all of which are included in monthly subscription fees. The Company currently offers broadcast, intermediate (in limited areas) and basic tiers of service. As of June 30, 1996, approximately 87.7% of the Company's subscribers received basic service. In the first six months of 1996, approximately 85.5% of the Company's revenues were derived from monthly subscription fees. Revenue from installation fees is deferred to the extent it exceeds direct selling costs and the deferred revenue is credited to revenue over two years.

         When the Company began operations in 1990, revenues from installation fees exceeded revenues from monthly subscription fees because of the significant number of new installations and the high amount of the installation fees relative to the small existing subscriber base. As the Company's subscriber base has grown, aggregate monthly subscription revenue has increased and installation fees, while currently increasing on an aggregate basis, have declined as a percentage of total revenue. The Company expects that installation fees will continue to constitute a declining portion of the Company's revenue.

         The Company has experienced low churn rates during all years of its operations. The Company's annual churn rates for 1994 and 1995 were 9.1% and 9.2%, respectively, and its annualized churn rate for the first six months of 1996 was 7.8%. The Company believes that its churn rates are low because of the Company's customer care program, the high technical quality of its networks and desirable program offerings. In addition, the Company benefits from a shortage of housing in Poland that results in low move-related churn. There can be no assurance that the Company will be able to maintain these low churn rates.

         The Company divides operating expenses into (i) direct operating expenses, (ii) selling, general and administration expenses and (iii) depreciation and amortization expenses. Direct operating expenses consist of programming expenses, maintenance and related expenses necessary to service, maintain and operate the Company's cable systems, billing and collection expenses and customer service expenses. Selling, general and administrative expenses consist principally of administrative costs including office related expenses, professional fees and salaries, wages and benefits of nontechnical employees; advertising and marketing expenses; and accounting costs consisting of bank fees and bad debt expense. Depreciation and amortization expenses consist of depreciation of property, plant and equipment and amortization of intangible assets. Total operating expenses have increased in each of the periods discussed herein, but at a slower rate than revenues, leading to increases in operating margins.

         Cable television operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investments required for the construction or acquisition of their cable networks and the administrative costs incurred in connection with commencing operations. Consistent with this pattern, the Company incurred operating losses of $6.1 million, $4.6 million and $1.2 million in 1991, 1992 and 1993, respectively. The Company, however, generated operating income of $0.4 million and $3.5 million in 1994 and 1995, respectively, and had operating income of $2.4 million for the first six months of 1996. The Company's recent operating results reflect the expansion of the Company's cable networks and subscriber base, as well as the achievement of operating efficiencies.

         In addition to other operating statistics, the Company measures its financial performance by EBITDA. The Company defines EBITDA to be net income
(loss) as measured by U.S. GAAP adjusted for depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non recurring items, and gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flow from operating activities.

         Historically, the cable networks the Company has acquired have had lower EBITDA margins than the Company's existing operations. Upon consummation of an acquisition, the Company seeks to achieve operating efficiencies and reduce operating costs by rationalizing the number of headends and reducing head count, among other things. The Company generally has been able to manage its acquired cable television networks with experienced personnel from one of its existing regional clusters and reduce the technical personnel necessary to operate acquired networks after connecting the networks to the Company's existing headends, or if required, rebuilding the acquired networks to the required technical standards. In part due to these efforts, the Company has generally been able to increase the operating margins in its acquired systems, although there can be no assurance that it will be able to continue to do so.

         EBITDA for 1993, 1994 and 1995 was $1.1 million, $3.8 million and $8.7 million, respectively, and EBITDA for the first six months of 1996 was $5.9 million. Pro forma annualized EBITDA for the first six months of 1996 (as described in "Prospectus Summary -- Summary Consolidated Financial Data") would have been $14.7 million. The Company expects EBITDA to continue to increase as it fully integrates acquired networks into its regional clusters and consummates the Pending Acquisitions. In addition, the operating results of several recent acquisitions consummated since January 1996 are not yet fully reflected in the Company's operating results, and the operating results of the Pending Acquisitions will not be reflected in the Company's results of operations until their respective dates of acquisition. There can be no assurance, however, that the Company will continue to generate positive EBITDA in the future.


PENDING ACQUISITIONS


         The Company intends to acquire all or a substantial portion of the capital stock or assets of five cable television systems in Poland. The aggregate consideration to be paid by the Company in connection with the Pending Acquisitions is expected to be approximately $29.2 million. The cable systems expected to be acquired in the Pending Acquisitions serve approximately 115,700 subscribers and pass approximately 230,300 homes. The consummation of the Pending Acquisitions will result in the expansion of the Company's existing operations within its regional clusters and the establishment of one new regional cluster in southwest Poland. The Company intends to use a portion of the net proceeds of the offering of the Old Notes to consummate certain of the Pending Acquisitions although there can be no assurance as to the timing of closing of any of the Pending Acquisitions or as to whether or on what terms any of such Pending Acquisitions will actually be consummated. See "Business--Pending Acquisitions." The pro forma annualized EBITDA presented herein excludes data related to two of the Pending Acquisitions because such financial information has not yet been made available to the Company. See "Selected Consolidated Financial Data."


FIRST SIX MONTHS OF 1996 COMPARED TO FIRST SIX MONTHS OF 1995


         CABLE TELEVISION REVENUES. Revenues increased $3.8 million, or 46.7%, from $8.2 million in the first six months of 1995 to $12.0 million in the first six months of 1996. This increase was primarily attributable to a 44.5% increase in the number of basic subscribers from approximately 219,000 as of June 30, 1995 to approximately 316,000 as of June 30, 1996. Approximately 81% of this increase in basic subscribers was due to build-out of the Company's existing cable networks and the remainder was the result of acquisitions. Revenue from monthly subscription fees represented approximately 85.5% of cable television revenues for the first six months of 1996. Installation fee revenue increased by 104.6% from $852,000 in the first six months of 1995 to approximately $1.7 million in the first six months of 1996 primarily as a result of several remarketing campaigns implemented in the first six months of 1996, which led to increased penetration. In addition, the Company experienced an increase in subscriber installations as a result of the continued build-out of the Company's networks.

         DIRECT OPERATING EXPENSES. Direct operating expenses increased $0.9 million, or 36.9%, from $2.4 million in the first six months of 1995 to $3.2 million in the first six months of 1996 principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of the Company's cable television system. Programming expense grew from $1.0 million for the first six months of 1995 to $1.3 million for the first six months of 1996, reflecting the increased number of subscribers partially offset by more favorable per subscriber programming rates negotiated with certain satellite programming providers. Primarily as a result of these renegotiated rates, direct operating expenses declined from 28.9% of revenues for the first six months of 1995 to 27.0% of revenues for the first six months of 1996.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased $0.7 million, or 29.6%, from $2.2 million in the first six months of 1995 to $2.9 million in the first six months of 1996 as a result of an increase in sales and marketing expenses incurred in newly acquired networks and the introduction of several remarketing campaigns throughout the areas covered by the Company's networks. However, administrative efficiencies gained through economies of scale from the Company's increased subscriber levels, cost containment efforts in existing systems and expense reductions in acquired systems helped reduce selling, general and administrative expenses as a percentage of revenue from approximately 27.0% for the first six months of 1995 to approximately 23.8% for the first six months of 1996.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses rose $1.1 million, or 46.6%, from $2.4 million in the first six months of 1995 to $3.6 million in the first six months of 1996 principally as a result of depreciation of additional cable television assets acquired in connection with the build-out of the Company's networks and acquisitions. Depreciation and amortization expenses as a percentage of revenues remained constant at 29.5% during both six-month periods.

         INTEREST EXPENSE. Interest expense decreased $0.2 million, or 10.0%, from $1.8 million in the first six months of 1995 to $1.7 million in the first six months of 1996 primarily due to reductions in interest expense as a result of the repayment of $55 million of indebtedness in March 1996 with a portion of the proceeds from the issuance of securities to PCI's principal shareholders, partially offset by increased interest expense resulting from additional borrowings prior to such repayment.

         NET LOSS. Net loss declined from a loss of $(0.9) million in the first six months of 1995 to a loss of $(0.8) million in the first six months of 1996 as a result of the factors discussed above.

         EBITDA. EBITDA increased $2.3 million, or 63.5%, from $3.6 million for the first six months of 1995 to $5.9 million for the first six months of 1996. The Company's EBITDA margin improved from 44.1% to 49.2% over such period.


1995 COMPARED TO 1994


         CABLE TELEVISION REVENUES. Revenues increased $9.8 million, or 111.5%, from $8.8 million in 1994 to $18.6 million in 1995. This increase was primarily attributable to a 132.9% increase in the number of basic subscribers from approximately 113,000 as of December 31, 1994 to approximately 262,000 as of December 31, 1995. Approximately 67.8% of this increase in basic subscribers was due to acquisitions and the remainder resulted from build-out of the Company's existing cable networks. Primarily as a result of this increase in subscribers, monthly subscription revenues increased approximately $8.8 million, or 117.8%, from $7.5 million in 1994 to $16.2 million in 1995.
Revenue from monthly subscription fees represented approximately 87.5% of cable television revenue in 1995. Installation fee revenue increased approximately $1.0 million, or 76.0%, from $1.3 million in 1994 to $2.3 million in 1995 primarily as a result of continued build-out of the Company's networks.

         DIRECT OPERATING EXPENSES. Direct operating expenses increased $3.0 million, or 142.0%, from $2.1 million in 1994 to $5.1 million in 1995 principally as a result of higher levels of technical personnel and increased maintenance expenses associated with certain of the acquired systems and the growth of the Company's cable television system. Programming expenses accounted for $1.0 million of direct operating expenses in 1994 and $2.2 million in 1995. The increase in programming expenses in 1995 over 1994 was primarily due to the increase in the number of subscribers. As a result of these expense increases, direct operating expenses as a percentage of revenues increased from 24.1% to 27.6% over this period.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased $1.9 million, or 66.2%, from $2.8 million in 1994 to $4.7 million in 1995 principally as a result of an increase in administrative costs resulting from the addition of acquired systems, and an increase in sales and marketing expenses. As a percentage of revenue, selling, general and administrative expenses declined from 32.1% to 25.2%, primarily reflecting economies of scale from the Company's increased subscriber levels and the elimination by the Company of duplicative personnel, office locations and administrative functions as part of the Company's acquisition integration strategy.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased $1.7 million, or 50.3%, from $3.5 million in 1994 to $5.2 million in 1995, primarily as a result of depreciation of additional cable television assets obtained in connection with the build-out of the Company's networks and acquisitions. Depreciation and amortization expenses as a percentage of revenues decreased from 39.4% in 1994 to 28.0% in 1995.

         INTEREST EXPENSE. Interest expense increased $2.0 million, or 86.7%, from $2.2 million in 1994 to $4.2 million in 1995. This change primarily resulted from an increase in the Company's indebtedness during 1995.

         NET LOSS. The Company's net loss decreased from $(2.4) million for 1994 to $(1.3) million for 1995 as a result of the factors discussed above.

         EBITDA. EBITDA increased $4.9 million, or 127.8%, from $3.8 million in 1994 to $8.7 million in 1995. The Company's EBITDA margin improved from 43.7% to 47.1% over such period.


1994 COMPARED TO 1993


         CABLE TELEVISION REVENUES. Revenues increased $2.2 million, or 33.7%, from $6.6 million in 1993 to $8.8 million in 1994. This increase was primarily attributable to a 51.7% increase in the number of basic subscribers from approximately 74,000 as of December 31, 1993 to approximately 113,000 as of December 31, 1994. Approximately 97.7% of this increase in subscribers resulted from build-out of the Company's existing networks. Revenue from monthly subscription fees represented approximately 84.9% of cable television revenue in 1994. Installation fee revenue was $1.3 million in 1994 as compared to $1.2 million in 1993.

         DIRECT OPERATING EXPENSES. Direct operating expenses increased $0.6 million, or 43.1%, from $1.5 million in 1993 to $2.1 million in 1994. Programming expenses accounted for $0.6 million of direct operating expenses in 1993 and $1.0 million in 1994. Direct operating expenses as a percentage of revenues increased from 22.6% to 24.1% over this period.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased $1.2 million, or 30.1%, from $4.0 million in 1993 to $2.8 million in 1994, primarily as a result of reductions in administrative staffing, including relatively highly compensated expatriate management personnel. As a percentage of revenue, selling, general and administrative expenses declined from 61.4% to 32.1% over this period.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased $1.2 million, or 53.3%, from $2.3 million in 1993 to $3.5 million in 1994, primarily as a result of depreciation of additional cable television assets obtained in connection with the build-out of the Company's networks. Depreciation and amortization as a percentage of revenues increased to 39.4% in 1994 as compared with 34.4% in 1993.

         INTEREST EXPENSE. Interest expense increased from $0.1 in 1993 to $2.2 million in 1994, primarily due to an increase in the Company's indebtedness.

         NET LOSS. The Company's net loss increased from $(2.3) million in 1993 to $(2.4) million in 1994, as a result of the factors discussed above.

         EBITDA. EBITDA increased $2.8 million, or 264.9%, from $1.1 million in 1993 to $3.8 million in 1994. The Company's EBITDA margin increased from 16.0% to 43.7% over such period.


LIQUIDITY AND CAPITAL RESOURCES


         The Company has met its cash requirements in recent years primarily with (i) capital contributions and loans from equity investors, (ii) borrowings under available credit facilities and (iii) cash flow from operations. The Company had positive cash flow from operating activities in 1993, 1994 and 1995 of $2.7 million, $1.6 million and $3.8 million, respectively. Cash flow from operations declined $2.5 million from $4.5 million in the first six months of 1995 to $2.0 million in the first six months of 1996, primarily due to the payment of interest in cash. Previously, a large portion of the Company's interest expense was accrued and added to the balance of notes payable, but not paid in cash.

         As of June 30, 1996, the Company issued common and preferred stock to its shareholders of approximately $90 million. On March 29, 1996, PCI consummated a transaction in which ECO purchased shares of stock of PCI for a price of $65.0 million. See "Certain Relationships and Related Transactions -- Capital Contributions and Shareholder Loans." On March 29, 1996, the Chase Family purchased additional shares of preferred and common stock of PCI for an aggregate purchase price of approximately $17 million. PCI applied approximately $55 million of the proceeds of these transactions to repay indebtedness owed to Chase American Corporation which is beneficially owned by the Chase Family, and approximately $8.5 million to redeem preferred stock held by Polish Investments Holding L.P. ("PIH"), which is beneficially owned by the Chase Family.

         Since the commencement of its operations in 1990, the Company has required external funds to finance the build-out of its existing networks and to finance acquisitions of new cable television networks. The Company has relied on the equity investments described above, as well as loans from shareholders and their affiliates and borrowings under available credit facilities to provide the funding for these activities. Cash used for the build-out of the Company's cable television networks was $5.5 million, $11.7 million, $16.0 million and $13.3 million in 1993, 1994, 1995 and the first six months of 1996, respectively. Cash used for acquisition of cable networks, net of cash received, was $4.1 million in 1995 and $1.3 million for the first six months of 1996.

         On October 31, 1996 the Old Notes were sold by the Issuer to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently completed a private placement of the Old Notes. In connection with their acquisition of the Old Notes, the Initial Purchaser and its direct and indirect transferees became entitled to the benefits of the Registration Rights Agreement.

         The Company believes that the proceeds from the offering of the Old Notes, together with cash generated from operations, existing cash balances and borrowings under available and possible credit facilities will be sufficient to meet the Company's requirements for working capital, capital expenditures and to fund the Company's acquisition activities, including the Pending Acquisitions, for at least the next three years. There may be circumstances, however, that would accelerate the Company's use of cash. If this occurs, the Company anticipates that it would fund any cash needs through additional indebtedness or the issuance of equity securities in either private or public transactions. There can be no assurances that the Company will be able to borrow funds under any credit facilities or that suitable debt or equity financing will be available to the Company on acceptable terms, if at all, or that the Company will generate sufficient cash flow in the future.

         The Company has entered into agreements with AmerBank which, in the aggregate, provide for credit facilities of approximately $9 million. As of the date hereof, there are no amounts outstanding under these facilities. The Company will be able to utilize these facilities for future borrowings. In addition, the Company in the future may enter into an agreement with one or more banks to provide a liquidity facility.

         In January 1994, PTK, S.A. entered into a financing agreement with the Overseas Private Investment Corporation ("OPIC") providing for a loan facility which permitted PTK, S.A. to draw down funds through December 31, 1995. PTK, S.A. requested and received three loan disbursements under such loan facility, totaling $8.6 million in aggregate principal amount. Loans under the facility bear interest at the floating 91-day U.S. Treasury bill yield (compounded annually). The OPIC loan facility is secured by the pledge of all PTK, S.A. shares owned by PCBV and Poltelkab, an escrow of approximately $1 million and springing liens on certain agreements with PTK, S.A., including PTK, S.A. agreements with certain program providers. Certain affiliates of PTK, S.A. also entered into a share retention agreement with OPIC. The Company used approximately $7.6 million of the proceeds of the offering of the Old Notes to repay the outstanding balance of the loans under such financing agreement, including a prepayment penalty of approximately $221,000.

         The Company is highly leveraged. As of June 30, 1996, on a pro forma basis after giving effect to the issuance of the Old Notes and the use of the proceeds therefrom and the Exchange Offer, the Company would have had, on a consolidated basis, approximately $130 million in principal amount of indebtedness outstanding. See "Capitalization" and "Risk Factors -- Substantial Leverage; Ability to Service Debt."


INFLATION AND CURRENCY EXCHANGE FLUCTUATIONS


         Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuation in the exchange rate for the zloty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 22% in 1995. A substantial portion of the Company's operating expenses and capital expenditures are, and are expected to be, denominated in zloty and tend to increase with inflation. In addition, the exchange rate for the zloty has stabilized and the rate of devaluation of the zloty has decreased since 1991. However, inflation and currency exchange fluctuations have had, and may continue to have, an effect on the financial condition and results of operations of the Company.

         Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenues are denominated in zloty. Any devaluation of the zloty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenues to service its U.S. Dollar-denomination obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar-denomination obligations and, thus, on the Company's financial condition and results of operations.

                                  THE INDUSTRY


GENERAL


         The Company conducts its operations exclusively in Poland. With approximately 39 million people and 11.8 million television households, the Company believes that Poland represents a highly attractive, dynamic market for cable television providers such as itself.


THE POLISH ECONOMY


         Poland has experienced significant growth in its economy in recent years. Poland's real gross domestic product grew at annual rates of 5.2% and 7.0% in 1994 and 1995, respectively, which were the highest growth rates in Europe for each of those two years. In recent years, the government has encouraged foreign private investment which has risen from $0.1 billion in 1990 to $2.5 billion in 1995 and was approximately $1.0 billion for the first quarter of 1996. Poland has also successfully reduced its annual inflation rate from approximately 250% in 1990 to approximately 22% in 1995, and following a period of rising unemployment, unemployment in Poland recently declined to 13.8% as of August 1996. In part due to these factors, the sovereign credit rating of the country was upgraded in early 1996 to investment grade by Moody's Investor Service (Baa3) and Standard & Poor's Corporation (BBB-). The Company believes that the growth and stability in the economy have led to recent increases in disposable income levels in Poland which grew at annual rates of 9% and 4% in 1995 and the first six months of 1996, respectively. Furthermore, in certain urban markets where the Company operates, including Warsaw, Krakow and Katowice, disposable income levels are significantly higher and unemployment is significantly lower than the national average. For example, unemployment in Warsaw was approximately 4.9% as of August 1996.


THE POLISH MULTI-CHANNEL TELEVISION INDUSTRY


DEVELOPMENT OF THE POLISH CABLE INDUSTRY

         Prior to 1989, during the Communist political regime in Poland, the Polish government controlled and regulated the television industry and all frequency usage in Poland, and channel offerings were limited primarily to government broadcast programs. During this period, MDUs were required by law to provide master antenna systems to all of their residents to ensure reception of such government programs. In the early years of the post-Communist era, there was no effective regulatory authority, which the Company believes led to the proliferation of small cable operators that often capitalized on the lack of viewing alternatives and the unregulated market. These operators built low-cost, poorly constructed cable systems in densely populated urban areas of Poland, often by modifying the existing master antenna systems in MDUs to deliver satellite programs. Primarily targeting MDUs in order to secure access to a significant number of potential subscribers with minimal capital commitment, these operators often charged relatively high installation fees which were used to finance the build-out of their systems. Currently, there are over 400 small cable operators in Poland, and they are generally characterized by small subscriber bases, poor quality signals, failure to comply with technical standards, lack of customer service and limited channel capacity and programming offerings that are often obtained from satellites without paying full copyright fees to the program producers.

         As part of the Polish government's efforts to encourage rapid infrastructure and economic development, it has begun to establish a regulatory framework for the cable television industry that is similar, in many respects, to that of the United States and other Western countries, but without any regulation of prices charged to subscribers. In 1993, to improve the quality of the country's cable television systems, Poland began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the Polish government began to monitor compliance with regulations requiring all cable operators to obtain government permits and, more recently, has begun to enforce such regulations. In 1994, Poland expanded its copyright laws to protect the copyrights of Polish program producers and has taken steps toward adopting the Rome Convention, which would extend copyright protection to programs of foreign producers as well. According to published sources, Poland may adopt the Rome Convention in 1997. See "Regulation." The Company believes that the enforcement of technical standards and the further evolution of copyright laws in Poland will require cable television operators to rebuild or upgrade their systems as necessary to comply with technical standards and to pay for programming that is currently being obtained free of charge. The Company believes that this will improve its competitive position by forcing poorly capitalized competitors to either sell their systems to better capitalized operators which have the resources to comply with such standards and laws or to cease operations altogether.

         Since 1990, due in part to the growth in the economy and to the development of cable industry regulations which have helped attract quality programming to Poland, the cable industry has developed rapidly, and has included the entry of well capitalized Western-style cable operators such as the Company that have constructed high-quality cable systems with numerous channel offerings. The following chart illustrates the growth of the Polish cable market in terms of homes passed and basic subscribers since 1990:

         Chart shows number of subscribers plotted against the number of homes passed demonstrating growth in Polish cable television industry from 1990 to 1995 from approximately 100 subscribers and 500 homes passed to approximately 1300 subscriberes and 2400 homes passed.

Source: Baskerville Communications Corp., TV International Sourcebook 1996.

         Despite the strong recent growth in the cable television industry, only 20% of the television households in Poland were passed by cable as of December 31, 1995, which the Company believes provides a substantial market opportunity for cable operators. The Company believes that there are a considerable number of homes remaining in Poland, particularly in urban areas, that would be suitable for the construction of cable television and the provision of cable television services.


POLISH CABLE MARKET CONSOLIDATION


         The cable industry in Poland has experienced significant consolidation in recent years, and the Company believes that this consolidation will continue as small SMATV operators face the burden of compliance with the recently enacted regulations that set minimum technical standards for cable television networks and require payment for programming produced by others. As Poland's economy has grown and become more stable, certain well-capitalized cable television operators have acquired numerous cable television operators in Poland in order to build systems and acquire a critical mass of subscribers. The Company also has actively pursued acquisitions, acquiring more than 24 cable television operators since 1992. These acquisitions have added approximately 158,000 of the Company's present total subscribers.


THE POLISH DTH MARKET


         The only primary multi-channel distribution method in Poland other than cable is DTH satellite services, which are widely available in Poland. The DTH market in Poland developed rapidly following the repeal in 1989 of legislation that required residents of Poland to acquire special permits in order to own satellite dishes. Subsequent to this repeal, demand for DTH satellite services was driven primarily by the widespread availability of high-quality, unencrypted programming that could be obtained without charge from various European satellites, including the Astra and Eutelsat satellites. The absence of alternative high-quality distribution sources such as fiber-optic cable television networks also contributed to the growth of DTH satellite services.

         In the mid 1990s, programmers began compressing and encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. These actions had the effects of (i) limiting access to satellite programming to those subscribers willing to pay for programming, and
(ii) reducing the quality of reception due to the location of the new satellites. In order to receive a similar array of channel offerings and clear reception, Polish consumers were forced to subscribe to a DTH service and purchase more expensive, motorized satellite dishes and related equipment.

         During this same time period, the Polish market also experienced the introduction and growth, predominantly in urban areas, of Western-style cable operators that offered the Polish consumer a high-quality multi-channel alternative to DTH at an attractive price. As a result, the Company believes that the attractiveness of DTH has been significantly reduced, which has contributed to a slowdown in growth of DTH penetration.

         In addition, as the cable market has grown, DTH has continued to lose market share to cable. The Company believes that this trend will continue particularly in urban markets because of DTH's poor signal quality relative to cable television, limited channel offerings, expensive equipment and short dish life as well as an increasing reluctance by co-op authorities to permit the use of satellite dishes. While the Company believes that DTH satellite service is expected to be favored in certain rural areas of Poland where cable television is not available, it also believes that cable provides a more attractive option in those markets where it is available. The Company, however, also believes that DTH satellite services may become more competitive in the future if digital compression technology is implemented by the industry such that DTH satellite services can provide more programming alternatives and direct specific programming to particular subscribers at a competitive cost.

         The following chart outlines the relative market shares of DTH and cable in Poland as measured by the number of subscribers for the years 1991 through 1995:

         Chart shows the market share of cable operators versus DTH providers in Poland from 1991 to 1995 demonstrating that the market share of cable operators (against DTH providers) has grown from a 20/80% ratio in 1991 to a 50/50% ratio in 1995 as measured by the number of subscribers.

POLISH CABLE MARKET CHARACTERISTICS


         Poland is Europe's fifth largest cable television market with approximately 11.8 million television households. Poland is also the largest single language market in Central Europe. The Company believes that there are several primary factors, which are highly favorable for the provision of multi-channel services, and which distinguish the Polish cable market from other cable markets, as outlined below:

         VIEWER DEMAND. Viewing television is a significant leisure activity in Poland and in 1995, Poland had one of the highest television viewing rates in the world, despite generally poor quality reception and limited programming alternatives available over broadcast television channels. In 1995, Polish families watched an average of approximately 279 minutes (over four and a half hours) of television per day per household, as compared with averages of the 263 minutes and 177 minutes of television viewing per day per household for the United States and western Germany, respectively. The Company believes that several factors contribute to such high television viewership and indicate the Polish consumers' willingness to allocate disposable income for cable television. These factors include limited entertainment alternatives, a strong demand for Western culture, a long generally cold winter season and a low telephone penetration rate of approximately 13 telephones per 100 persons.

         The Company also believes that, as the largest cable operator in Poland, its subscriber penetration rates and relatively low churn rates are further indicators of the potential demand for cable television services in Poland. There is a relatively low percentage of television homes for which cable service is available in Poland (approximately 20% as of December 31, 1995), which the Company believes provides a substantial market opportunity for cable operators. Once homes are passed by cable, the Company has generally experienced strong take-up rates, with an average penetration rate as of June 30, 1996 of 39% for the Company as a whole, and approximately 45% in one of its regional clusters. In addition, the Company has experienced historical annual churn rates of approximately 10% or less, which compares favorably to the United States and the United Kingdom average churn rates of approximately 20% and 30%, respectively.


         The following table compares a number of cable market characteristics in Poland with certain industrialized countries and certain developing countries in Central Europe. All data in the following table are as of December 31, 1995 unless otherwise noted.

                                                                                                  HOMES
                          NUMBER OF         AVERAGE TV                                            PASSED
                          TELEVISION          VIEWING                            VCR            AS A % OF
                          HOUSEHOLDS          MINUTES          COLOR TV         PENE-          TELEVISION       ANNUALIZED
                          (IN MILLIONS)       PER DAY        PENETRATION     TRATION(a)         HOUSEHOLDS         CHURN
                          -------------       -------        -----------     ----------         ----------         -----

Poland                        11.8              279                83%             48%             20%               10%(b)

United States                 95.4              263                98              83              96                20

United Kingdom                22.5              215                97              84              26                30

Germany                       32.5              177                98              60              73                NA

Czech Republic                 3.7              203                87              33              55                NA

Hungary                        3.8              172                76              35              45                NA
------------------

(a)      VCR households as a percentage of TV households.

(b) Represents the Company's historical annual average, as published churn data is unavailable for Poland.

Sources: Baskerville Communications Corp., TV International Sourcebook 1996 and Zenith Media, European Market and Media Fact (1996).


         HOUSING DENSITIES. Poland is one of the most densely populated countries in Central Europe. The housing market in Poland's urban areas is characterized by MDUs which are typically owned or controlled by co-op authorities. These co-op authorities often control more than 2,000 apartments each, and in the Company's experience, individual apartments often house multiple generations of families and multiple wage earners. In many of the Company's markets, housing densities exceed 400 homes per kilometer of cable plant, which results in extremely low build costs per subscriber, and significantly exceeds the average in the United States of 48 homes per kilometer of cable plant. Such densities provide significant advantages for cable operators including extremely low build-out costs per subscriber. From its existing infrastructure base, the Company's incremental build costs to add an adjacent MDU or additional MDU subscribers to existing networks average less than $200 per MDU subscriber (MDU subscribers represent more than 95% of the Company's total subscribers). In addition, the number and density of MDUs offer marketing and other cost benefits in terms of targeting, attracting and servicing customers, including subscription fee collection.

         CO-OPERATIVE HOUSING FRANCHISE PROCESS. The franchise process in Poland is unique in that the right to build a cable system is typically achieved by reaching an agreement with individual co-op authorities and is not dependent upon issuance of a franchise for a particular region by a governmental authority. Reaching an agreement with the co-op authority provides the cable operator with the right to connect to its system to dwellings within the co-op authority's jurisdiction. The Company's agreements with co-op authorities generally have terms ranging from ten to 20 years and have optional renewal periods of five years, though certain of the contracts may be terminated by either party on relatively short notice.

         Although contracts with co-op authorities usually do not provide exclusivity for the cable operator, the access granted to every dwelling unit does provide significant benefit to the first cable operator reaching an agreement with the co-op authority. The Company owns all of its network plant in the ground and, in almost all cases, in the buildings of the co-op authorities with which it has contracts. Therefore, any potential competitor would be required to build an entire network in parallel to that of the Company in order to compete with it during or after the term of such contracts. Accordingly, the Company believes that it would be difficult for competitors to successfully overbuild it in MDUs with which it has contracts due to the cost of parallel construction, pricing discounts likely to be necessary to attract the Company's subscribers and the low likelihood of achieving significant penetration levels.

         Although the economics generally do not favor overbuilding large operators, the lack of exclusivity in agreements between co-op authorities and cable operators does provide an opportunity for well-capitalized operators to overbuild weaker competitors. In situations where a smaller, poor-quality operator has a contract with a co-op authority, the co-op authority will often encourage a large, high-quality operator such as the Company to overbuild in order to improve the quality of service to its residents. In these circumstances, overbuilding can be a cost effective means of achieving growth because of the high probability of attracting a significant number of subscribers from the existing operator.

                                    BUSINESS


GENERAL


         The Company is the largest provider of multi-channel television services in Poland. With over 900,000 homes passed and approximately 398,000 total subscribers (of which approximately 354,000 are basic subscribers), the Company estimates that it has more than three times the number of subscribers as the next largest cable operator in Poland. Following the commencement of its operations in 1990 as one of the first Western-style cable television operators in Poland, the Company's objective has been to rapidly increase its coverage areas and provide a caliber of service comparable to that of world-class cable operators, including modern, reliable technical plant, a broad selection of quality programming, and professional customer service. The Company currently owns and operates fiber-optic cable networks in six regional clusters encompassing six of the ten largest cities in Poland, including cities which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The Company believes that it has established a reputation in Poland as a high-quality cable system operator, and that the strong awareness of PTK as a quality operator attracts subscribers seeking its competitive programming and customer service. PCI owns a 33% interest in a programming company, ProCable, which was formed to develop proprietary Polish-language programming. ProCable holds broadcast licenses for two Polish-language channels which are currently distributed exclusively over the Company's cable networks.

         Since it began the construction of its first cable network in Gdansk in 1990, the Company has grown aggressively through acquisitions, generally of smaller, poorly capitalized operators, and through the build-out of its own cable networks. The Company's total subscribers have grown from approximately 45,000 as of December 31, 1992 to approximately 398,000 as of June 30, 1996. Approximately 60% of this increase in subscribers has been achieved organically through the build-out of the Company's existing cable networks. The Company's results of operations have reflected the growth in its subscribers. For the three-year period ended December 31, 1995, the Company generated growth in revenues and EBITDA at average annual rates of approximately 64% and 176%, respectively.


OPERATING STRENGTHS


         The Company has certain strengths that position it well to compete in the Polish cable television market and allow it to benefit from increasing demand for cable television and related services. These strengths include the following:

         - LEADING MARKET POSITION. The Company is the largest multi-channel television operator in Poland and estimates that its total subscriber base of approximately 398,000 subscribers is more than three times larger than that of the next largest cable operator in Poland. The Company has established six regional clusters encompassing six of the country's ten largest cities, which provide the Company with a significant presence in Poland. In addition, the Company has significant market shares in all of its operating markets, including a market share estimated by the Company to be over 70% of cable subscribers in the Gdansk regional cluster, the Company's most mature market. The Company believes that its size and market share give it a competitive advantage by creating economies of scale, including reduced build-out and operating costs per subscriber and volume price discounts for programming and construction expenditures. These factors have helped the Company to achieve an EBITDA margin of approximately 49% for the Company as a whole and approximately 65% in its Gdansk regional cluster for the six months ended June 30, 1996. In addition, the Company believes the size of its subscriber base will enable it to cost effectively pursue additional revenue sources such as national advertising, Polish-language program development and premium programming.

         - ATTRACTIVE PROGRAMMING ARRANGEMENTS; PROPRIETARY POLISH-LANGUAGE PROGRAMMING. The Company has contracts securing a broad range of popular programs to offer its subscribers, including Discovery, CNN, MTV and the Polish-language edition of Eurosport. The Company believes its programming arrangements will increasingly become a competitive advantage relative to small SMATV operators as additional copyright protections become enforceable under Polish law and as more channels distributed over satellites are encrypted or are digitally compressed. Furthermore, the Company believes that the size of its subscriber base has enabled it to obtain favorable agreements with programmers, including volume discounts. The Company currently offers Polish language programming on at least 11 channels in all of its major markets, and believes that its development of additional quality Polish-language programming will be a significant factor in attracting new subscribers. The Company expects that as the number of cable subscribers in the Polish market grows, program providers will increasingly develop programming in Polish and that its networks will be an attractive means of distribution for these providers. Through its interest in ProCable, the Company will continue to develop proprietary Polish-language programs. ProCable has been granted broadcast licenses for two Polish-language cable channels, PTK1 and PTK2, which are currently distributed exclusively over the Company's networks. The Company has experienced strong viewership from these channels and expects to increase the number of hours of programming offered by these channels.

                 PTK1 and PTK2 also serve as a potential means to create additional revenue sources for the Company from advertising and from the distribution of the Company's proprietary programming over other cable operators' networks.

         - WELL-POSITIONED TO INCREASE GROWTH THROUGH ACQUISITION. The Company expects the Polish cable television industry to continue to consolidate as a result of recent regulatory enactments. As relevant Polish authorities implement these regulations, cable operators will be required by law to make network upgrades to satisfy technical quality requirements and, if the Rome Convention is adopted by Poland, to pay for programming that is currently being obtained free of charge. The Company believes that, as such regulations are enforced, those operators who cannot or will not make upgrades to satisfy these technical quality requirements or pay for programming that is currently being obtained free of charge will have to choose between selling their operations to better capitalized operators that have the resources to comply with the new regulations or ceasing operations altogether. The Company believes it is well positioned to benefit from these opportunities for a number of reasons. Because of its leading market position, strong reputation and geographic presence, the Company believes it is generally sought out by competitors that desire to sell their systems outright or that prefer to become part of the PTK system. In addition, the Company utilizes local management in its six regional clusters to identify potential acquisitions and initiate discussions. Due to the clustering of the Company's networks, once an acquisition is consummated the Company is generally able to leverage its local management team, corporate infrastructure and physical plant to quickly integrate the acquired network into its own system and to realize economies of scale from such integration. Moreover, the Company believes its significant equity capitalization and strong shareholder base provide it with the ability to quickly access any necessary financing to acquire, upgrade and build-out new networks.

         - ADVANCED NETWORKS. The Company believes the fiber-optic cable networks that it has constructed, which serve approximately 60% of its homes passed, are among the most technically advanced in Poland and are comparable to modern cable networks in the United States. All of the networks which have been constructed by the Company have bandwidths of at least 550 MHZ, with one network as high as 1 GHz. The cable networks that the Company has constructed meet or exceed the technical standards established by Polish regulatory authorities and it is the Company's policy to upgrade substandard acquired networks to meet technical requirements as rapidly as practicable. The Company believes that the technical quality of its networks provides it with a substantial competitive advantage particularly in relation to the small SMATV operators whose signal quality is generally poor and whose systems frequently experience outages. In addition, the Company's networks have substantial excess channel capacity, while SMATV systems generally are capacity constrained. The Company believes that the reliability and signal quality of its networks often are primary factors which lead co-op authorities to establish contracts with the Company, particularly when they are faced with significant subscriber complaints stemming from the poor quality of existing SMATV systems. Furthermore, in most cases, the networks that the Company has constructed have the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services should the Company decide to pursue such ancillary sources of revenue in the future.

         - LOW ADDITIONAL BUILD-OUT COSTS. The Company estimates that at the end of 1996, it had over 2,200 kilometers of cable plant constructed and that the fiber-optic backbone of its networks will be substantially complete. Other than a rebuild of one of the Company's acquired cable systems in the Katowice region for a cost of approximately $10 million, the Company estimates that its future capital expenditures will consist primarily of capital needed for the incremental addition of new MDUs and subscribers to its existing networks and for the build-out or rebuild associated with the acquisition of new cable systems. From its existing infrastructure base, the Company's incremental build costs to add an adjacent MDU or additional MDU subscribers to existing networks average less than $200 per MDU subscriber (MDU subscribers represent more than 95% of the Company's total subscribers). The Company believes that several primary factors contribute to its favorable cost structure. The significant density of homes per kilometer of cable plant in the Company's core markets substantially reduces its build costs. The Company has also entered into agreements with the Polish national telephone company to use its existing underground telephone conduits for many of the Company's cable networks, thereby saving the time and cost associated with constructing new underground conduits. As of June 30, 1996, approximately 70% of the Company's cable plant utilized preexisting conduits. Moreover, the Company believes that the size of its construction program allows it to negotiate attractive construction labor contracts and discounts on materials.

         - EXPERIENCED MANAGEMENT; STRONG LOCAL MANAGEMENT. The Company's shareholders and its senior management team have extensive experience in the cable television industry. The Company capitalizes on this experience by applying Western management policies and techniques throughout its cable system in areas such as financial accounting, system construction, system maintenance, marketing and customer service, while training Polish managers to adapt such techniques and policies to the Polish market. The Company believes this management strategy has contributed to its success in attracting and retaining subscribers. The Company employs several key Polish corporate executives with significant experience in the Polish programming and broadcasting industries as well as strong relationships in the business and regulatory community. The Company also employs Polish managers in each of its regional clusters, which it believes provides local knowledge and facilitates communication with subscribers, co-op authorities and regulatory authorities.


BUSINESS STRATEGY


         With the fall of communist rule in 1989, the Company believed that significant market advantages could be gained by becoming one of the first cable operators to establish a high-quality cable television system in Poland. The Company believes that it has achieved its initial goals of rapidly increasing its coverage areas, establishing its business reputation, and providing a high-quality signal, wide channel offerings and quality of service comparable to that provided by world-class cable operators.

         Having established itself as the leading cable television services provider in Poland, the Company's current strategic objective is to increase cash flow and enhance the value of its systems. To accomplish this objective, the Company's business and operating strategy is to (i) continue to expand its regional clusters, (ii) increase subscriber penetration, (iii) realize additional operating efficiencies, (iv) develop additional proprietary Polish-language programming and (v) leverage its experience, business reputation and infrastructure to pursue additional sources of revenue.

         - EXPAND REGIONAL CLUSTERS. The Company's strategy is to continue to expand the coverage areas of its regional clusters aggressively, both organically and through acquisition. The Company intends to pursue organic growth primarily in areas where it can fill-in existing regional clusters or expand into cities and towns adjacent to its regional clusters through the continued build-out of its existing networks. The Company also plans to expand its regional clusters through the continued acquisition of smaller cable television operators. In addition, in markets where the Company has established operations, it intends to selectively overbuild certain weaker competitors in an effort to encourage consolidation of the market. By implementing this strategy for expanding its regional clusters, the Company believes it can limit its per-subscriber build costs and realize significant synergies from leveraging its existing infrastructure and asset base, both in terms of personnel and in terms of capital costs. Because the Company has the management structure and operating systems in place in each of its regional clusters, it is able to realize significant cash flow margins from each dollar of incremental MDU subscriber revenue generated through the addition of subscribers to its existing regional clusters.

         - INCREASE SUBSCRIBER PENETRATION. The Company believes the most profitable means of expanding its business is to leverage its investment in its cable networks by increasing subscriber penetration in its regional clusters. Once an MDU building is passed by the Company's networks, the Company can add basic subscribers who generate average annual subscription fees of approximately $71 in return for an average capital investment of approximately $15 per MDU subscriber. The Company plans to increase subscriber penetration by (i) executing an aggressive sales, marketing and promotional strategy using the Company's highly trained and commissioned Polish sales force, with particular emphasis on Company-wide quarterly remarketing campaigns, (ii) continuing to enhance the Company's program offerings, particularly through the development of additional Polish-language programming at a competitive price, and (iii) applying prompt, courteous and professional customer service standards.

         - REALIZE ADDITIONAL OPERATING EFFICIENCIES. The Company aggressively seeks to realize operating efficiencies. Upon consummation of an acquisition by the Company, the operating costs of most acquired cable television systems are significantly reduced by such actions as rationalizing headends, combining customer service offices and reducing administrative personnel. For example, following the recent acquisition of several cable systems in Katowice, the Company eliminated approximately 365 jobs and reduced the number of headends from 69 to 46. The Company generally has been able to eliminate personnel in its acquired cable television systems by managing the systems with experienced personnel from one of its existing regional clusters. The Company can also generally reduce the technical personnel necessary to operate acquired systems after connecting them to the Company's existing headends or, if required, rebuilding them to the Company's standards. The Company also uses Western management techniques and training to improve employee productivity and reduce operating expenses. The Company believes that relatively simple techniques, including monthly generation of detailed management financial information, a budgeting process, employee productivity standards and employee bonus plans have reduced the number of employees per subscriber necessary to operate its networks. In 1997, the Company plans to install an integrated management information system for both its billing and accounting systems, which should further improve employee productivity and customer service. Finally, the Company believes that its size and market share give it a competitive advantage by creating economies of scale, including reduced build-out and operating costs per subscriber and volume price discounts for programming and construction expenditures. The Company's size also provides it with the operating leverage to spread certain expenses (such as promotional materials, advertisements, local programming and sales materials) over its large number of subscribers.

         - DEVELOP POLISH-LANGUAGE PROGRAMMING. The Company intends to develop and distribute additional Polish-language programming in order to (i) increase subscriber penetration, (ii) create ancillary revenue sources and a viable, potentially lucrative profit center and (iii) control as much of the programming content distributed over its networks as possible. The Company believes it is uniquely positioned to accomplish these objectives because of its access to a large base of demographically attractive subscribers in many of the most attractive advertising markets in Poland and its ability to spread its programming costs over a large subscriber base. Moreover, the market for Polish-language programming, especially with respect to terrestrial broadcast channels, is currently in an early state of development with limited programming selections and no dominant privately owned channels. The Company plans to capitalize on relationships with international program providers to cost-effectively develop high-quality Polish-language programs. The Company intends to use ProCable's proprietary cable channels, principally PTK2, to test the popular appeal of the Polish-language programs it develops and to determine their financial viability prior to launching them as separate channels over the Company's networks. In addition, the Company intends to package and deliver over satellite its proprietary programming to other cable operators and possibly to DTH providers. See "Business-- Programming".

         - PURSUE ADDITIONAL SOURCES OF REVENUE. The Company believes that significant opportunities exist to capitalize on its experience, business reputation and infrastructure in Poland, to pursue additional sources of revenue in the future. In the near term, the Company plans to focus on opportunities that have the potential to generate revenues and cash flow with a relatively modest capital investment, such as advertising, bill inserts and rental of excess capacity on its fiber-optic network. In the longer term, the Company may consider ancillary sources of revenue, which the Company believes it can pursue cost effectively, but which would require larger capital expenditures. For example, because of its access to the homes of a significant number of subscribers, its advanced networks and its strong relationship with TPSA, the Company believes it is well positioned to be able to offer telephony, data transmission and Internet access if and when it becomes economically, legally and commercially feasible.


FEES AND SERVICES


         The Company charges subscribers an initial installation fee and fixed monthly fees for their choice of service tiers and for other services such as premium channels and rental of remote control devices. The Company currently offers three tiers of service: broadcast and intermediate tiers in limited areas and a basic tier throughout the Company's system. The broadcast tier offers four to six terrestrial broadcast channels with clear reception for monthly fees of up to approximately $0.90. Receiving a high-quality signal over the air is a problem in Poland since many subscribers depend on antenna broadcast reception, which tends to have poor signal quality and considerable outages caused by neglect and equipment age. The broadcast tier is often used by the Company to establish a relationship with a new co-op authority. In some cases, the Company will offer the broadcast tier at a nominal monthly charge to all residents within a co-op authority's jurisdiction in return for a long-term exclusive contract to provide cable services. In such cases, the broadcast tier is utilized as a marketing vehicle to attract subscribers to the Company's system and subsequently to convert them to higher tier subscribers. The intermediate tier offers approximately 16 to 24 channels for monthly fees of approximately $1.10 to $3.00. The intermediate tier is designed to compete with SMATV operators on a cost competitive basis using a limited programming offering. The basic tier includes approximately 18 to 45 channels of high-quality, popular programming for monthly fees of approximately $3.10 to $7.50. As of June 30, 1996, approximately 86.4% of the Company's subscribers received the basic tier, 2.4% received the intermediate tier and approximately 11.2% received the broadcast tier of service. For an additional monthly charge, certain PTK systems also offer premium television channels to customers on a per-channel basis. See "--Programming--Premium Television Channels." Other optional services include additional outlets and stereo service, which enables a subscriber to receive 12 or more radio channels in stereo. Subscribers who require the use of a tuner to receive certain of the Company's services are charged an additional fee of approximately $1.10 per month. Installation fees vary according to the type of connection required by a subscriber. The standard initial installation fee is approximately $44.00 to $72.00 in MDUs and approximately $108.00 to $172.00 for single family dwellings.

         The Company's current pricing strategy is to keep its profit margin relatively constant in U.S. Dollar terms in more mature systems and to increase rates in more recently acquired or rebuilt systems. The Company has historically been able to pass on the effects of inflation through price increases. The Company generally receives a premium for its services over the prices charged by its competitors, particularly poor-quality SMATV operators. Despite its generally higher price levels, the Company has achieved significant growth in penetration and market share while maintaining relatively low annual churn rates of less than 10%. The Company believes its ability to successfully command higher prices reflects its higher levels of customer service, broader selection of quality programming and the greater technical quality of its networks. Although poor-quality SMATV operators often offer services at lower prices than the Company, the Company believes that the enforcement of technical standards and the further evolution of copyright laws in Poland will require such operators to rebuild or upgrade their systems as necessary to comply with technical standards and pay for programming that is currently being obtained free of charge. The Company believes that these trends will improve its competitive position by forcing poorly capitalized competitors to sell their networks to better capitalized competitors such as the Company or cease operations altogether.

         Subscribers are billed in advance and, as is customary in Poland, most of the Company's customers pay their bills monthly through their local post office or bank. The Company has strict enforcement policies to encourage timely payment. Such policies include notices of late payment, visits from service personnel, and ultimately, disconnection for nonpaying customers following 60 days of a past due bill. The Company's system architecture enables it to promptly shut off service to nonpaying customers and is designed to reduce fraudulent use of the system. The Company does not consider bad debt to be material to its operations and has historically averaged bad debts of less than 1% of revenues.


PROGRAMMING


         GENERAL. The company believes that quality programming is a critical component in building successful multi-channel television systems. The Company currently delivers approximately 18 to 45 channels on its basic tier which generally include all Polish terrestrial broadcast channels, most major European satellite programming legally available in Poland, regional and local programming and, on most of its networks, its two proprietary Polish-language channels, PTK1 and PTK2. The channels currently offered by the Company vary by location and in all of the Company's major markets include 12 Polish-language channels (including PTK1 and PTK2), nine English-language channels, eight German-language channels, two French-language channels, two Spanish-language channels, one Italian-language channel and one Russian-language channel, as follows:

CHANNEL                        DESCRIPTION                                                            LANGUAGE
-------                        -----------                                                            --------

Polonia 1                      Satellite general entertainment                                        Polish
PTK1(a)                        Cable information                                                      Polish
PTK2(a)                        Cable general entertainment                                            Polish
TVP 1                          State-owned terrestrial general entertainment                          Polish
TVP2                           State-owned terrestrial general entertainment                          Polish
TVP Local(b)                   Local state-owned terrestrial general entertainment                    Polish
TV POLONIA                     State-owned satellite general entertainment                            Polish
Tri-City TV(c)                 Local cable general entertainment                                      Polish
Polsat                         Terrestrial and satellite general entertainment                        Polish
Local(d)                       Local terrestrial general entertainment                                Polish
Atomic (e)                     Cable music                                                            Polish
RTL7                           Satellite general entertainment                                        Polish
Eurosport                      Satellite sports                                                       English/Polish(f)
Discovery(g)                   Satellite documentaries                                                English/Polish(h)
Worldnet                       Satellite general entertainment and information                        English
TNT/Cartoon Network            Satellite general entertainment and cartoons                           English
MTV(g)                         Satellite music                                                        English
Super Channel                  Satellite general entertainment                                        English
Travel                         Satellite travel and documentaries                                     English
CNN                            Satellite news and information                                         English
CMT-E(g)                       Satellite country music                                                English
BBC Prime(g)                   Satellite general entertainment                                        English
BBC World                      Satellite news and information                                         English
ARD 1 plus                     Satellite general entertainment                                        German
SAT 1                          Satellite general entertainment                                        German
RTL 2                          Satellite general entertainment                                        German
3SAT                           Satellite general entertainment                                        German
PRO 7                          Satellite general entertainment                                        German
n-TV                           Satellite news and information                                         German
Deutsche Welle                 Satellite news and information                                         German
DSF                            Satellite sports                                                       German
M6                             Satellite general entertainment                                        French
TV 5                           Satellite general entertainment                                        French
Galavision                     Satellite general entertainment                                        Spanish
TVE                            Satellite general entertainment                                        Spanish
RAI UNO                        Satellite general entertainment                                        Italian
Ostankino                      Satellite general entertainment                                        Russian

(a)      Proprietary channels produced by ProCable.
(b)      Larger cities only.
(c)      Gdansk region only.
(d)      In some larger markets.
(e) Atomic is currently carried on PTK2 for two hours per day. It is expected to become a separate satellite delivered channel in early 1997.
(f) Limited amount (at least three hours per day) of Polish-language commentary, with audio encryptions.

(g)      Encrypted signal.
(h)      Limited amounts of Polish sub-titles.

                 The Company sources its programming through government, local and foreign program providers. The Company broadcasts all state-owned channels available in its service areas, and these channels and other local terrestrial channels are generally received over the air. For a number of popular foreign programs, the Company has contracts up to five years in length and pricing is often based on the number of the subscribers serviced by the Company's networks. As the Company's subscriber base has grown it has generally been able to achieve volume pricing discounts under these types of contracts. The Company generally makes payments to programmers requiring such payments, unlike many of the SMATV competitors operating in its markets. Recently a number of channels that are transmitted via satellite have been encrypted, and thus are available only to legal operators who have entered into contracts with the program providers. The Company believes that as regulation surrounding copyright laws is enforced and as program providers increasingly encrypt their channels, the breadth of the Company's channel offerings will become an increasing competitive advantage.

                 PREMIUM TELEVISION CHANNELS. The Company is in the process of introducing Polish-language versions of premium movie channels to its subscribers for an additional monthly fee. Currently, two movie channels are available in Poland, Canal+ and FilmNet. Both feature movies and also carry live sports and other entertainment. Home Box
         Office ("HBO") plans to enter the Polish market in 1997   Within the
         last 12 months, the Company has made either Canal+ or FilmNet available in certain locations to determine market acceptance. The Company believes that while the demand for Polish-language premium movie channels is high, these channels are priced beyond what the majority of subscribers are willing to pay, because the incremental cost for one premium channel is significantly higher than the cost of the basic cable service. The price to the subscriber of Canal+ is approximately $14.30 per month, and FilmNet is approximately $9.00 per month plus, in each case, the cost of a decoder or decoder deposit. Nevertheless, the Company believes that significant premium channel revenues can be attained. The Company is in discussions with HBO to offer a Polish-language version of HBO at a price of approximately $6.00 per month. The Company believes that it should generate significant subscriber interest at this price level and that its offering of a competitively priced HBO product will encourage FilmNet and Canal+ to reduce their pricing, thereby stimulating demand for premium channels.

                 PROPRIETARY POLISH-LANGUAGE PROGRAMMING. The Company believes the provision of Polish-language programming, with local cultural content and themes, will increase subscriber penetration of its cable systems and generate programming and advertising revenues. The Company owns a 33% interest in a programming company, ProCable, which was formed to develop proprietary Polish-language programming. ProCable currently holds broadcast licenses to distribute PTK1 and PTK2 over all of the Company's networks that carry these channels, except for one network for which ProCable has an application pending with the Council and one network for which the Company is currently awaiting the grant of a Permit from PAR before ProCable can file with the Council for a license. PTK1, which was introduced in 1994, offers general local information, program scheduling, and local advertising and began offering more expansive local news, weather and other information in the fall of 1996 in some areas. PTK2, which was introduced in the spring of 1995, offers general entertainment in Polish (or with voice-overs in Polish), including full-length feature films, music, children's programs and documentaries.

                 The Company uses PTK1 and PTK2 as vehicles to introduce programs to the Polish market and to test their popular appeal with its subscribers. The Company intends that programs which generate significant consumer and advertising appeal will be given their own channels on the Company's networks. For example, Atomic TV, which debuted on PTK2 in the spring of 1996, has generated substantial viewer and advertising interest and the Company intends to offer it as a separate channel in early 1997. The Company expects to significantly expand and enhance the quality of programming on PTK1 and PTK2, and also to increase the number of proprietary channels on its networks. Additional programs and channels under consideration by the Company for development include family entertainment, sports and children's channels, among others.

                 PTK1 and PTK2 also serve as a means to create additional revenue sources for the Company from advertising and potentially from the distribution of such channels via satellite to other cable operators' networks. ProCable began selling local and national advertising on its channels in 1996 and expects that as the demand for its proprietary channels increases and Poland's advertising market for cable television matures, advertising may become a significant source of revenue for the Company. ProCable currently distributes its programs via tape, but due in part to the Company's critical mass of subscribers, ProCable believes it can cost-effectively begin to distribute its programs via satellite to the Company's networks. This will also allow ProCable to offer its programs as a package to other cable operators and possibly to DTH operators to create additional revenues from programming fees and advertising. In early 1997, ProCable plans to begin distributing PTK2 and Atomic TV over satellite to other cable system operators.


         SALES AND MARKETING STRATEGY


                 As an early entrant in the post-Communist market in Poland, the Company has had over six years of experience in introducing, developing, and refining marketing, sales and customer service practices in a diverse and rapidly developing Polish economy, which it believes is a competitive advantage in attracting and retaining subscribers. The Company's sales and marketing process is divided into four segments: operating area development, new market sales, remarketing sales and customer service.

                 OPERATING AREA DEVELOPMENT. The operating area development process in Poland is very different from that in Western cable television markets, because a Polish cable operator's geographic build is dependent on reaching agreements with individual co-op authorities rather than upon the issuance of an operating area development region by the government. The co-op authorities make decisions on behalf of the residents, including decisions as to the carriers of cable television. The Company's operating area development process begins with targeting an MDU followed by negotiations with the relevant co-op authority, and ultimately involves reaching an agreement with the co-op authority to allow construction and installation of the cable television network. The Company's strategy is to identify those geographic areas and housing estates with the most favorable demographic characteristics, highest population densities and lowest levels of competition from other cable operators.

                 NEW MARKET SALES. After an agreement with a co-op authority has been reached and construction of the cable network infrastructure has been completed, the Company focuses its efforts on direct, door-to-door sales to individual households. While the Company utilizes advertising in a variety of media (including television, radio, newspapers, magazines, co-op and association publications, billboards, bus shelter posters, and taxi placards) to build general awareness and recognition of the advantages of its cable television services, direct sales is the primary focus of the Company's marketing efforts. The distribution of promotional materials (via direct mail, leaflets and door hangers) begins several days in advance of the arrival of the Company's sales force. The materials provide for telephone and mail response, but are designed so that the potential customer expects a direct sales visit. The Company's sales force consists of native Poles who are trained in professional sales skills, personal interaction, product knowledge and appearance. All sales persons are compensated by direct sales commissions and incentive bonuses, and they are hired, trained and managed by Company managers whose incentive compensation is tied directly to sales results. New market sales tend to be highly seasonal, with the fourth calendar quarter being the most active sales period.

                 REMARKETING SALES. After new areas have been marketed, Company remarketing efforts focus on attracting new subscribers and selling additional products and services, such as premium channels and stereo services, to existing subscribers. Direct door-to-door remarketing sales are enhanced through advertising on PTK1 and PTK2, the Company's proprietary cable channels, bill inserts, door hangers, coupons, prizes and contests, as well as advertising in other media accessible to the general public. Company-wide remarketing campaigns are conducted quarterly and seasonal promotions coincide with holidays and cultural events. Sales persons are entitled to additional incentive commissions for remarketing sales.

                 CUSTOMER SERVICE. By implementing a Western-style customer care program that includes such features as courteous customer service representatives, prompt responses to service calls, and overall reliability, the Company has introduced a quality of service generally not found in Polish consumer markets. Customer service representatives are assigned to each cable system at a location easily accessible to subscribers in order to manage installation and service calls and to provide telephone sales service support. The Company guarantees service within 24 hours of a subscriber request. The Company believes that its customer care program gives it a distinct competitive advantage over other cable providers in the Polish market, has contributed to the Company's low churn rate and has been a primary motivation for consumers to select the Company as their cable television provider when provided with a choice.


REGIONAL CLUSTERS

         The Company has established six regional clusters encompassing six of the ten largest cities in Poland, including cities which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The following table illustrates certain operating data of each of the Company's existing regional clusters:

                OVERVIEW OF THE COMPANY'S EXISTING SYSTEMS(a)

                                                                                                        AVERAGE
                                                                                                        MONTHLY
                                                                                                     SUBSCRIPTION
                                                   HOMES        TOTAL      SUBSCRIBERS      BASIC     REVENUE PER   EBITDA
REGION                          TOTAL HOMES        PASSED  SUBSCRIBERS(b)    (b)(c)    PENETRATION(c) SUBSCRIBER    MARGINS
------                          -----------        ------  --------------    ------    -------------- ----------    -------

Gdansk                              250,000        196,586      90,441        88,149        44.8%         $7.32       64.7%
Katowice                          1,200,000        351,314     129,857       126,559          36.0         5.41        47.0
Warsaw                              800,000        173,987      79,242        65,279          37.5         5.25        42.9
Krakow                              300,000        126,305      56,984        53,424          42.3         5.69        34.2
Lublin                              100,000         34,161      31,450        13,579          39.8         5.41        33.9
Szczecin                            160,000         18,082      10,265         6,610          36.6         4.41         2.5
                                  ---------        -------     -------       -------          ----      -------      ------
         Total                    2,810,000        900,435     398,239       353,600          39.3%       $5.94(d)     48.4%(d)
                                  =========        =======     =======       =======          ====      =======      ======

(a) All data as of June 30, 1996. Includes approximately 23,000 subscribers and approximately 52,000 homes passed attributable to cable systems recently acquired by the Company which the Company took control of after such date and prior to the date hereof and approximately 15,000 additional subscribers and approximately 27,000 homes passed attributable to cable systems recently acquired by the Company which the Company has contracted to take control of by January 31, 1997.

(b) Average of beginning of and end of period subscribers for the six months ended June 30, 1996.

(c)      Includes basic and intermediate tiers.

(d) Represents a weighted average for the Company based on the total number of basic subscribers during the period.


                 The following provides certain information regarding the regional clusters in which the Company operates. Population figures presented herein are for the primary counties in each of the Company's six regional clusters. The Company's regional clusters may extend into more than one county or may not cover all of the population in the primary county. Population figures are provided for illustrative purposes only and may not be representative of the actual population the Company intends to service with its cable networks.

           GDANSK

                 The Gdansk regional cluster is located primarily in the county of Gdansk on the north coast of Poland. The population of the county of Gdansk is approximately 1.45 million. The Gdansk regional cluster has historically been the primary revenue generator for the Company, and accounted for approximately 38% of the Company's revenues and 51% of its EBITDA in 1995, and 34% of the Company's revenues and 44% of its EBITDA for the six-month period ended June 30, 1996. The Gdansk regional cluster is characterized by small, highly fragmented SMATV systems, many of which the Company expects to either acquire or overbuild in time. The Company believes that the Gdansk system, which was first constructed in 1990 and is the oldest and most mature of the Company's systems, illustrates the significant operating margins available in clustered operating systems in Poland.

                 The Company is expanding in the Gdansk regional cluster primarily through the continued build-out of MDUs and single family households, and into contiguous areas. The Company is focusing its marketing efforts in the Gdansk regional cluster on increasing penetration through remarketing campaigns. The Gdansk system possesses a number of exclusive agreements with co-op authorities, and the Company expects to expand the number of such agreements through the development of its broadcast tier, which the Company often offers on favorable terms in exchange for an exclusive agreement with co-op authorities to provide cable services to their residents.

           KATOWICE

                 The Katowice regional cluster is located primarily in the county of Katowice in the south of Poland. The population of the county of Katowice is approximately 3.9 million. The Katowice regional cluster accounted for approximately 35% of the Company's revenues and 33% of its EBITDA in 1995, and accounted for 35% and 33%, respectively, for the six-month period ended June 30, 1996. The Katowice regional cluster is characterized by numerous cities and towns with significant populations and high density housing. There are many small and medium size operators throughout the region, creating an opportunity to expand by acquisition. The Company began operations in Katowice in 1991, and in January 1995 tripled its number of basic subscribers in the Katowice region by merging its operations with those of a competitor, PPHEI-Ryntronik.

                 The Katowice regional cluster, with a housing density of over 500 homes per kilometer of cable plant in some areas, is the most densely populated region of Poland. The Company believes that, as one of the largest potential multi-channel television markets in Poland, the Katowice regional cluster offers the Company significant growth prospects. A desire to access this large potential market was the motivation behind the merger that created PTK-Ryntronik.

                 In March, 1996, the Company commenced a comprehensive training and rationalization program to integrate acquired networks into its operations and to rebuild a considerable portion of the such networks to meet the Company's standards. The Company expects that this rebuild program will be completed in 1998 and will cost approximately $10 million.

           WARSAW

                 The Warsaw regional cluster is located primarily in the county of Warsaw in the center of Poland. The population of the county of Warsaw is approximately 2.4 million. The Warsaw regional cluster accounted for approximately 15% of the Company's revenues and 12% of its EBITDA in 1995, and approximately 15% and 13%, respectively, for the six-month period ended June 30, 1996. The Company began operations in the Warsaw regional cluster in 1991.

                 Warsaw is the most competitive operating environment in Poland because of its size and population density. The Warsaw market is characterized by several large cable television operators and several small operators. The Company, which currently is one of the three largest cable television operators in Warsaw based on number of subscribers, has operating clusters in Warsaw that are located in what the Company believes are the most demographically desirable parts of the city (the southeast and the northwest sectors). The Company intends to grow its Warsaw system by building-out single family housing areas in Warsaw, extending its network into the suburbs and surrounding towns and by continuing to overbuild a weaker competitor's system in several MDU areas that are adjacent to the Company's operating areas.

           KRAKOW

                 The Krakow regional cluster is located primarily in the county of Krakow in the south of Poland. The population of the county of Krakow is approximately 1.2 million. The Company commenced operations in Krakow in late 1993. The Krakow market currently contains only one significant competitor which the Company believes has technical deficiencies and is experiencing problems in its relationships with co-op authorities.

                 The Company believes that the majority of the MDUs in the city of Krakow have been built-out by the Company and other cable system operators. Accordingly, the Company believes that future expansion in the Krakow regional cluster will consist of build-out of
         (i) newly constructed, single family homes, (ii) historical preservation areas (which are subject to a more extensive permit process) and (iii) towns surrounding the city of Krakow, and (iv) over-building the systems of competitors.

           LUBLIN

                 The Lublin regional cluster is primarily located in the county of Lublin in the east of Poland. The population of the county of Lublin is approximately 1.0 million. The Lublin regional cluster is characterized by a few small, cooperative-owned SMATV systems. The Company commenced operations in the Lublin regional cluster in mid 1995 with the acquisition of several agreements with co-op authorities related to approximately 50,000 homes past. In the Lublin regional cluster, the Company has constructed a cable system that has a bandwidth of 1GHz to allow the Company to experiment with offering telephony services.

                 In its agreements with co-op authorities in the Lublin regional cluster the Company is obligated to provide broadcast tier service to every home in an MDU in exchange for the MDU paying a fixed monthly fee of approximately $.40 to the Company for each apartment. The customer relationships created by nearly all homes in the market receiving broadcast tier service from the Company provide a marketing opportunity to encourage customers to upgrade their service. In addition, although the agreements with co-op authorities in Lublin generally do not provide for exclusivity, the Company believes that the customer relationships created by its broadcast tier arrangements will discourage competitors from entering the Lublin regional cluster.

                 The Company's system in the Lublin regional cluster has been enhanced by the opportunity for developing a pilot joint venture project with TPSA. The Company is considering the development of joint cable and telephony operations with TPSA in order to assess the feasibility of offering telephony and cable services throughout the Company's cable networks. The Company has received a grant from the U.S. Trade and Development Agency to explore technical, regulatory and economic feasibility of this project.

           SZCZECIN

                 The Szczecin regional cluster is primarily located in the county of Szczecin in the northwest corner of Poland. The population of the county of Szczecin is approximately 1.0 million. There is currently no significant competition in the Szczecin market other than several co-op authority owned systems. The Company commenced operations in the Szczecin regional cluster in 1995 with the acquisition of a cable system with approximately 4,200 subscribers and the exclusive right to build-out approximately 55,000 apartments in MDUs owned by the Szczecin municipal authorities.

PENDING ACQUISITIONS


         The Company intends to acquire all or a substantial portion of the capital stock or assets of five cable television systems in Poland. The aggregate consideration to be paid by the Company in connection with the Pending Acquisitions is expected to be approximately $29.2 million. The cable systems expected to be acquired in the Pending Acquisitions serve approximately 115,700 subscribers and pass approximately 230,300 homes. The consummation of the Pending Acquisitions will result in the expansion of the Company's existing operations within its regional clusters and the establishment of one new regional cluster in southwest Poland. The Company intends to use a portion of the net proceeds of the offering of the Old Notes to consummate certain of the Pending Acquisitions. The Company believes that it is required to obtain, and it intends to apply for, the Anti-Monopoly Office's approval of certain of the Pending Acquisitions, and it may be required to obtain the Anti-Monopoly Office's approval for certain future acquisitions as well. There can be no assurance as to the timing of closing of any of the Pending Acquisitions or as to whether or on what terms any of the Pending Acquisitions will actually be consummated.

         In particular, the Company entered into a share purchase agreement with KOLOR-SAT Sp. z o.o. ("Kolor-Sat") on December 20, 1996. Kolor-Sat's networks, which are located in Opale (Southwest), serve approximately 12,300 subscribers and pass approximately 22,000 homes. The consummation of the acquisition of 100% of the shares of Kolor-Sat is subject to the approval of the Anti-Monopoly Office.

         The Company has also entered into a purchase agreement with VEGA Sp. z o.o. ("Vega") pursuant to which it will acquire all of the cable television assets of Vega. Vega's networks, which are located in Wroclaw (Southwest), serve approximately 2,500 subscribers and pass approximately 5,000 homes.
Title to the assets will pass to PTK-Ryntronik upon the payment of the purchase price which is expected to occur in March 1997.

         The Company has entered into a purchase agreement with the owner of the DAMI cable television system located in Krakow. Pursuant to that agreement the Company will acquire that system, which serves approximately 14,500 subscribers and passes approximately 26,400 homes. The transaction is subject to the approval of the Anti-monopoly Office.

         The Company is in negotiations and expects to enter an agreement with a cable television operator and its shareholders which provides for the Company to purchase approximately 65% of the issued shares of a company that operates cable television networks located in several cities and towns in western Poland, serving approximately 65,000 subscribers and passing approximately 135,000 homes. The consummation of this acquisition, which is currently expected to occur in early 1997, is subject to the satisfaction of certain normal customary closing conditions. In connection with this transaction, the Company may agree to lend up to $500,000 to the company it intends to acquire to finance construction of new cable television networks in two cities. After consummation of the acquisition, the Company expects to establish a new regional cluster centered in southwest Poland.

         The Company is negotiating to purchase from two co-op authorities approximately 94% of the shares in a company operating cable television networks that serve approximately 19,500 subscribers and pass the same number of homes in a city in which the Company currently operates cable networks. The preliminary terms of this transaction have been approved by members of the supervisory board of each of the co-op authorities, and the Company expects the transaction will close in early 1997. The consummation of this acquisition will increase the Company's ownership interest in the target company from 1.4% to approximately 95%. The Company intends to integrate the acquired networks into its existing regional cluster.

THE NETWORKS


         The Company believes the fiber-optic cable networks that it has constructed, which serve approximately 60% of its homes passed, are among the most technologically advanced in Poland and are comparable to modern cable networks in the United States. All of the Company's networks that have been constructed by the Company have bandwidths of at least 550 MHZ, with one network as high as 1 GHz. New portions of the networks which are currently being constructed are being designed to have minimum bandwidths of 750 MHZ. The Company's goal is to upgrade any portions of its networks that have bandwidths below 550 MHZ (generally acquired from other entities) to at least 750 MHZ in an effort to reduce the number of headends and parts inventory required in the networks. The Company uses fiber-optic and coaxial cables, electronic components and connectors supplied by leading Western firms in its networks.

         The Company's networks, in most cases, use a fiber-to-the-feeder, 2,000 home node design. The Company uses a switched-star configuration for its networks by installing a discreet drop cable which runs from a secure lockbox to each home (as opposed to a loop system which feeds multiple homes from a single cable), allowing the Company to more efficiently disconnect non-paying clients, add or remove service options to individual homes and audit its systems to detect theft of signal. Where required, high-quality tuners are used in subscriber homes.

         The Company's networks were constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services, including combined telephone and cable services and digital data transmission, if the Company decides to pursue such ancillary sources of revenue in the future. The Company's systems provide substantial excess channel capacity and are designed to maximize reliability. The Company operates many of its systems at less than 50% of channel/bandwidth capacity. Two-way capability can be added to most of the Company's systems at limited cost to provide addressable and interactive services in the future. The networks constructed by the Company meet or exceed the technical standards established by Polish regulatory authorities, and the Company's policy is to upgrade sub-standard networks obtained in acquisitions as rapidly as practicable.

         Because the Company has entered into a general cooperation agreement with TPSA, the Polish national telephone company, and agreements with local TPSA branches which permit the Company to use TPSA's conduit infrastructure for periods up to twenty years, it has been able to avoid constructing its own underground conduit in certain areas. The Company also has agreements to undertake joint construction with TPSA and other utilities for new conduits in certain areas. These agreements represent a major advantage to the Company since they permit the Company to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists and provide for joint construction with TPSA and other utilities of conduit infrastructure where none currently exists. As of June 30, 1996, approximately 70% of the Company's cable plant utilized preexisting conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such contracts. See "Risk Factors--Risks Associated with Cable Networks; Agreements with TPSA" and "Business-- Properties."

         The Company estimates that at the end of 1996 it had over 2,200 kilometers of cable plant constructed and that the fiber-optic backbone of its networks will be substantially complete. Other than a rebuild of one of the Company's acquired cable systems in the Katowice region for a cost of approximately $10 million, the Company estimates that its future capital expenditures will consist primarily of capital needed for the incremental addition of new MDUs and subscribers to its existing networks and for the build-out or rebuilding associated with the acquisition of new cable systems. From its existing infrastructure base, the Company's incremental build cost to add an adjacent MDU or additional MDU subscribers to existing networks averages less than $200 per MDU subscriber. (MDU subscribers represent more than 95% of the Company's total subscribers.) The Company believes that several primary factors contribute to its favorable cost structure. The significant density of homes per kilometer of cable plant in the Company's core markets and the Company's conduit agreements substantially reduce its build costs. Moreover, the Company believes that the size of its construction program allows it to negotiate attractive construction labor contracts and discounts on materials.

COMPETITION


         The multi-channel television industry in Poland has been, and is expected to remain, competitive. The Company competes with other cable television operators as well as with companies employing numerous other methods of delivering television signals to the home. The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service, quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While such operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Although Polish regulatory authorities have recently attempted to improve the enforcement of such laws and regulations, there can be no assurance that they will be enforced. If such laws and regulations are not enforced, these SMATV operators will be able to continue operating with a lower cost structure than that of the Company and thus charge lower fees to subscribers, which may have an adverse effect on the Company's business, results of operations and financial condition. See "Regulation." Regardless of the enforcement of these laws and regulations, the Company expects that SMATV operators will continue to remain a competitive force in Poland. Certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have greater resources (including financial resources and access to international programming sources) than the Company. The largest competitors of the Company in Poland include Aster City, a joint venture between certain Polish persons (with an aggregate 51% ownership interest) and Bresnan Communications and TCI Communications Inc. (with an aggregate 49% ownership interest) with an estimated 120,000 subscribers, and Porion, a Polish entity, with an estimated 80,000 subscribers.

         The Company's cable television systems also compete with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and DTH satellite-delivered television services, and may in the future compete with MMDS systems. The extent to which the Company's cable television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of programming at a reasonable price than the programming and prices available through alternative delivery systems. In addition, advances in communications technology as well as changes in the marketplace and the regulatory environment are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the cable television industry in Poland. See "The Industry--The Polish Multi-Channel Television Industry."

         Cable television systems also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as video cassette recorders. The extent of such competition depends upon, among other things, the price, variety and quality of programming offered by cable television, and the popularity of television itself.


PROPERTIES


         As of June 30, 1996, the Company owned equipment, including 62 headends, and approximately 2,200 kilometers of cable plant. The Company has approximately 40 lease agreements for offices, storage spaces and land adjacent to the buildings. The total area leased amounts to approximately 25,000 square meters (most of which is land adjacent to buildings). The areas leased by the Company range from approximately 20 square meters up to more than 12,500 square meters. The agreements are for specified and unspecified periods of time and may be terminated with relatively short notice periods by either party, usually three months. The Company does not own any real property.

         The Company has entered into conduit leases with TPSA (and, in certain cases, with other entities). The majority of the TPSA leases require the Company to bear the costs of the maintenance of the cable. The Company may not sublease the conduit or cables or allow a third party to use the conduits or cables free of charge without TPSA's consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. Dollar exchange rates or on the increase of real maintenance costs). A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. See "Risk Factors--Risks Associated with Cable Networks; Agreements with TPSA."

         The Company believes that its lease agreements and conduit agreements are adequate for purposes of the Company's operations, although additional space and conduits will be needed in the future if the Company consummates the acquisitions it currently has planned.

PTK TRADEMARK


         The Company has not registered the PTK trademark. In 1992, the Polish patent office rejected the Company's application for registration of the PTK trademark because PTK was deemed to be generic rather than descriptive. The Company reapplied for registration of the trademark in August 1996. There can be no assurance as to when the PTK trademark will be accepted for registration, if at all. If the PTK trademark is not accepted for registration, the Company will consider applying for registration of a different trademark.


EMPLOYEES


         As of June 30, 1996, the Company had approximately 620 permanent full-time employees and approximately 50 part-time employees. In addition, as of such date the Company employed approximately 80 salesmen who received both commissions and a nominal salary, and from time to time the Company employs additional salesmen on an as needed, commission only basis. These numbers do not include approximately 23 permanent full-time employees of ProCable. None of the Company's employees are unionized. The Company believes that its relations with its employees are good.


LEGAL PROCEEDINGS


         The Company is involved in litigation from time to time in the ordinary course of business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial conditions or results of operations.

                                   REGULATION


GENERAL


          The operation of cable television systems in Poland is regulated under the Communications Act by the MOC and PAR and under the Television Act by the Council. Cable television operators in Poland are required to obtain Permits from PAR to operate cable television networks and must register certain programming that they transmit over their networks with the Council. In contrast to cable television regulatory schemes in the United States and in certain other Western nations, neither the MOC nor PAR currently has the authority to regulate the rates charged by operators for cable television services. Cable television operators in Poland also are subject to the Copyright Act, which provides intellectual property rights protection to Polish authors and producers of programming. Broadcasters in Poland are regulated by the Council under the Television Act and must obtain a broadcasting license from the Council.


THE COMMUNICATIONS ACT


          General. From the fall of the communist government in 1989 through 1992, the Polish cable television industry was essentially unregulated. Although the Communications Act was enacted in 1990, the MOC and PAR did not begin promulgating and enforcing regulations implementing the Communications Act until 1992. In 1993, to improve the quality of Poland's cable television systems, the MOC and PAR began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the MOC and PAR began to monitor compliance with regulations requiring all cable operators to obtain Permits and, more recently, has begun to enforce such requirements. In 1995, the Communications Act was amended to create restrictions on foreign ownership within the cable television industry.

          Permits. The Communications Act and the Permits set forth the terms and conditions for providing cable television services. A Permit authorizes the construction and operation of a single cable television network in a specified geographic area. Permits do not give exclusive rights to construct and operate a cable network within an area, and usually do not include build-out milestone requirements.

          To obtain a Permit, an operator has to file an application with PAR. A Permit application must be accompanied by evidence demonstrating that the applicant's network will be constructed of components approved by, and meeting the technical specifications set forth by, PAR and the MOC, and that co-op authorities or other property owners in the area that the Permit will cover have agreed to allow the applicant access to their property to install the cable network. PAR will refuse to grant a Permit if the applicant fails to submit the evidence described above or if the applicant's cable network fails to comply with technical requirements established by PAR and the MOC including minimum standards for signal quality and radio frequency leakage.

          Permits have an initial term of one year, and thereafter, if renewed, are generally renewed for a term of up to five years. Renewal applications must be submitted to PAR at least one month prior to the end of a Permit's term. If a renewal decision from PAR is pending at the expiration of a Permit's term, as is usually the case, the term is deemed to be extended until the renewal decision is made. PAR generally renews Permits as a matter of course if the terms and conditions of the Permit and the requirements of the Communications Act, including the technical requirements for cable networks established by PAR and the MOC, have been met by the holder of the Permit. The Communications Act also requires that operators of cable television systems comply with copyright laws. See "--Copyright Protection."

          If a cable television operator breaches the terms or conditions of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where the breach occurred or the forfeiture of the operator's cable networks. In addition, the Communications Act provides that PAR may not grant a new Permit to, or renew an expiring Permit held by, any applicant that has had, or that is controlled by an entity that has had, a Permit revoked within the previous five years. In many, though not all, instances, where a violation of the terms or conditions of a Permit or the Communications Act have occurred, PAR is required by law to give the cable television operator an opportunity to rectify the violation.

          Permits are not transferable. Accordingly, a cable television operator who acquires a cable network from another operator must apply for a Permit covering the area in which the acquired network is located, unless the acquiring operator already has a valid Permit covering the area. However, subject to the restrictions on foreign ownership of cable television operators described below and to any restrictions contained in a specific Permit, shares of cable television operators holding Permits are freely transferrable.

          Foreign Ownership Restrictions. The Communications Act and applicable Polish regulatory restrictions provide that Permits may only be issued to and held by Polish individuals, corporations that have their registered offices in Poland or other companies formed under the laws of Poland in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, the Communications Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory board of any cable television operator holding Permits be comprised of Polish citizens residing in Poland. These restrictions do not apply to any Permits issued prior to July 7, 1995, to Permits issued at any time pursuant to certain licenses obtained under the Commercial Activity Act described below or to renewals of any such Permits ("Grandfathered Permits"). As of September 15, 1996, over 54% of the Company's subscribers were covered by Permits that are not subject to foreign ownership restrictions.

          Enforcement of Poland's regulatory restrictions on foreign ownership of cable television operators is performed by PAR. Applications for Permits, and for renewals thereof, require disclosure of the applicant's ownership structure, shareholders and management and supervisory boards. A violation of these regulatory restrictions constitutes a violation of the Communications Act, and can lead to revocation of all Permits held by the entity committing the violation. See "--Permits."

          Prior to the creation of PAR and the Permit system, PTK, S.A. received a license to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities (as described in the license) under the Commercial Activity with Participation of Foreign Parties Act of 1988, as amended (the "Commercial Activity Act"). Although the Commercial Activity Act has been repealed, the MOC has recently confirmed to the Company that this license enables the Company to acquire Permits covering areas in Warsaw, Krakow and the surrounding areas without regard to the regulatory restrictions on foreign ownership described above. The Company plans to transfer cable networks that it acquired or constructed after July 7, 1995 in the Warsaw and Krakow license areas to PTK, S.A., which will apply for Permits covering such systems.

          To comply with foreign ownership requirements for Permits for networks not covered by Grandfathered Permits, the Company has entered into contractual arrangements with the Polish entity Poltelkab. The Company owns 49% of Poltelkab and five Polish executives of the Company or Poltelkab own the remaining 51%. In the case of the acquisition or construction of cable networks not covered by Grandfathered Permits, either the Company will own all of the cable network assets and will lease the assets to Poltelkab, or Poltelkab will own and operate the networks. In the Company's current leasing arrangements with Poltelkab, Poltelkab holds the Permits to operate the new cable networks, receives all of the revenues from subscribers, pays all operating expenses relating to the operation of the networks, and through the lease arrangements pays the Company rent equal to substantially all of the cash flow generated by the networks. The Company believes that this ownership and operating structure are not in contradiction with the technical requirements of Polish law. PAR has recently granted Poltelkab two Permits for networks using the ownership and operating structure described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the Company's ability to acquire Permits to operate cable television systems and could result in the loss of Permits held by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition.

          The Company's Permits. The Company has received approximately 20 Permits from PAR, covering approximately 202,000 of the Company's approximately 346,000 basic subscribers as of September 15, 1996 (excluding subscribers of networks which the Company has contracted to purchase, but which the Company had not taken control of as of such date), including approximately 21,000 subscribers for whom the Company's Permits are deemed extended under Polish law pending PAR's response to the Company's Permit renewal applications (collectively, "Valid Permits"). However, the Company does not have Valid Permits covering certain of the areas in which it operates cable networks. Of the approximately 144,000 basic subscribers as of September 15, 1996 located in areas for which the Company does not currently have Valid Permits, approximately 50% are located in areas serviced by recently acquired cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including obtaining agreements with co-op authorities and the upgrade of the acquired network to meet technical standards where necessary), approximately 24% are located in areas serviced by recently acquired or constructed networks in Warsaw, Krakow and the areas surrounding these cities, which the Company will be transferring to PTK, S.A. in order to more efficiently comply with foreign ownership restrictions, and approximately 26% are located in areas serviced by networks for which the Company has Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits for which the Company has applied.

          There can be no assurance that PAR will not take action against the Company for operating cable television networks in areas not covered by valid Permits, including assessing fines, revoking Permits held by the Company or seizing the Company's cable networks. Furthermore, there can be no assurance that the Company will be able to receive Permits in the future permitting it to operate any other networks that it may acquire. Any such action would have a material adverse effect on the Company's business, financial condition and results of operations.


TELEVISION ACT


          The Council. The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters. Cable television operators generally are not considered broadcasters under the Television Act unless they make modifications, such as inserting commercials, to programming transmitted over their networks or fail to retransmit programming simultaneously with their receipt thereof.

          Registration of Programming. Under the Television Act, cable television operators must register each channel and the programs to be transmitted thereon ("programming") with the Chairman of the Council prior to transmitting it over their cable networks. An exception to this registration requirement exists for (i) programming that is broadcast by public broadcasters, and (ii) programming that is broadcast by other domestic broadcasters and is generally available over the air for receipt by the public in the area where the network is located.

          The application to register programming with the Chairman of the Council must include (i) specification of the programming to be transmitted and the broadcaster of the programming and (ii) evidence that the applicant has a Permit covering the cable networks on which the programming will be transmitted. Registration of programming occurs automatically if the Chairman of the Council does not reject an application within two months of its submission.

          In general, the Chairman of the Council will refuse registration of programming if (i) the applicant is not legally entitled to use the cable network over which the programming will be distributed (i.e., does not have a Permit covering the network), (ii) the broadcasting of the programming in Poland would violate Polish law, including provisions of the Television Act governing sponsorship, advertising and minimum Polish content requirements for programming broadcast by Polish broadcasters or (iii) the transmission of the programming over the cable network would violate Polish law, including the Television Act.

          Once programming is registered with the Chairman of the Council by a cable television operator, it remains registered with respect to such operator until the term, if any, requested in the application for registration expires or until the Chairman of the Council revokes the registration. Applications to renew the registration of programming are usually filed two months prior to the end of the term of the registration thereof and will usually only be rejected for the reasons described above. The Chairman of the Council is authorized to revoke registration if a program for any of the same reasons for which it is entitled to refuse to register programming, or if the cable television operator violates the "must carry" provisions of the Television Act that require cable operators to transmit programming broadcast by public broadcasters nationwide or regionally.

          The Company has registered with the Chairman of the Council most of the programming that it transmits on its cable networks, except programming distributed on networks for which it does not have Permits. There can be no assurance that the Chairman of the Council will not revoke the registration of any of the Company's programming, or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks, or that the Council will not take action regarding unregistered programming the Company transmits over its cable networks which do not have Permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming as well as criminal sanctions against Company management.

          Broadcasting Licenses. Companies that engage in broadcasting in Poland must receive a broadcasting license from the Chairman of the Council under the Television Act. Broadcasting is defined under the Television Act to include (i) the wireless emission of a program for the purpose of simultaneous and general reception and (ii) the introduction of a program or channel into a cable television network. In determining whether to grant a broadcasting license, the Council considers factors including whether the planned broadcasting activity by the applicant will serve to provide information, facilitate access to culture and art or provide entertainment and whether the applicant will be able to secure the required investments and financing for the planned broadcasting operations.

          Broadcasting licenses, unless revoked by the Council, have a term of between three and ten years. Applications to renew broadcasting licenses are considered by the Council based upon the same factors considered in determining whether to grant a broadcasting license. The Council may revoke a broadcasting license for, among other things, violations of the Television Act, of the terms the broadcasting license or of the restrictions on foreign ownership of broadcasters described below. See "--Restrictions on Foreign Ownership of Broadcasters."

          Restrictions on Foreign Ownership of Broadcasters. Under the Television Act and applicable regulations, a broadcasting license may be granted only to Polish citizens domiciled in Poland or to Polish companies in which foreign persons hold no more than 33% of the issued capital stock and no more than 33% of the votes at general meetings of their shareholders.

          While the Company is not a broadcaster under the Television Act, it owns a 33% interest in ProCable, which broadcasts PTK1 and PTK2 over the Company's networks. The other shareholders of ProCable are its president, a Polish citizen who owns a 40% interest, and a Polish children's charitable trust. ProCable currently holds broadcasts licenses to distribute PTK1 and PTK2 over all the Company's networks that carry these channels, except for one network for which ProCable has an application pending with the Council and one network for which the Company is currently awaiting the grant of a Permit from PAR before ProCable can file with the Council for a license. The Company believes that the ownership structure of ProCable complies with Poland's regulatory restrictions on foreign ownership of broadcasters. However, there can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership structure violates Polish regulatory restrictions on foreign ownership of broadcasters. Further, there can be no assurance that Polish regulators will not revoke any of ProCable's licenses for broadcasting over a cable network for which it does not have a valid license or otherwise. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.


COPYRIGHT PROTECTION


          Protection of Rights of Polish Authors and Producers of Programming. Cable television operators in Poland are subject to the provisions of the Copyright Act, which governs enforcement of intellectual property rights of Polish citizens and companies in programming. Polish copyright law distinguishes between authors, who are the creators of programming, and producers, who acquire intellectual property rights in programs created by others. In general, the holder of a Polish copyright for a program transmitted over the cable networks of a cable television operator has a right to receive compensation from such operator or to prevent transmission of the program.

          The rights of Polish copyright holders are generally enforced by organizations for collective copyright administration and protection such as Zwiazek Autorow i Kompozytorow Scenicznych ("ZAIKS") and Zwiazek Artystow Scen Polskich ("ZASP") (collectively, "Rights Organizations"), and can be enforced by the holders themselves. In practice, the compensation paid to the holder of a Polish copyright on programming that is transmitted over a cable television system is usually set by contract between a Rights Organization and the individual cable television operator. The Company is operating under a contract with ZASP, and is currently in the process of negotiating an extension of its expired contract with ZAIKS. There can be no assurance that the Company will be able to obtain such extension. In the event that a cable television operator transmits programming in violation of a Polish copyright, the Rights Organization or the copyright holder may sue the operator for an injunction preventing further violations or an accounting for profits or damages, which may include, in certain circumstances, a sum equal to three times the amount of compensation the copyright holder could have obtained if it had entered into a contract with the operator. In addition, a violation of the Copyright Act by a cable television operator would also constitute a violation of the Communications Act and the operator's Permits. See "--The Communications Act--Permits."

          Protection of Rights of Foreign Authors and Producers of Programming. Except as described below, the Copyright Act protects only Polish citizens and Polish companies. Foreign authors of programming, however, may receive protection under the Copyright Act for programing that is either (i) originally published in Poland or is originally published simultaneously in Poland and abroad or (ii) originally published in Polish-language form. In addition, foreign authors of programming receive Polish copyright protection under the terms of the Berne Convention of 1971 (the "Berne Convention"), which was adopted by Poland in 1994. Foreign producers of programming who satisfy certain criteria are entitled to receive some copyright protection under the Agreement on Trade Related Aspects of Intellectual Property Rights ("TRIPS"), which was recently adopted by Poland. While foreign producers of programming are entitled to receive some copyright protection in Poland under TRIPS, the amount of protection provided is uncertain because TRIPS was only recently adopted and its terms do not clearly specify the protection granted. In addition, foreign programming producers will receive Polish copyright protection under the Rome Convention if it is adopted by Poland.

          Under the Berne Convention, authors of programming located in other signatory countries must be extended the same copyright protection over their programming that Polish authors receive under the Copyright Act. Polish cable television operators must thus make copyright payments to foreign authors holding copyrights in programming that is transmitted over the cable networks of such operators. See "--Protection of Rights of Polish Authors and Producers of Programming". The Berne Convention, however, does not grant any protection to foreign producers of programming.

          The Company expects that Poland may be bound by the Rome Convention in April 1997. Poland's adoption of the Rome Convention would result in the intellectual property rights of programming producers who are located in other signatory countries being protected in Poland to the same extent that such rights of Polish producers are protected. The Company currently makes copyright payments to the foreign programmers requiring such payments, such as CNN, Eurosport and Cartoon Network, even though such payments are not mandated by Polish copyright law. The Company is not able to predict the effect of TRIPS or of the adoption of the Rome Convention on the Polish cable television industry, and there can be no assurance that either will not result in the Company paying additional fees to broadcasters for programming or being unable to obtain certain commercially desirable programming.


ANTI-MONOPOLY ACT


          Competition in Poland is governed by the Anti-Monopoly Act which established the Anti-Monopoly Office to regulate monopolistic and other anti-competitive practices. The current Polish anti-monopoly body of law with respect to the cable television industry is not well established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in the cable television industry. However, as a general rule, companies that obtain control of 40% or more of their market face greater scrutiny from the Anti-Monopoly Office. The relevant markets for cable television services have not been defined by the Anti-Monopoly

Office. Furthermore, the Company believes that it is required to obtain, and it intends to apply for, the Anti-Monopoly Office's approval of certain of the Pending Acquisitions, and it may be required to obtain the Anti-Monopoly Office's approval for certain future acquisitions as well. In addition, the Anti-Monopoly Office can review a company's past and present activities for potential anti-competitive behavior.

          There can be no assurance that the Anti-Monopoly Office will approve the Pending Acquisitions or Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations, if undertaken by the Anti-Monopoly Office, will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS


The current directors and executive officers of the Company are:

NAME                                 AGE       POSITION
----                                 ---       --------
David T. Chase(a)                    67        Chairman of the Board of Directors
Robert E. Fowler, III(a)(b)          37        Director and Chief Executive Officer
Arnold L. Chase(a)                   45        Director
Scott A. Lanphere(c)                 30        Director
Jerzy Z. Swirski(c)                  39        Director
Richard B. Steele                    36        President
Cheryl Anne Chase                    43        Executive Vice President and Secretary
John S. Frelas                       46        Chief Financial Officer and Treasurer
George Makowski                      42        Chief Operating Officer
John P. Redding                      38        Vice President
Gilbert L. Tash                      60        Vice President
Michael J. Houlehan                  37        Chief Executive Officer of PCI Programming
Andrzej Muras                        47        Executive Vice President of Corporate
                                               Development of PTK, S.A.
Marek Sowa                           35        Vice President of Poltelkab

--------------------

(a) Appointed as a director by the Chase Group (as hereinafter defined) under the Shareholders' Agreement (as hereinafter defined). See "Certain Relationships and Related Transactions--Shareholders' Agreement."

(b) Appointed as Chief Executive Officer by the Chase Group and accepted as such by the ECO Group (as hereinafter defined) under the Shareholders' Agreement pursuant to which the Chief Executive Officer is also appointed as a director. See "Certain Relationships and Related Transactions--Shareholders' Agreement."

(c) Appointed as a director by the ECO Group under the Shareholders' Agreement. See "Certain Relationships and Related
          Transactions--Shareholders' Agreement."


CERTAIN INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS


          Information with respect to the business experience and affiliations for the past five years of the current directors and executive officers of the Company is set forth below.


          DAVID T. CHASE has served as Chairman of the Board of Directors of PCI since March 1996. Since January 1990, Mr. Chase has been a Director and President of David T. Chase Enterprises, Inc., a diversified conglomerate with extensive holdings in real estate and previously in media. Mr. Chase has also been on the Supervisory Boards of PTK, S.A., PTK-Warsaw and PTK-Krakow since December 1992, October 1993, and October 1993, respectively. Mr. Chase also serves as a Director and President of DNI Corp. ("DNI"), a general partner in Chase Financial Limited Partnership. He is also a Director of ACCEL International Corporation ("ACCEL"), an insurance holding company.

          ROBERT E. FOWLER, III has served as Chief Executive Officer of PCI since December 1996 and has served as a Director of PCI since March 1996. Mr. Fowler served as Vice President of PCI from August 1993 to December 1996 and its Treasurer from April 1991 to December 1996. Since December 1993, he has served as Vice President of D.T. Chase Enterprises, Inc. Mr. Fowler has served as Director of PCI Programming since July 1996. From July 1996 to December 1996, Mr. Fowler also served as Vice President and Treasurer of PCI Programming. Since December 1996, he has served as Chairman of the Board of Directors of PCI Programming. He is also a Director of ACCEL.

          SCOTT A. LANPHERE has served as a Director of PCI since March 1996 and as a Managing Director of PCBV since May 1996. Mr. Lanphere has been a Director of Advent since December 1994, and from May 1991 to December 1994 served as an Investment Manager of Advent.

          JERZY Z. SWIRSKI has served as a Director of PCI since October 1996. Mr. Swirski has served as a Director of Advent since July 1995. From January 1995 to July 1995, Mr. Swirski was a consultant to Enterprise Investors, a Polish equity firm. From 1991 to 1994, he was an officer of E. Wedel S.A. ("Wedel"), a Polish subsidiary of PepsiCo Foods, International, and General Manager of Frito-Lay, Poland.

          ARNOLD L. CHASE has served PCI as a Director since December 1996. Mr. Chase has also served as President of the Managing Board of PTK-Warsaw, PTK-Krakow and PTK-Ryntronik since October 1993. Mr. Chase has also served as Director and Executive Vice President and as Treasurer of D.T. Chase Enterprises, Inc. since December 1990 and October 1992, respectively. Arnold Chase served PCI as Co-Chairman of the Board of Directors from April 1991 to March 1996 and as its President from October 1992 to March 1996. Mr. Chase was Managing Director of PCBV from March 1990 to May 1996 and President of the Managing Board of PTK, S.A., from December 1992 to August 1996. He previously served as Chairman of the Supervisory Board of PTK, S.A. from August 1990 to December 1992. From April 1991 to October 1992, Mr. Chase served as Executive Vice President of PCI. Mr. Chase has been a Director, Executive Vice President and Treasurer of DNI, since June 1994 and has been a Director of First National Bank of Connecticut since 1992.

          RICHARD B. STEELE has served as President of PCI since December 1996. Mr. Steele served as a Director and the Chief Executive Officer of PCI from March 1996 until December 1996 and served as Vice President of PCI from May 1992 to March 1996. Mr. Steele served as a Director and the Chief Executive Officer of PCI Programming from July 1996 to December 1996, and was the Senior Vice President and served as Chief Financial Officer of David T. Chase Enterprises, Inc. from December 1990 to 1994. He has been a Managing Director of PCBV since December 1992, on the Supervisory Board of PTK-Warsaw since October 1993 and on the Management Boards of PTK, S.A., PTK-Krakow, PTK-Ryntronik and PTK-Lublin since August 1996, May 1996, July 1996, and July 1996, respectively. He is also the managing member of Steele LLC ("Steele LLC"), a Connecticut limited liability company. Mr. Steele also performs real estate consulting services for the affiliates of certain stockholders of PCI.

          CHERYL ANNE CHASE has served as Executive Vice President of PCI since April 1991, Secretary of PCI since April 1992, and was a Director of PCI from January 1990 to March 1996. Ms. Chase has been Director, Executive Vice President, Secretary and General Counsel of David T. Chase Enterprises, Inc. since March 1990. Ms. Chase also serves as Director, Executive Vice President and Secretary of Chase Polish Enterprises, Inc., D.T. Chase Enterprises, Inc. and DNI Corp. She has also served as Executive Vice President and Secretary of PCI Programming since July 1996 and has been on the Supervisory Board of PTK-Warsaw since October 1993.

          JOHN S. FRELAS has been the Chief Financial Officer of PCI since September 1996 and the Treasurer of PCI since December 1996. Mr. Frelas has been the Treasurer of PCI Programming, Inc. since December 1996. From 1995 to 1996, Mr. Frelas was the Chief Financial Officer of Eurofund Management Polska. During 1995, he served as a consultant to the Polish-American Enterprise Fund. From 1972 to 1994, Mr. Frelas worked for PepsiCo Foods International and certain of its subsidiaries, most recently as a Corporate Planning Manager for Hostess Frito-Lay Canada during 1994 and as a Corporate Controller for Wedel from 1992 to 1993.

          GEORGE MAKOWSKI has been the Chief Operating Officer of PCI since January 1997. From 1993 to January 1997, Mr. Makowski was Vice President of Marketing for Ameritech International, Inc. ("Ameritech"). During this time Mr. Makowski also served as Sales and Marketing Director of Centertel, S.A., a division of Ameritech. From 1986 to 1993, Mr. Makowski held various senior management roles within Groupe Bull, S.A.

          JOHN P. REDDING has served as a Vice President of PCI since April 1996 and Vice President of PCI Programming since December 1996. Mr. Redding also has served as Vice President of D.T. Chase Enterprises, Inc. since April 1996 and since January 1990, Mr. Redding served as Senior Vice President of David T. Chase Enterprises, Inc.

          GILBERT L. TASH has served as a Vice President of PCI since October 1996. From June 1993 to May 1996 Mr. Tash was Managing Director of PCBV. Mr. Tash has been employed by PTK, S.A. in various capacities since September 1990, and has served as Vice President of the Management Board of PTK, S.A. since May 1992. Mr. Tash also has served as the Vice President of the Management Board of PTK-Warsaw since October 1993, the President of the Supervisory Board of PTK-Ryntronik since August 1996, and the Vice President of the Management Board of PTK-Krakow since October 1993. Mr. Tash served as an Executive Vice President of Times Mirror Cable Television from 1971 to 1989, where he had supervisory responsibilities for the financial and technical management of cable television system construction projects.

          MICHAEL J. HOULEHAN has been Chief Executive Officer of PCI Programming since December 1996. Mr. Houlehan served as Executive Vice President of PCI Programming from October 1996 to December 1996. Mr. Houlehan has been Director of Corporate Development for PCI since October 1994. Mr. Houlehan was a Managing Director of Potomac Pacific, Ltd., a strategic financial services firm, from 1989 to 1994. From 1981 to 1989, he served as a Vice President at First Interstate Bancorp, where he specialized in corporate finance and international merchant banking.

          ANDRZEJ MURAS has been Executive Vice President of Corporate Development for PTK, S.A. since September 1989 and an Executive Vice President of PTK-Warsaw since January 1996. Prior to January 1990, Mr. Muras was Chief Executive Officer of POLTEL, a programming source for state-owned Polish television channels TVP 1 and TVP 2. From 1961 to 1989, Mr. Muras served as Managing Director and also held other positions at the Polish State Television and Radio Department.

          MAREK SOWA has served as Vice President of Poltelkeb since March 1996. From August 1994 until May 1996, Mr. Sowa served as Corporate Development Manager of PTK, S.A. Mr. Sowa also served on the Supervisory Board of ETV since June 1996 and on the Management Boards of PTK, S.A. from April 1995 to August 1996, PTK-Warsaw from April 1995 to September 1996 and PTK-Lublin from April 1995 to May 1996. Mr. Sowa served as Vice President of PTK-Szczecin from May 1995 to June 1996, Chairman of PTK-Szczecin's Supervisory Board from June 1996 through August 1996 and as Vice President of the Management Board of ETV from July 1995 to June 1996. Mr. Sowa received his M.B.A. from the University of Illinois at Urbana-Champaign and the University of Warsaw in 1994. From 1991 to 1992 Mr. Sowa served as International Acquisitions Manager at Arfilm-Plus, an independent film distribution company. From 1987 to 1990, Mr. Sowa served as an associate producer for the CBS News Warsaw Bureau.


BOARD OF DIRECTORS


          PCI's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that five individuals shall comprise the Board of Directors. All of the current members of the Board of Directors were elected pursuant to the Shareholders' Agreement. Under the Shareholders' Agreement, the ECO Group has the right to designate two directors, and PIH, Mr. Freedman and Steele LLC (collectively, the "Chase Group") have the right to designate the remaining three directors, one of whom shall be selected, if approved by the ECO Group, to serve as the Chief Executive Officer of PCI. Pursuant to a voting agreement between PIH, Mr. Freedman and Steele LLC (the "Voting Agreement"), all designations to be made by the Chase Group are made by David T. Chase. David T. Chase, Arnold L. Chase and Robert E. Fowler, III have been designated as Directors by the Chase Group, Mr. Fowler was designated as Chief Executive Officer by the Chase Group and was accepted as such by the ECO Group, and Messrs. Lanphere and Swirski have been designated as Directors by the ECO Group. See "Certain Relationships and Related Transactions-- Shareholders' Agreement" and "Certain Relationships and Related Transactions--Voting Agreement."

          The By-Laws of PCI (the "By-Laws") provide that, in the absence of their earlier resignation or removal, all Directors will serve until the next annual meeting of shareholders (held the second Wednesday of August of each year) following their election. The By-Laws provide that directors may resign or may be removed (with or without cause) by the vote of stockholders representing at least 61% of the total outstanding voting power. The By-Laws further provide that, except as otherwise required by the laws of the State of New York or the Certificate of Incorporation, vacancies in the Board of Directors shall be filled by the vote of stockholders representing at least 61% of the total outstanding voting power.

          The By-Laws provide that a majority of the entire board, determined without respect to vacancies, constitutes a quorum of the Board of Directors. The By-Laws further provide that the act of a majority of all of the Directors present at a meeting for which there is a quorum shall be the act of the Board of Directors, except as otherwise provided in the By-Laws, in the Certificate of Incorporation or by the New York Business Corporation Law. Without limiting the generality of the foregoing sentence, the By-Laws provide that the affirmative action of four Directors shall be required to approve certain transactions including the Company's annual budget, related party transactions and certain extraordinary transactions. There are no standing committees of the Board of Directors.

          The By-Laws provide for an annual meeting of the Board of Directors immediately following the annual meeting of the shareholders of PCI. Special meetings of the Board of Directors may be called by the Chief Executive Officer, a Vice President or any two directors then in office.


ITEMS REQUIRING SUPERMAJORITY VOTE UNDER THE CERTIFICATE OF INCORPORATION


          The following actions require (i) the affirmative vote of at least four directors, followed by the affirmative vote of the percentage of issued and outstanding capital stock entitled to vote thereon at a meeting of the shareholders as required under the New York Business Corporation Law ("NYBCL"), if such action is required to be submitted to the shareholders under the NYBCL, or (ii) if any such action is not approved by at least four directors, then any such action will require the affirmative vote of at least 61% of the total voting power of the capital stock issued and outstanding and entitled to vote thereon, provided however that if board approval of such action is required under the NYBCL, the action will also require the approval of the Board of Directors at a special meeting of the Board of Directors (and for no purposes other than the approval of actions taken pursuant to this subsection (ii)) for which two-fifths of the total number of directors constitutes a quorum.

          A. A fundamental change in the business of the Company or any subsidiary;

          B. The adoption of, and approval of any modification to, the annual budget of the Company for each fiscal year;

          C. An expenditure, not accounted for in the budget during any fiscal year, in excess of $5 million;

          D. A merger or other business combination or the sale, lease, transfer or other disposition of all or any material portion of the assets;

          E.   Certain encumbrances;

          F.   Related-party transactions;

          G. The issuance by the Company of third-party debt which causes the aggregate of all third party debt to exceed $25 million;

          H.   Certain issuances of capital stock;

          I.   The declaration of dividends or other distributions;

          J.   The repurchase or optional redemption of any capital;

          K. The dissolution or liquidation or voluntary winding-up of the Company;

          L.   Amending the Company's Certificate of Incorporation or By-Laws;

          M.   The giving of certain guarantees or indemnities;

          N. The election or removal of the Chief Executive Officer or the Chairman of the Board;

          O.   Entering into or modifying a material employment contract;

          P.   A change in the auditors or fiscal year-end of the Company;

          Q.   Settling or resolving tax claims in excess of $250,000;

          R. Commencement, prosecution or compromise of material litigation or arbitration proceedings; and

          S. Taking steps to wind-up, dissolve or voluntarily seek the protection of bankruptcy laws.


REMUNERATION OF DIRECTORS


          Directors receive no compensation for attending meetings of the Board of Directors or for serving as a director. Pursuant to the By-Laws, however, Directors are entitled to receive reasonable reimbursement of expenses incidental to attendance at such meetings.


EXECUTIVE COMPENSATION


          The following table sets forth certain information regarding all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers at the Company for services rendered in all capacities to the Company for the last three fiscal years, to the extent that those officers were in the employ of the Company. No disclosure has been provided for any executive officer whose total annual salary and bonus did not exceed $100,000 per annum.
Columns relating to long-term compensation have been omitted from the table as the Company did not have capital stock-related award plans and there has been no compensation arising from long-term incentive plans during the years reflected in the table.


                                                        SUMMARY COMPENSATION TABLE
                                           FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                OTHER ANNUAL          ALL OTHER
                                                           SALARY                  BONUS        COMPENSATION        COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR           ($)                    ($)              ($)                 ($)
---------------------------                   ----           ---                    ---              ---                 ---
Robert E. Fowler                               1996         66,000(a)               66,000(a)            --              8,400(e)
 Chief Executive Officer and Director          1995         66,000(a)              166,000(a)            --                   --
                                               1994         66,000(a)               66,000(a)            --                   --


Richard B. Steele                              1996        356,000(a)              250,000(a)       5,000(c)                  --
   President                                   1995        356,000(a)                   --          7,500(c)                  --
                                               1994        358,000(a)(b)                --          7,500(b)(c)               --


Arnold L. Chase(d)                             1996        300,000(a)
  Director                                     1995        250,000(a)                   --               --             86,000(e)
                                               1994        250,000(a)                   --               --             75,000(e)

Gilbert L. Tash                                1996        120,000                      --         25,200(f)             6,790(e)
  Vice President                               1995        120,000                  45,000         25,200(f)                  --
                                               1994        120,000                  43,400         25,200(f)                  --

Michael J. Houlehan                            1996        150,000                  25,000         24,000(f)                  --
 Chief Executive Officer                       1995        150,000                  25,000         24,000(f)                  --
 of PCI Programming                            1994         31,731(g)                   --               --                   --

John S. Frelas                                 1996         46,153(h)                   --               --                   --
   Chief Financial Officer                     1995             --                      --               --                   --
                                               1994             --                      --               --                   --

---------------------

(a) Represents only that portion of annual compensation attributable to services performed on behalf of the Company. Additional compensation may have been provided by companies that are affiliated with PCI and beneficially owned by the Chase Family for services rendered to those companies.

(b) Represents amounts paid by David T. Chase Enterprises, Inc., an affiliate of PCI.

(c) Represents portion of 401k plan paid pursuant to a matching contribution.

(d) Prior to being named to the Board of Directors of PCI in December 1996, Arnold Chase was Co-Chairman of the Board of Directors of PCI from April 1991 to March 1996 and President of PCI from October 1992 to March 1996.

(e)       Represents interest on accumulated deferred compensation.

(f)       Represents housing allowance.

(g) Represents compensation for partial year of service beginning in October 1994.

(h) Represents compensation for partial year of service beginning in September 1996.



EMPLOYMENT AGREEMENTS

          The Company has employment agreements with each of Messrs. Steele, Frelas, Makowski, Muras, Tash, Sowa and Houlehan.

          Mr. Steele entered into an employment agreement with PCBV effective as of January 1, 1993 through December 31, 1997, which agreement was assigned to PCI pursuant to an agreement between PCI and PCBV dated as of March 20, 1996. Pursuant to such agreement, Mr. Steele agreed to serve as a Managing Director of PCBV, and receives an annual salary of $200,000 and certain additional deferred compensation of approximately $150,000 per year. The agreement may be terminated by Mr. Steele or PCI upon 90 days written notice. In addition, PCI may terminate the agreement immediately without further obligation to Mr. Steele for cause (as defined in the employment agreement). PCI has agreed to grant Mr. Steele a $250,000 bonus upon the successful completion of the offering of the Notes and a $200,000 bonus upon the successful completion of an initial public offering of common stock of PCI .

          Mr. Frelas entered into a five-year employment agreement with PCI commencing on September 1, 1996. Pursuant to such agreement, Mr. Frelas serves as the Chief Financial Officer of PCI. Mr. Frelas was named Treasurer of PCI in December 1996. Mr. Frelas receives a base salary of $150,000, allowances for living and travel of approximately $40,000 per annum and annual incentive bonuses of up to $50,000 if certain mutually agreed objectives are met. He is also eligible for additional bonuses of $350,000 for the successful completion of an initial public offering and $50,000 for the successful completion of a bank line of credit of $75 million or more. Mr. Frelas or PCI may terminate the agreement at any time upon six month's written notice. In addition, PCI may terminate the agreement immediately without further obligation to Mr. Frelas for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Frelas will be granted a non-transferable option to purchase 241 shares of PCI's Common Stock at a price of $1,991.70 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a five-year period. Subject to certain conditions, PCI has a right to repurchase the options and, if exercised, the Common Stock, upon termination of the agreement at the greater of (i) 85% of the fair market value thereof (as defined in the agreement) or (ii) prices mutually established in the agreement.

          Mr Makowski entered into a five-year employment agreement with PCI commencing on January 21, 1997. Pursuant to such agreement, Mr. Makowski serves as the Chief Operating Officer of PCI. Mr. Makowski receives a base salary of $156,000, allowances for living, family travel and education for his children of approximately $105,000 per annum and annual incentive bonuses of up to $60,000 if certain mutually agreed objectives are met. Mr. Makowski's initial bonus of $60,000 is guaranteed. He is also eligible for an additional bonus of $175,000 for the successful completion of an initial public offering of common stock of PCI. Mr. Makowski or PCI may terminate the agreement at any time upon six month's written notice. In addition, PCI may terminate the agreement immediately without further obligation to Mr. Makowski for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Makowski will be granted a non-transferable option to purchase 385 shares of PCI's Common Stock at a price of $3,708.08 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a three-year period. Subject to certain conditions, PCI has a right to repurchase the options and, if exercised, the Common Stock, upon termination of the agreement at the greater of
(i) 85% of the fair market value thereof (as defined in the agreement) or (ii) prices mutually established in the agreement.

          Mr. Tash entered into an employment agreement with an unlimited term with PCI on September 25, 1991. Pursuant to such agreement, Mr. Tash serves as a Vice President of PCI. Under the terms of the employment agreement PCI agreed to pay Mr. Tash an annual salary of $130,000 plus certain enumerated relocation and living expenses and Mr. Tash was eligible to receive a performance-based bonus of up to $30,000 per year based on terms to be mutually agreed upon by Mr. Tash and PCI. PCI may terminate the contract at any time upon three month's written notice. In January 1992, Mr. Tash agreed that his 1991 incentive bonus would equal $57,500, $7,500 of which would be payable in one lump sum payment on or before December 31, 1992 and the balance of which would be payable during 1992 in equal biweekly installments. PCI and Mr. Tash entered into a deferred compensation agreement on April 18, 1995. Pursuant to the deferred compensation agreement, Mr. Tash irrevocably elected to defer his 1994 bonus of $43,400 until the earlier of: (1) Mr. Tash's severance of employment from PCI or its affiliates; (2) April 18, 1997, or (3) the execution of a written agreement, signed by the parties, terminating the deferred compensation agreement.

          Certain executives of affiliated companies also have entered into employment contracts. Mr. Houlehan entered into an employment agreement with PCBV on October 7, 1994. The employment agreement provided for an initial three to six month period during which Mr. Houlehan would function as a consultant. Pursuant to that agreement, Mr. Houlehan was named Director of Corporate Development of PTK, S.A. and in December 1996 was named Chief Executive Officer of PCI Programming. PCBV agreed to pay Mr. Houlehan an annual salary of $150,000 plus a housing allowance and the use of a company automobile. Mr. Houlehan was eligible for incentive compensation of up to $60,000 in the first year of his employment and up to $120,000 during the second year thereof. The employment agreement was assigned to PCI in 1996. The employment agreement states that Mr. Houlehan is employed at will and that the provisions of his employment agreement are governed by the employee manual for Chase Enterprises, Inc.; therefore, Mr. Houlehan's employment may be terminated by either party with or without cause at any time. Mr. Houlehan's employment agreement was amended on July 10, 1996 to provide for a $25,000 bonus, payable immediately, as well as an agreement for up to $50,000 of additional incentive compensation.

          Mr. Muras entered into a two-year employment agreement with PTK-Warsaw commencing on January 1, 1996. Pursuant to that agreement, he became an Executive Vice President of Corporate Development of PTK-Warsaw. Mr. Muras receives an annual salary of $88,800 and is eligible to receive a performance-based bonus of up to $60,000 per year based on his achievements as established by the Chairman of the General Assembly of Shareholders of PTK-Warsaw. PTK-Warsaw may terminate the contract at any time upon six month's written notice. Notwithstanding such right, PTK-Warsaw may terminate the contract effective immediately without further obligation for cause (as defined in the agreement). PTK-Warsaw also may terminate the contract immediately upon written notice in the case of an acquisition and/or merger resulting in a change of the ultimate ownership exercising control (direct or indirect) to other than those controlling PTK-Warsaw as of January 1, 1996, in which event Mr. Muras will be entitled to a severance of six month's salary payable over a six month period. In addition, in the event that the contract is not renewed, PTK-Warsaw has agreed to pay Mr. Muras a severance of six month's salary payable over a six month period as compensation for his role in organizing PTK-Warsaw.

          Mr. Sowa entered into a two-year employment agreement with Poltelkab effective as of July 1996. Mr. Sowa was named Vice President of Poltelkab. Mr. Sowa receives an annual salary (denominated in zloty) of approximately $33,000, subject to adjustment for inflation, and is eligible to receive an annual performance-based bonus of up to $10,000 per year. Poltelkab may terminate the contract at any time upon four month's written notice. Notwithstanding such right, Poltelkab may terminate the contract without further obligation for cause (as defined in the agreement).

                             PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of the Company's capital stock as of June 30, 1996 by (i) each person known by PCI to own beneficially 5% or more of any class of PCI's voting stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                                             SHARES      PERCENTAGE OF   PERCENTAGE
                                                                           OF SERIES B     SERIES B          OF
        NAME OF BENEFICIAL                     SHARES OF    PERCENTAGE OF   PREFERRED      PREFERRED       VOTING
               OWNER                         COMMON STOCK   COMMON STOCK      STOCK          STOCK          POWER
               -----                         ------------   ------------      -----          -----          -----
FIVE PERCENT STOCKHOLDERS:
Polish Investments
Holding L.P.
  One Commercial Plaza
  Hartford, CT 06103                              10,303         54.37%           --             --%         43.27%

ECO Holdings III Limited
Partnership(a)
  c/o Advent International Corp.
  101 Federal Street
  Boston, MA 02110                                 4,662         24.60         2,500            100        40.00(b)

Steele LLC
  19 Warren Terrace
  Longmeadow, MA 01106                             1,429          7.54            --             --           6.00

Roger M. Freedman
  One Commercial Plaza
  Hartford, CT 06103                               1,221          6.44            --             --           5.13

Cheryl Anne Chase Marital Trust
  One Commercial Plaza
  Hartford, CT 06103                                 733          3.87            --             --           3.08



DIRECTORS AND EXECUTIVE
  OFFICERS:

David T. Chase(c)                                 13,686         72.22            --             --          57.47
Richard B. Steele(d)                               1,429          7.54            --             --           6.00
Robert E. Fowler, III                                 --            --            --             --             --
Scott A. Lanphere                                     --            --            --             --             --
Jerzy Z. Swirski                                      --            --            --             --             --
Cheryl Anne Chase(e)                              11,036         58.24            --             --          46.35
John S. Frelas                                        --            --            --             --             --
John P. Redding                                       --            --            --
Gilbert L. Tash                                       --            --            --             --             --
Michael J. Houlehan                                   --            --            --             --             --
George Makowski                                       --            --            --             --             --
Andrzej Muras                                         --            --            --             --             --
Marek Sowa                                            --            --            --             --             --
                                                  ------         -----          ----           ----          -----
ALL DIRECTORS AND OFFICERS AS A
  GROUP (12 PERSONS):(f)                          13,686         72.22%           --             --          57.47%


(a)       The general partner of ECO is Advent.

(b) Such shares of Series B Preferred Stock are currently convertible into 4,862 shares of Common Stock and vote with the Common Stock on an as if converted basis.

(c) Includes (i) 10,303 shares of Common Stock owned by PIH which may be deemed to be beneficially owned by the Chase Family, which includes Mr. Chase, and Mr. Chase has an irrevocable proxy to vote such shares in his sole discretion pursuant to the Voting Agreement; (ii) 1,221 shares of Common Stock owned by Mr. Freedman with respect to which Mr. Chase has an irrevocable proxy to vote in his sole discretion with respect to all the shares of Common Stock held of record by Mr. Freedman pursuant to the Voting Agreement;

          (iii) 733 shares of Common Stock owned by the Cheryl Anne Chase Marital Trust with respect to which Mr. Chase has an irrevocable proxy to vote in his sole discretion with respect to all the shares of Common Stock held of record by the Cheryl Anne Chase Marital Trust pursuant to the Voting Agreement; and (iv) 1,429 shares of Common Stock owned by Steele LLC with respect to which Mr. Chase has an irrevocable proxy to vote in his sole discretion pursuant to the Voting Agreement (the shares of Common Stock owned by PIH, Mr. Freedman and Steele LLC voted by Mr. Chase pursuant to the Voting Agreement are collectively referred to as the "Voting Agreement Shares").

(d) Includes 1,429 shares of Common Stock owned by Steele LLC which may be deemed to be beneficially owned by Mr. Steele.

(e) Includes 10,303 shares of Common Stock owned by PIH which may be deemed to be beneficially owned by the Chase Family and 733 shares of Common Stock owned by the Cheryl Anne Chase Marital Trust. Ms. Chase disclaims beneficial ownership in the shares owned by the Cheryl Anne Chase Marital Trust and by other members of the Chase Family.

(f)       Consists of 13,686 Voting Agreement Shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


CERTAIN RELATIONSHIPS

          David T. Chase is the father of Arnold L. Chase and Cheryl Anne Chase. No other family relationship exists between any of the directors and executive officers of PCI.


CAPITAL CONTRIBUTIONS AND SHAREHOLDER LOANS


          On March 29, 1996, PCI consummated a Stock Purchase Agreement with ECO (the "ECO Stock Purchase Agreement"), pursuant to which ECO contributed an aggregate of $65 million to PCI in exchange for 4,662 shares of Common Stock, 4,000 shares of Series A Preferred Stock and 2,500 shares of Series B Preferred Stock. Simultaneously, PIH purchased 2,000 shares of Series C Preferred Stock and 812 shares of Common Stock from PCI for aggregate consideration of approximately $17 million. A portion of the proceeds from these transactions were loaned by PCI to a subsidiary of PCI which used such funds to repay approximately $55 million of debt that such subsidiary owed to Chase American Corporation, which is owned by the Chase Family.

          As part of the ECO Stock Purchase Agreement, D.T. Chase Enterprises, Inc. ("D.T. Chase"), ECO, PIH and PCI entered into an Option Agreement giving PCI the right to purchase all of D.T. Chase's interest in ProCable. On
March 29, 1996, PCI exercised the option and entered into a Share Purchase Agreement with D.T. Chase pursuant to which PCI purchased D.T. Chase's 33% interest in ProCable for approximately $5,900.


REDEMPTION OF SERIES D PREFERRED STOCK


          In connection with the recapitalization of the Issuer that occurred simultaneously with Advent's investment of $65 million in PCI, on March 29, 1996 PCI redeemed 1,151 shares of Series D Preferred Stock, which represented all of the issued and outstanding shares of Series D Preferred Stock, for approximately $8.5 million. All of the shares of Series D Preferred Stock were held by PIH, which is beneficially owned by the Chase Family.


RYNTRONIK


          In December 1994, PCBV entered into an agreement with the sole proprietor of PPHEI-Ryntronik, whereby the sole proprietor agreed to contribute in-kind all of his cable television assets into PTK-Ryntronik, and PCI agreed to contribute additional capital into PTK-Ryntronik. In exchange for their contributions, the sole proprietor received 51% of the share capital of PTK-Ryntronik and PCBV received 49% of the share capital. The sole proprietor's in-kind contribution of cable television assets to PTK-Ryntronik was consummated in February 1996. The Company also owns convertible debt that, if converted, would bring its ownership of PTK-Ryntronik to approximately 76% as of June 30, 1996. The Company intends to purchase the shares of PTK-Ryntronik currently held by such sole proprietor under an arrangement whereby the Company will acquire certain contractual voting rights and security related thereto (including non-compete covenants and loan covenants), powers of attorney and rights to dividends with respect to such shares but will not acquire title to such shares for approximately two years. In addition, Poltelkeb will be issued approximately 4% of the capital stock of PTK-Ryntronik. A portion of the proceeds of the offering of the Notes may be used to pay for the acquisition of such shares. See "Use of Proceeds."


SHAREHOLDERS' AGREEMENT

          The following is a summary of the shareholders' agreement (the "Shareholders' Agreement") entered into by and among ECO, Roger M. Freedman, PIH, Steele LLC and PCI on March 29, 1996. The following summary does not purport to be complete, and it is qualified in its entirety by reference to the Shareholders' Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which are available upon request from PCI. Parties to the Shareholders' Agreement, other than PCI, are hereinafter referred to as the "Shareholders."

          In connection with the ECO Stock Purchase Agreement, ECO, Mr. Freedman, PIH, Steele LLC and PCI entered into the Shareholders' Agreement to govern the conduct of the business of PCI and relations among the Shareholders. The Shareholders' Agreement provides that another shareholder, The AESOP Fund, L.P. ("AESOP"), has certain rights and obligations that will take effect if and when AESOP signs the Shareholders' Agreement. As of the date hereof, AESOP had not signed the Shareholders' Agreement.

          PCI has a five-member Board of Directors. Under the Shareholders' Agreement, the ECO Group has the right to designate two directors, and the Chase Group has the right to designate a Chief Executive Officer acceptable to the ECO Group, who is a member of the board of directors, as well as the remaining two directors. Pursuant to the Shareholders' Agreement, the "ECO Group" consists of ECO, any limited partner of ECO to whom ECO permissibly transfers shares of stock of PCI ("Shares"), and any Affiliate (as hereinafter defined) of the foregoing. The ECO Group chooses the ECO Group Representative, who currently is Scott Lanphere, a director of PCI. Pursuant to the Shareholders' Agreement, the Chase Group choose the Chase Group Representative. Pursuant to the Voting Agreement, PIH, Mr. Freedman, and Steele LLC have chosen David T. Chase, PCI's Chairman, as the Chase Group Representative. See "--Voting Agreement."

          The Shareholders' Agreement also contains several restrictions on the Shareholders' ability to transfer their Shares. Any Shareholder may transfer Shares to an Affiliate; members of the Chase Group may transfer Shares to other members of the Chase Group; and ECO may transfer Shares to its limited partners. Under the Shareholders' Agreement, "Affiliate" means a person or entity that is any one or more of the following: (a) in relation to any person or entity, another person or entity that controls, is controlled by or is under common control with such person or entity; (b) in relation to any partnership, any of its partners who controls the partnership; (c) in relation to any Shareholder which holds Shares as trustee, the beneficial owner of those Shares or a trustee for the same beneficial owner; (d) in relation to any Shareholder, a person which holds Shares as trustee pursuant to a grantor trust in which that Shareholder is the sole beneficiary; (e) in relation to any individual, certain family members; and (f) in relation to ECO, any company, partnership or fund which is under the management of the Advent network or any Affiliate of any such company, partnership or fund. Prior to an initial public offering of at least 20% of PCI's common stock, Shareholders may only transfer Shares to Qualified Persons (as hereinafter defined) and only under certain restrictions. The term "Qualified Person" means any person or entity (i) that does not engage in any of the businesses of telephony, telecommunications, programming or cable television in any city in Poland where PCI or any direct or indirect subsidiary of PCI engages in that line of business, (ii) whose ownership of Shares would not cause PCI to lose, or fail to obtain, or result in a limitation of, a license, permit, certificate, deed or approval material to the operations of PCI and its subsidiaries, and (iii) the transfer of Shares to whom would not require PCI to become a reporting company pursuant to Section 12 of the Exchange Act. If any Shareholder wishes to sell less than 50% of its Shares of any class, or if Mr. Freedman or Steele LLC (or AESOP, if and when it becomes a party to the Shareholders' Agreement) wishes to sell all or any portion of their Shares of any class, then certain other Shareholders have rights of first negotiation with respect to the Shares offered by the Shareholder wishing to sell. If ECO or PIH wishes to sell 50% or more of its Shares of any class to a Qualified Person, the Shareholder wishing to sell must procure an offer from that Qualified Person to purchase on the same terms for all the outstanding Shares of all the Applicable Stock (as hereinafter defined); and certain other Shareholders have a right of first refusal on all such Shares before the Qualified Person may purchase them. The term "Applicable Stock" means, with respect to an offer for the Common Stock and/or Series B Preferred Stock, the Common Stock and the Series B Preferred Stock; and with respect to an offer for Series A Preferred Stock and/or Series C Preferred Stock, the Series A Preferred Stock and the Series C Preferred Stock.

          In the event that a third-party offers to purchase all of the outstanding stock of PCI and holders of 61% of voting securities of PCI vote to accept the offer to sell their shares to the third party, all of the Shareholders are required to accept the offer. If a third-party purchaser offers to purchase all or substantially all of the assets of PCI and the Board of Directors approves said sale, the Shareholders are required to consummate the sale.

          The Shareholders' Agreement also contains a buy-sell provision which is available to the ECO Group and the Chase Group if (i) an item requiring supermajority vote under PCI's Certificate of Incorporation is voted against by the Board of Directors upon submission and re-submission by the same group, (ii) there is no quorum at two successive meetings of the Board of Directors and the absence of quorum is caused by the directors of the same group, (iii) PCI fails to redeem any series of preferred stock on the date set for mandatory redemption under the Certificate of Incorporation, (iv) PCI fails to comply with certain obligations under, or waives certain rights or refuses to accept certain benefits under, the ECO Stock Purchase Agreement, or (v) either shareholder group fails to use its best efforts to ensure that the drag-down provisions described below become effective. Subject to the satisfaction of certain procedural requirements, the buy-sell provision allows the group entitled to exercise the buy-sell option (the "Initiating Group") to place a valuation on PCI and value all classes of securities held by the responding group (the "Responding Group"). Then, the Responding Group may elect either to sell all of its Shares to the Initiating Group at a price derived from the Initiating Group's valuation of PCI, or to require the Initiating Group to purchase all of the Responding Group's Shares at the price derived from the Initiating Group's valuation of PCI.

          The Shareholders' Agreement also contains restrictions on the rights of Shareholders to pledge, hypothecate or otherwise encumber their Shares.

          The Shareholders' Agreement also provides that on or about March 29, 2001, the Shareholders will retain an investment bank to evaluate the sale, refinancing, public offering or other alternative to maximizing the value of the Common Stock. If an investment bankers is not retained by PCI or PCI has not otherwise adopted a plan for maximizing the value of the Common Stock by March 29, 2002, the Shareholders Agreement requires the Shareholders to hire an investment bank to secure a purchaser for PCI.

          In the drag-down provisions of the Shareholders' Agreement, the Shareholders agreed that they would take all actions necessary or desirable, including the use of their voting power, to cause certain changes to the constituent documents, management structures, and decision-making processes of PCI's subsidiaries and those of PCBV.

          In addition, the Shareholders' Agreement requires that any transferee of shares held by any of the parties to the Shareholders' Agreement sign an accession agreement pursuant to which the transferee shall be bound to the terms of the Shareholders' Agreement.

          The Shareholders' Agreement contains covenants against competition that limit the ability of the Shareholders and of certain other persons and entities connected with the Shareholders to engage in certain kinds of business in Poland.

          The Shareholders' Agreement remains effective until the earlier of the following events: (i) Shareholders holding at least 61% of the total voting power agree to terminate the Shareholders' Agreement, (ii) an initial public offering of at least 20% of PCI's common stock, or (iii) the date on which no party to the Shareholders' Agreement holds any Shares.


PCI REGISTRATION RIGHTS AGREEMENT


          Also in connection with the Advent Stock Purchase Agreement, PCI entered into a registration rights agreement (the "Shareholder Registration Rights Agreement") with PIH, ECO, Mr. Freedman, Steele LLC and AESOP (in the event that it executes the Shareholder Registration Rights Agreement) (collectively, the "Rightsholders"). Pursuant to the Shareholder Registration Rights Agreement, PIH and ECO will, after March 29, 1999, have the right under certain circumstances to demand that PCI register their shares of Common Stock under the Securities Act. After March 29, 2001, PIH and ECO will have the right to demand that PCI register their shares of Common Stock in a shelf registration under Rule 415 of the Securities Act. In addition, if PCI proposes to register any of its securities under the Securities Act (other than registrations in connection with employee stock ownership plans, offerings of debt securities and certain shelf registrations), all of the Rightsholders will have the right, until March 29, 2004, to have their shares of Common Stock be included in such registration. The registration rights described above expire on March 29, 2004 and are subject to certain limitations, including limitations on the number of shares of Common Stock to be included by the Rightsholders in particular registrations and on the number of demand registrations that can be required by PIH and ECO.


PCBV SHAREHOLDERS' AGREEMENT


          PCI holds 92.3% of the issued and outstanding capital stock of PCBV which owns 100% of the issued and outstanding capital stock of each of PTK-Krakow, PTK-Warsaw, and PTK-Ryntronik, as well as approximately 98% of the issued and outstanding capital stock of PTK, S.A.

          The following is a summary of the shareholders' agreement (the "PCBV Shareholders' Agreement") entered into by and among Frank N. Cooper, Reece Communications, Inc., Rutter-Dunn Communications, Inc., and Poland Cablevision U.S.A., Inc. (collectively, the "Minority Shareholders"), PCI, and PCBV on March 8, 1990, as amended. The following summary does not purport to be complete, and it is qualified in its entirety by reference to the PCBV Shareholders' Agreement. The parties to the PCBV Shareholders' Agreement other than PCBV are hereinafter referred to as the "PCBV Shareholders." Shares of the capital stock of PCBV are hereinafter referred to as "PCBV Shares."

          The PCBV Shareholders' Agreement protects shareholdings of each Minority Shareholder from dilution, by requiring that the PCBV Shares of each Minority Shareholder must continue to represent a constant percentage of the total equity in PCBV and of the total votes to be cast by the PCBV Shareholders on any subject, regardless of changes to the capital structure of PCBV and regardless of any additional equity funds that may be contributed to PCBV by PCI.

          The PCBV Shareholders' Agreement contains restrictions on the PCBV Shareholders' ability to sell, pledge, hypothecate or otherwise transfer or encumber their PCBV Shares. In addition, PCBV Shareholders have the right of first refusal to purchase PCBV Shares upon the death of an individual PCBV Shareholder, and upon the liquidation, dissolution or other termination of a corporate PCBV Shareholder. Furthermore, PCI has the right of first refusal to purchase PCBV Shares from Minority Shareholders, and the Minority Shareholders have the right of first refusal to purchase PCBV Shares from PCI, before such shares can be sold to a third party.

          The PCBV Shareholders' Agreement includes certain limitations on payments that can be paid by PCBV to the PCBV Shareholders. If the managing board of PCBV solicits and receives loans from any of the PCBV Shareholders, the loans cannot bear interest at a rate exceeding 10% per annum.

          Under the PCBV Shareholders' Agreement, PCI has the option to purchase the PCBV Shares owned by the Minority Shareholders upon the satisfaction of certain conditions. These conditions involve the number of subscribers obtained by PTK, S.A. in nine specified cities in Poland. On each occasion when the subscriber count in one of these specified cities reaches the number prescribed in the PCBV Shareholders' Agreement, one-ninth of the Minority Shareholders' PCBV Shares become available for purchase by PCI for a period of approximately 60 to 90 days. The option periods have expired with respect to a number of the specified cities.



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


          The PCBV Shareholders' Agreement also includes covenants against competition that limit the ability of each PCBV Shareholder to engage directly or indirectly in any aspect of the cable television business in Poland for a period ending ten years after such PCBV Shareholder ceases to be a PCBV Shareholder. PCI has direct or indirect ownership interests in a number of entities that engage in certain aspects of the cable television business in Poland. See "Prospectus Summary--Current Organizational Structure." Under the PCBV Shareholders' Agreement, the Minority Shareholders have a claim against 7.7% of the profits and equity of such entities and, under a supplemental agreement, PCI has agreed to share the profits of these entities with the Minority Shareholders on a pro rata basis. In addition, PCI is negotiating to buy, and has made an offer to buy, the outstanding PCBV Shares held by the Minority Shareholders. See "Use of Proceeds."


VOTING AGREEMENT


          Pursuant to the Voting Agreement among PIH, Mr. Freedman and Steele LLC dated as of March 29, 1996, David Chase received an irrevocable proxy to vote all of the 13,686 Voting Agreement Shares on all corporate actions. Mr. Chase was also appointed as the Chase Group Representative (as defined in the Shareholders' Agreement). The Voting Agreement also contains restrictions on the transferability of Voting Agreement Shares subject to the irrevocable proxy during the term of the Voting Agreement.


SERVICE AGREEMENTS


          PCI has entered into service agreements with PCBV and other of its direct and indirect subsidiaries (the "Service Agreements"), including Poltelkab, PTK-Telkat, PTK-Szczecin, PTK-Lublin, ETV, PTK, S.A., PTK-Ryntronik, PTK-Warsaw, and PTK-Krakow pursuant to which PCI provides various services, including administrative, technical, managerial, financial, operational and marketing services to each of the subsidiaries and PCBV serves as PCI's agent. PCI also entered into a service agreement, dated August 31, 1995, with PCBV and ETV, whereby PCBV is the principal service provider and PCI acts as agent to PCBV (the "ETV Service Agreement"). The services provided under these agreements are intended to enable the subsidiaries to construct, develop, operate and manage cable television systems throughout Poland. Except for the ETV Service Agreement, which requires ETV to pay $18,740 per calendar quarter to PCBV, the Service Agreements provide that the subsidiaries will each pay to PCI or PCBV, as the case may be, a fee of $10,000 per calendar quarter for performing general administrative services, and a commercially reasonable rate for legal, financial and other specific professional services. With the exception of the ETV Service Agreement, if a subsidiary is obligated to pay fees to PCI pursuant to a management agreement (described below), any fee payable under the Service Agreements is waived. The Service Agreements also typically require the subsidiaries to reimburse PCBV for any reasonable out-of-pocket expenses incurred by PCBV or PCI, acting as agent for PCBV, including salaries and benefits, housing allowances, travel expenses, and equipment supply or other goods costs. The agreements expire on December 31, 1998, but will automatically be extended for successive one-year periods unless a party gives notice on or before January 31, in which case the agreement will terminate at the end of the calendar year during which such notice was provided.


MANAGEMENT AGREEMENTS

          PCI has entered into management agreements with Poltelkab, PTK-Telkat, PTK-Szczecin, PTK-Lublin, ETV, PTK, S.A., PTK-Ryntronik, PTK-Warsaw, and PTK-Krakow. The agreements typically provide that the subsidiary will pay to PCI an annual consulting fee of $320,000 when and to the extent that the subsidiary's net income exceeds zero and in exchange for organizational and consulting services rendered by PCI. ETV and Telkat pay to PCI an annual consulting fee of only $160,000. The management agreements also provide for an initial term ending as of the end of the calendar year during which they became effective, and provide for successive renewals for one-year periods unless the agreement is terminated in writing with at least thirty days notice by either party.


CORPORATE OVERHEAD ALLOCATION AGREEMENT


          PCI has entered into a Corporate Overhead Allocation Agreement, dated January 1, 1996 (the "Allocation Agreement"), with PTK, S.A., PTK-Warsaw, PTK-Ryntronik, PTK-Krakow, PTK-Szczecin, PTK-Lublin, ETV, PTK-Telkat and Poltelkab (collectively the "PTK Companies"), and PCBV. The Allocation Agreement provides that costs incurred by PCI or PCBV, acting as PCI's agent, with regard to the Service Agreements and as otherwise requested by the PTK Companies shall be allocated and charged to particular PTK Companies in the event they are directly attributable to such subsidiaries, and shall otherwise be allocated equally among each of the PTK Companies. With regard to services rendered and costs incurred by subsidiaries for the benefit of some or all of the PTK Companies, which include costs associated with maintaining a central office in Warsaw, legal expenses, expenses relating to governmental relationships and approvals, programming services, accounting, management information systems services, and salaries associated with personnel whose duties clearly benefit other PTK Companies, the Allocation



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




Agreement provides that such expenses shall be shared equally by the PTK Companies. The Allocation Agreement terminates on December 31, 1998, but is automatically renewed for successive one-year periods unless at least thirty days written notice of termination is provided by PCI or PCBV or any subsidiary, with respect to itself.


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                           DESCRIPTION OF INDEBTEDNESS


CREDIT AGREEMENTS WITH THE AMERICAN BANK IN POLAND, S.A.


          The Company has entered into two agreements with the AmerBank which established a zloty-denominated revolving loan facility of up to $897,000 (the "1995 Facility"), and a U.S. Dollar denominated $1.5 million loan (the "1995 Loan"). The principal outstanding on the 1995 Facility was repaid during 1996 and the principal outstanding on the 1995 Loan is payable in 16 equal quarterly payments commencing in October of 1996. In addition, in August 1996, PCI entered into a credit agreement establishing a revolving loan facility (the "1996 Facility") which allows PCI to borrow up to a maximum principal amount of $6.5 million in multiple disbursements on or before December 31, 1998. As of the date hereof, there are no amounts outstanding under the 1995 Facility or the 1996 Facility. The Company will be able to utilize these facilities for future borrowings.

          Amounts outstanding under the 1995 Facility bear interest at the Warsaw Interbank Offering Rate plus 3.5%, which was 29.2% at June 30, 1996. The 1995 Loan bears interest at the three-month London Interbank Offering Rate ("LIBOR") plus 3.0% and as of December 31, 1996, the interest rate on the 1995 Loan was 8.60%. There is a 1% prepayment penalty on amounts outstanding under the 1995 Loan.

          In addition to an arrangement fee of approximately $50,000 and an annual charge of 0.25% of the undrawn funds, PCI is required to pay interest on any outstanding principal amount under the 1996 Facility at a rate equal to the three-month LIBOR on the date of disbursement plus 3%. The outstanding principal amount under the 1996 Facility and accrued interest thereon amount is due in full on August 20, 1999. As of December 31, 1996, the interest rate on this loan equaled 8.60%. Acceleration of repayment of amounts outstanding under the 1996 Facility may be triggered by certain conditions of default, which include customary terms associated with revolving loan facilities. In the event of a default, PCI shall pay an additional penalty of 15% per annum on the outstanding principal amount under the 1996 Facility.

          Amounts outstanding under the 1996 Facility are secured by promissory notes en blanc from PTK-Warsaw, PTK-Krakow, PTK-Lublin, and pledges of up to all of the shares of PTK-Warsaw and PTK-Krakow owned by PCBV and all of the shares of PTK-Lublin owned by Poltelkab.


INTER-COMPANY INDEBTEDNESS


          PCI has entered into a series of grid notes pursuant to which, as of December 31, 1996, it had loaned approximately $115 million to PCBV, $2.9 million to PTK-Szczecin, $.2 million to PTK-Lublin and $3.5 million to Poltelkab (the "Grid Notes"). The Grid Note between PCI and PCBV is a revolving credit facility which calls for the borrower to pay 10% interest, payable semi-annually, on the outstanding principal amount and contain standard events of default for related-party indebtedness. The Grid Note between PCI and PCBV matures before October 31, 2003. The Grid Note between PCI and PTK-Szczecin, the Grid Note between PCI and PTK-Lublin and the Grid Note between PCI and Poltelkab are revolving credit facilities on which 10% interest compounds monthly and which mature on June 30, 1999.

          PCBV, in turn, entered into a series of 10% grid notes pursuant to which, as of June 30, 1996, PCBV had loaned approximately $78 million to PTK S.A., PTK-Warsaw, PTK-Ryntronik and PTK-Krakow (the "PCBV Grid Notes"). The PCBV Grid Notes are revolving credit facilities which call for the borrower to pay interest of 10% per annum, payable monthly, on the outstanding principal amount and contain standard events of default for related-party indebtedness. One of these PCBV Grid Notes becomes due on June 10, 1998 and the other is due on demand. The PCBV Grid Notes between PCBV and PTK-Ryntronik, PTK-Warsaw and PTK-Krakow all become due on June 30, 1999.

          The Issuer pledged to the Trustee for the benefit of the holders of the Notes, the Pledged Debt which consisted of Grid Notes issued by PCBV of a minimum aggregate principal amount, together with cash at the Issuer, equal to 110% of the outstanding principal amount of the Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the Notes.




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





                            DESCRIPTION OF THE NOTES


          The Exchange Notes offered hereby are issued under an indenture dated as of October 31, 1996 (the "Indenture") between PCI, as issuer, and State Street bank and Trust Company, as trustee (the "Trustee"). The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture. Upon the issuance of the Exchange Notes, if any, or the effectiveness of the Shelf Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in this summary, see "--Certain Definitions."


GENERAL


          The Notes are senior obligations of PCI limited to $130 million aggregate principal amount. The Notes will mature on November 1, 2003. Each Note bears interest at the rate set forth on the cover page hereof from October 31, 1996 or from the most recent interest payment date to which interest has been paid or duly provided for, payable in cash on May 1, 1997 and semiannually thereafter on May 1 and November 1 in each year (each, an "Interest Payment Date") until the principal thereof is paid or duly provided for to the Person in whose name the October 31,1996 Note (or any predecessor Note) is registered at the close of business on the April 15 or October 15 preceding such interest payment date. The Exchange Notes issued in exchange for the Notes will bear interest from October 31, 1996. Holders of Notes whose Notes are accepted for exchange will be deemed to have waived the right to receive any interest on the Notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The circumstances under which the interest rate may increase from the rate set forth on the front cover hereof are described below under "Exchange Offer; Registration Rights."

          Principal of (premium, if any, on) and interest on the Notes is payable, and the Notes are exchangeable and transferable, at the office or agency of PCI in The City of New York maintained for such purposes (which initially will be the office of the Trustee); provided, however, that payment of interest may be made at the option of PCI by check mailed to the address of the Person entitled thereto as shown on the security register. (Sections 301, 305 and 1002) The Notes are issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange or redemption of Notes, but PCI may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. (Section 305)


RANKING


          The indebtedness of PCI evidenced by the Notes ranks senior in right of payment to all indebtedness of PCI subordinated to the Notes and pari passu in right of payment with all other existing and future unsubordinated indebtedness of PCI.

          PCI is a holding company with limited assets and no business operations of its own. PCI operates its business through its subsidiaries. Any right of PCI and its creditors, including holders of the Notes, to participate in the assets of any of PCI's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. PCI has pledged to the Trustee for the benefit of the holders of Notes the Pledged Debt issued by PCBV, of a minimum aggregate principal amount, together with cash and cash equivalents of PCI, equal to at least 110% of the outstanding principal amount of the Notes and that, in the aggregate, provide cash collateral or bear interest and provide for principal repayments, as the case may be, in amounts sufficient to pay interest on the Notes. The assets of PCBV consist principally of capital stock of its subsidiaries and intercompany notes from such subsidiaries. The Pledged Debt may not be amended or pledged to any person other than the Trustee for the benefit of the holders of the Notes. The Indenture, however, does not contain any specific covenant prohibiting PCI or PCBV from amending, waiving any rights under, pledging or terminating any intercompany notes other than the Pledged Debt. As of June 30, 1996, after giving pro forma effect to the sale of the Notes and the application of the proceeds therefrom and the Exchange Offer, PCI's subsidiaries would have had no indebtedness other than intercompany indebtedness and approximately $3.4 million of trade payables. For a discussion of certain adverse consequences of PCI being a holding company and of the terms of certain existing and potential future indebtedness of PCI and its subsidiaries, see "Risk Factors--Holding Company Structure."


SINKING FUND


          The Notes are not entitled to the benefit of any sinking fund.


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


REDEMPTION


          At any time or from time to time prior to November 1, 1999 PCI may redeem up to a maximum of 33% of the initially outstanding aggregate principal amount of the Notes with some or all of the net proceeds of one or more Public Equity Offerings at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that immediately after giving effect to such redemption, at least $87 million aggregate principal amount of the Notes remains outstanding.

          In addition, (a) upon the occurrence of a Change of Control, each holder of Notes has the right to require that PCI purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates), and (b) upon the occurrence of an Asset Sale, PCI may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price of 100% of the principal amount of such Notes, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates). See "--Certain Covenants--Purchase of Notes upon a Change of Control" and "--Limitation on Sale of Assets," respectively.

          If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee shall deem fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1104, 1105, 1107 and 1108)

CERTAIN COVENANTS


          The Indenture contains, among others, the following covenants:

          Limitation on Additional Indebtedness. PCI will not, and will not permit any Subsidiary, directly or indirectly, to create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness; provided that (a) PCI will be permitted to incur Indebtedness and
(b) any Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness outstanding as of the date of such incurrence to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be greater than zero and less than or equal to 6.0 to 1.

          Limitation on Restricted Payments. PCI will not make, and will not permit any Subsidiary to make, directly or indirectly, any Restricted Payment unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

          (b) immediately after giving effect to such Restricted Payment, PCI would be able to incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the proviso of the covenant "Limitation on Additional Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date would not exceed an amount equal to the sum of
          (i) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) the product of (1) 1.5 and (2) the cumulative Consolidated Interest Expense of PCI determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of PCI are available preceding the date of such Restricted Payment (or if such difference shall be a negative number, minus 100% of such number), plus (ii) the aggregate Net Cash Proceeds received by PCI either (x) as capital contributions to PCI after the Issue Date or (y) from the issue or sale (other than to a Subsidiary) of Capital Stock of PCI (other than Redeemable Capital Stock) on or after the Issue Date, excluding in the case of each of the preceding subclauses (x) and (y) any Net Cash Proceeds that are, promptly following receipt, invested in accordance with clause (b), (c) or (f) of the next following paragraph, plus (iii) the aggregate Net Cash Proceeds received by PCI from the issuance (other than to a Subsidiary) on or after the Issue Date of its Capital Stock (other than Redeemable Capital Stock) upon the conversion of, or exchange for, Indebtedness of PCI issued after the Issue Date, plus (iv) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (other than in the case contemplated by clause (v) hereof) an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment, plus (v) in the case of Investments made in any Person other than a Subsidiary, the total amount of such Investments constituting Restricted Payments if and when such Person becomes a Subsidiary less any amounts previously credited pursuant to clause (iv).

          For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

          The provisions of this covenant prohibit (a) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment complied with the provisions of the Indenture; (b) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of PCI in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of, shares of Capital Stock of PCI (other than Redeemable Capital Stock); (c) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue or sale (other than to a Subsidiary) of (i) Capital Stock (other than Redeemable Capital Stock) of PCI or (ii) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the 180th day after the Stated Maturity of the Notes; (d) so long as no Default shall have occurred and be continuing, Investments by PCI or any Subsidiary in a Person (other than a Subsidiary) that operates or has been formed to operate a Cable/Telecommunications Business or that holds a license to operate a Cable/Telecommunications Business in an amount not to exceed $10 million (or, if non-U.S Dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding; (e) the extension by PCI and the Subsidiaries of trade credit to Unrestricted Subsidiaries, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business; (f) Investments in Unrestricted Subsidiaries promptly made with the proceeds of a substantially concurrent (i) capital contribution to PCI or (ii) issue or sale of Capital Stock (other than Redeemable Capital Stock) of PCI; (g) so long as no Default shall have occurred and be continuing, Investments by PCI or any Subsidiary in any Person (including any Management Company or any Unrestricted Subsidiary) that produces or has been formed to produce television programming or operates a business reasonably related thereto in an amount not to exceed $5 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) in any year and not to exceed $15 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any one time outstanding; (h) Use of Proceeds Payments; and (i) payments made pursuant to the Shareholder Registration Rights Agreement.

          In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (a), (d) and (g) above shall be included as Restricted Payments.

          Limitation on Issuances and Sales of Capital Stock of Subsidiaries.
(a) PCI (i) will not permit any Subsidiary to issue any Capital Stock (other than to PCI or a Subsidiary) and (ii) will not permit any Person (other than PCI, an Authorized Prior Owner or a Subsidiary) to own any Capital Stock of any Subsidiary; provided, however, that this covenant shall not prohibit (w) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary in compliance with the other provisions of the Indenture, (x) issuances of Capital Stock by a non-Wholly Owned Subsidiary if, after giving effect to such issuance, PCI or any other Subsidiary maintains its percentage ownership of such non-Wholly Owned Subsidiary, (y) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Subsidiary, to the extent mandated by applicable law or
(z) the issuance of Capital Stock of any Subsidiary in connection with a Cable/Telecommunications Acquisition.

          (b) PCI will not permit the direct or indirect ownership of PCI or any Subsidiary in the Capital Stock of any Management Company to fall below the maximum ownership percentage permitted by applicable law; provided that any such increase in such ownership of the Capital Stock of any Management Company required by any such change in applicable law shall not be required to be completed prior to 365 days from the effective date of such change in applicable law; provided further that PCI and the Subsidiaries may sell all, but not less than all, of their Capital Stock of any Management Company in accordance with the provisions of the "Limitation on Sale of Assets" covenant.

          Limitation on Transactions with Affiliates. (a) PCI will not, and will not permit any Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of PCI (other than PCI or a Majority Owned Subsidiary) unless (i) such transaction or series of related transactions is on terms that are no less favorable to PCI or such Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with unrelated third parties who are not Affiliates, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5 million, PCI shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of

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


related transactions has been approved by a majority of the Directors of the Board of Directors of PCI, or PCI has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or series of related transactions is fair to PCI or such Subsidiary, as the case may be, from a financial point of view and (iii) with respect to any transaction or series of related transactions including aggregate consideration in excess of $10 million, PCI shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors, or in the event no members of the Board of Directors of PCI are Disinterested Directors with respect to any transaction or series of transactions included in this clause (iii), PCI shall obtain an opinion from a nationally recognized investment banking firm as described above; provided, however that this provision will not restrict (1) any transaction by PCI or any Subsidiary with an Affiliate directly related to the purchase, sale or distribution of products in the ordinary course of business, including, without limitation, transactions related to the purchase, sale or distribution of programming, (2) PCI from paying reasonable and customary regular compensation and fees to directors of PCI or any Subsidiary who are not employees of PCI or any Subsidiary, (3) the payment of compensation (including stock options and other incentive compensation) to officers and other employees the terms of which are approved by the Board, (4) any transactions pursuant to a Management Agreement, (5) PCI or any Subsidiary from making any Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant or (6) (x) transactions pursuant to any Management Contract, Overhead Agreement or Service Agreement that is entered into prior to the Issue Date and is listed in an exhibit to the Indenture or the Ryntronik Agreement; (y) transactions pursuant to any Management Contract, Overhead Agreement or Service Agreement that is entered into after the Issue Date and has substantially similar terms as, and is no less favorable to PCI or any Subsidiary than, the Management Contracts, Overhead Agreements or Service Agreements, as the case may be, listed in the exhibit to the Indenture.

          (b) PCI will not, and will not permit any Subsidiary to, amend, modify, or in any way alter the terms of any Management Agreement, Management Contract, Overhead Agreement or Service Agreement or the Ryntronik Agreement in a manner materially adverse to PCI other than (i) by adding new Subsidiaries to a Management Agreement, (ii) amendments, modifications or alterations required by applicable law, (iii) amendments, modifications or alterations made to increase PCI's control over, or interest in, any Management Company or (iv) amendments, modifications or alterations that are approved by a majority of the Disinterested Directors of the Board of Directors of PCI.

          Limitation on Liens. PCI will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured.

          Limitation on Issuances of Guarantees of Indebtedness by Subsidiaries.
(a) PCI will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of PCI unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Notes by such Subsidiary on a basis senior to any guarantee of Subordinated Indebtedness or at least pari passu with any guarantee of Pari Passu Indebtedness; provided that this paragraph (a) shall not be applicable to (i) any guarantee of any Subsidiary that existed at the time such Person became a Subsidiary or (ii) any guarantee of any Subsidiary of Senior Bank Indebtedness.

          (b) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person who is not an Affiliate of PCI, of all of PCI's Capital Stock in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release by the holders of the Indebtedness of PCI described in the preceding paragraph of their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when (A) no other Indebtedness of PCI has been guaranteed by such Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Subsidiary also release their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

          Purchase of Notes upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that PCI purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

          Within 30 days following any Change of Control, PCI shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (a) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;
(b) that any Note not tendered will continue to accrue interest; (c) that, unless PCI defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (d) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1016)

          If a Change of Control Offer is made, there can be no assurance that PCI will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of PCI to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default."

          One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of PCI's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require PCI to purchase the Notes and PCI elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

          The existence of a holder's right to require PCI to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring PCI in a transaction which constitutes a Change of Control.

          The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require PCI to purchase such Notes in the event of a highly leveraged transaction or certain transactions with PCI's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving PCI (including, in certain circumstances, an acquisition of PCI by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of "Change of Control." A transaction involving PCI's management or its affiliates, or a transaction involving a recapitalization of PCI, would result in a Change of Control if it is the type of transaction specified by such definition.

          PCI will comply with the applicable tender offer rules including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. (Section 1016)

          PCI will not enter into any agreement that would prohibit PCI from making a Change of Control Offer to purchase the Notes or if such Change of Control Offer is made, to pay for the Notes tendered for purchase. (Section
1016)

          Limitation on Sale of Assets. (a) PCI will not, and will not permit any Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by PCI or such Subsidiary for such Asset Sale is not less than the Fair Market Value of the shares or assets sold (as determined by the Board of Directors of PCI, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by PCI or the relevant Subsidiary in respect of such Asset Sale consists of at least 85% cash or Cash Equivalents.

          (b) If PCI or any Subsidiary engages in an Asset Sale, PCI may use the Net Cash Proceeds thereof, within 12 months after the later of such Asset Sale or the receipt of such Net Cash Proceeds, (i) to permanently repay or prepay any then outstanding Senior Bank Indebtedness of PCI or a Subsidiary, (ii) to invest in any one or more business, capital expenditure or other tangible asset of PCI or any Subsidiary, in each case, engaged, used or useful in a Cable/Telecommunications Business of PCI and its Subsidiaries (or enter into a legally binding agreement to do so) or (iii) to invest in properties or assets that replace the properties and assets that are the subject to such Asset Sale (or enter into a legally binding agreement to do so). If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then PCI may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause
(ii) or (iii) (without regard to the parenthetical contained in clauses (ii) or (iii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

          (c) When the aggregate amount of Excess Proceeds exceeds $10,000,000, PCI shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the principal amount of such Note plus accrued and unpaid interest, if any (the "Offered Price"), to the date such Excess Proceeds Offer is consummated (the "Offer Date"). To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, PCI may use such additional Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero. (Section 1017)

          (d) If PCI becomes obligated to make an Offer pursuant to clause (c) above, the Notes shall be purchased by PCI, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for PCI to comply with the requirements under the Exchange Act, subject to proration in the event the amount of Excess Proceeds is less than the aggregate Offered Price of all Notes tendered.

          (e) PCI will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with an Excess Proceeds Offer.


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

          Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. PCI will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to PCI or any other Subsidiary, (c) make Investments in PCI or any other Subsidiary, (d) transfer any of its properties or assets to PCI or any other Subsidiary or (e) guarantee any Indebtedness of PCI or any other Subsidiary, except in all such cases for such encumbrances or restrictions existing under or by reason of (i) any agreement or instrument in effect on the date of the Indenture and listed on Schedule A attached to the Indenture, (ii) applicable law or regulation (including corporate governance provisions required by applicable law and regulations of the National Bank of Poland), (iii) customary non-assignment provisions of any lease governing a leasehold interest of PCI or any Subsidiary,
(iv) any agreement or other instrument of a Person acquired by PCI or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) any mortgage or other Lien on real property acquired or improved by PCI or any Subsidiary after the date of the Indenture that prohibit transfers of the type described in (d) above with respect to such real property, (vi) with respect to a Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of PCI's Capital Stock in, or substantially all the assets of, such Subsidiary, (vii) the refinancing of Indebtedness incurred under the agreements listed on Schedule A attached to the Indenture or described in clause (v) above, so long as such encumbrances or restrictions are no less favorable in any material respect to PCI or any Subsidiary than those contained in the respective agreement as in effect on the date of the Indenture, (viii) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indenture to the extent relating to the property or asset subject to such Lien, (ix) any agreement or instrument governing or relating to Senior Bank Indebtedness (an "Indebtedness Instrument") if such encumbrance or restriction applies only (x) to amounts which at any point in time (other than during such periods as are described in the following clause (y)) (1) exceed amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or the Indenture for interest, premium and principal (after giving effect to any realization by PCI under any applicable Currency Agreement), or (2) if paid, would result in an event described in the following clause (y) of this sentence, or (y) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of the Senior Bank Indebtedness governed by the Indebtedness Instrument to declare any such Indebtedness to be immediately due and payable or require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided, or (x) arising or agreed to in the ordinary course of business, not relating to any Indebtedness and that do not individually, or together with all such encumbrances or restrictions, detract from the value of property or assets of PCI or any Subsidiary in any manner material to PCI or any Subsidiary.

          Limitation on Investments in Unrestricted Subsidiaries. PCI will not make, and will not permit any of its Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (a) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by PCI or a Subsidiary and
(b) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of PCI (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (a)).

          Limitation on Lines of Business. PCI will not, and will not permit any Subsidiary of PCI to, engage in any business other than the Cable/Telecommunications Business. In addition, PCI will not transfer, and will not permit any Subsidiary to transfer, to any Person (other than PCI or any Subsidiary) (a) any of the licenses, permits or authorizations used in the Cable/Telecommunications Business of PCI and its Subsidiaries on the Issue Date or (b) any material portion of the property and equipment of PCI or any Subsidiary used in the territories covered by the Cable/Telecommunications Business of PCI and the Subsidiaries as it exists on the Issue Date; provided that Company and the Subsidiaries may make Asset Sales in compliance with the "Limitation on Sale of Assets" covenant and pledge property and assets to the extent permitted under the "Limitation on Liens" covenant.

          Provision of Financial Statements and Reports. (a) Prior to the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, PCI will make available, upon request, to any holder of Notes or prospective purchasers of Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless PCI furnishes information to the Commission pursuant to Section 13 or 15(d) of the Securities Act.

          (b) After the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, PCI will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not PCI has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that PCI would be required to file if it were subject to Section 13 or 15 of the Exchange Act. PCI will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which PCI files such reports and documents with the Commission or the date on which PCI would be required to file such reports and documents if PCI were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at PCI's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.


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



CONSOLIDATION, MERGER AND SALE OF ASSETS


          PCI will not in a single transaction or a series of related transactions consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or Persons, and PCI will not permit any Subsidiary to enter into any such transaction, or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of PCI and its Subsidiaries on a consolidated basis to any Person or Persons, unless: (a) either (i) PCI shall be the surviving corporation or (ii) the Person (if other than PCI) formed by such consolidation or into which PCI or PCI and its Subsidiaries is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of PCI or PCI and its Subsidiaries, as the case may be, (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) shall expressly assume, by an indenture supplemental to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, PCI's obligations for the due and punctual payment of the principal of (or premium, if any, on) and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of PCI to be performed or observed; (b) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of PCI or any Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (c) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest fiscal quarter for which consolidated financial statements of PCI are available prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), PCI (or the Surviving Entity if PCI is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the proviso to the "Limitation on Additional Indebtedness" covenant; (d) if any of the property or assets of PCI or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with; and (e) PCI or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture comply with the terms of the Indenture. (Section 801) Notwithstanding the foregoing, the provisions of subsection (c) above shall not apply to the merger of PCI with and into a wholly owned Delaware Subsidiary prior to March 1, 1997 for the sole purpose of changing its jurisdiction of incorporation from New York to Delaware.

          Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all of substantially all of the properties and assets of PCI in accordance with the immediately preceding paragraph in which PCI is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, PCI under the Indenture, with the same effect as if such successor had been named as PCI therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.


EVENTS OF DEFAULT


The following constitute "Events of Default" under the Indenture:

          (a) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

          (b) default in the payment of the principal of or premium, if any, on any Note at its Maturity;

          (c) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change of Control offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant;

          (d) default in the performance, or breach, of any covenant or agreement of PCI contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in the Indenture) and continuance of such default or breach for a period of 30 days after written notice shall have been given to PCI by the Trustee or to PCI and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (e) (i) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of PCI or any Significant Subsidiary aggregating $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of PCI or any Significant Subsidiary aggregating $5 million or more shall have been


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

accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the stated maturity thereof;

          (f) any holder or holders (or any Person acting on any such holder's behalf) of any Indebtedness in excess of $5 million in the aggregate of PCI or any Significant Subsidiary shall, subsequent to the occurrence of a default with respect to such Indebtedness, notify the Trustee of the intended sale or disposition of any assets of PCI or any Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such assets of PCI or any Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of PCI or any Subsidiary or in accordance with applicable law;

          (g) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against PCI or any Significant Subsidiary or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $5 million and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; or

          (h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to PCI or any Significant Subsidiary; and

          (i) breach by PCI of any material representation or warranty set forth in the Pledge Agreement, or default by PCI in the performance of any covenant set forth in the Pledge Agreement, or repudiation by PCI of its obligations under the Pledge Agreement or the unenforceability of any material provision of the Pledge Agreement for any reason.

          If an Event of Default (other than an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to PCI or any Significant Subsidiary) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to PCI (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to PCI or any Significant Subsidiary occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

          At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to PCI and the Trustee, may rescind such declaration and its consequences if (a) PCI has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section
502)

          The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

          If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 30 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. (Section 601)

          PCI is required to furnish to the Trustee annual and quarterly statements as to the performance by PCI of its obligations under the Indenture and as to any default in such performance. PCI is also required to notify the Trustee within five business days of the occurrence of any Default.

          The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of PCI, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquired any conflicting interest, it must eliminate such conflict upon the occurrence of an Event of Default or else resign.


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


DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURE


          PCI may, at its option and at any time, elect to have the obligations of PCI upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that PCI will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned, except for (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) PCI's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee and (d) the defeasance provisions of the Indenture. In addition, PCI may, at its option and at any time, elect to have the obligations of PCI released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Section 1301, 1302 and 1303)

          In order to exercise either defeasance or covenant defeasance, (a) PCI must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (b) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which PCI is a party or by which it is bound; (d) in the case of defeasance, PCI shall have delivered to the Trustee an Opinion of Counsel in the United States stating that PCI has received from, or there has been published by, the Internal Revenue Service a ruling, or since the effective date of the Registration Statement, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, PCI shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (f) in the case of defeasance or covenant defeasance, PCI shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (g) PCI shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by PCI with the intent of preferring the holders of the Notes over the other creditors of PCI with the intent of hindering, delaying or defrauding creditors of PCI; and (h) PCI shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)

SATISFACTION AND DISCHARGE


          The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) and the Trustee, at the expense of PCI, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of PCI, and PCI has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (b) PCI has paid or caused to be paid all sums payable under the Indenture by PCI; and (c) PCI has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)


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




AMENDMENTS AND WAIVERS

          With certain exceptions, modifications and amendments of the Indenture may be made by PCI and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (b) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture; (c) modify any provisions described under "--Amendments and Waivers" or "--Events of Default," except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note; or (d) amend, change or modify the obligation of PCI to make and consummate a Change of Control Offer in the event of a Change of Control or an Excess Proceeds Offer in connection with any Asset Sale or modify any of the provisions or definitions with respect thereto. (Section 902)

          The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)


THE TRUSTEE


          The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

          The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of PCI, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.


GOVERNING LAW


          The Indenture and the Notes are governed by, and shall be construed in accordance with, the laws of the State of New York.


EXCHANGE OFFER; REGISTRATION RIGHTS


          PCI has entered into a registration rights agreement with the Initial Purchaser (the "Registration Rights Agreement") pursuant to which PCI agreed, for the benefit of the holders of the Old Notes, at PCI's cost, (a) to use its best efforts to file the Exchange Offer Registration Statement of which this Prospectus is a part within 90 days after the Issue Date (January 29, 1997) with the Commission with respect to the Exchange Offer for the Exchange Notes, which will have terms identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described below) and (b) to use its best efforts to cause this Registration Statement to be declared effective under the Securities Act by May 29, 1997. As soon as practicable, but in no event more than one week, after this Registration Statement is declared effective, PCI will offer to the holders of Old Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Old Notes for the Exchange Notes. PCI will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to PCI pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

          Based upon no-action letters issued by the staff of the Commission to third parties, the Issuer believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act or a holder that is a broker-dealer who acquires Exchange Notes to resell pursuant to Rule 144A or any other available exemption under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holder is not participating, does not intent to participate, and has no


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


arrangement with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Issuer that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer, where it acquired the Old Notes exchanged for such Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution."

          Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (a) it is not an affiliate of PCI, (b) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and (c) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities, it will be required to acknowledge that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, PCI is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

          In the event that (a) any changes in law or the applicable interpretations of the staff of the Commission do not permit PCI to effect the Exchange Offer; (b) if for any reason the Exchange Offer is not consummated by June 28, 1997; (c) any holder of Notes notifies PCI within a specified time period that (i) due to a change in law or Commission policy it is not entitled to participate in the Exchange Offer, (ii) due to a change in law or Commission policy it may not resell the Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in this Registration Statement is not appropriate or available for such resales by such holder or (iii) it is a broker-dealer and owns Notes acquired directly from PCI or an affiliate of PCI; or (d) the holders of a majority of the Notes may not resell the Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, PCI will, at its cost, as promptly as practicable, file a Shelf Registration Statement covering resales of the Notes by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purpose of the foregoing, the "Notes" means each Old Note until
(a) such Old Note has been exchanged for a freely transferable Exchange Note upon consummation of the Exchange Offer, (b) such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (c) such Old Note is sold to the public pursuant to Rule 144(k) (or any similar provision, but not Rule 144A) under the Securities Act. PCI will use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by July 28, 1997 and use its best efforts to keep effective (except in certain limited periods) the Shelf Registration Statement until three years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchaser pursuant to clause (c)(iii) above). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to generally permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

          In the event that either (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to January 30, 1997, (b) the Exchange Offer Registration Statement is not declared effective on or prior to May 29, 1997, (c) the Exchange Offer is not consummated on or prior to June 28, 1997, or, as the case may be, a Shelf Registration Statement with respect to the Notes is not declared effective on or prior to July 28,1997 or (d) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable (except in certain limited periods) (each such event referred to in clauses (a) through
(d) above, a "Registration


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

Default"), then the interest rate borne by the Notes shall be increased by an amount equal to one-half of one percent (0.5%) per annum, with respect to the first 90-day period following such Registration Default. The amount of such additional interest will increase by an additional one-half of one percent (0.5%) per annum for each subsequent 90-day period until such Registration Default has been cured, up to a maximum of one and one-half percent (1.5%) per annum. Upon the cure of all applicable Registration Defaults, such additional interest will cease to accrue.

          The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospects is a part.


CERTAIN DEFINITIONS


          "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition; provided that, for purposes of the "Limitation on Additional Indebtedness" covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

          "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of PCI are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (a) all Subsidiaries of PCI on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been Subsidiaries at all times during such fiscal quarter and (b) any Unrestricted Subsidiary of PCI on the Transaction Date shall be deemed to have been an Unrestricted Subsidiary at all times during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of PCI or a Subsidiary (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

          "Asset Acquisition" means (a) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by PCI or any Subsidiary in any other Person, or any acquisition or purchase of Capital Stock of any other Person by PCI or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be merged with or into PCI or any Subsidiary or (b) any acquisition by PCI or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

          "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person other than PCI or a Subsidiary in one transaction or a series of related transactions, of (a) any Capital Stock of any Subsidiary, (b) any material license or other authorization of PCI or any Subsidiary pertaining to a Cable/Telecommunications Business, (c) any assets of PCI or any Subsidiary which constitute substantially all of an operating unit or line of business of PCI and its Subsidiaries or (d) any other property or asset of PCI or any Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (a) any disposition of properties and assets of PCI that is governed under "Consolidation, Merger and Sale of Assets" above, (b) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of PCI or any Subsidiary, as the case may be, (c) for purposes of the covenant "Limitation on Sale of Assets," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, either (i) involving assets with a Fair Market Value not in excess of $500,000 (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) or (ii) as part of a Capitalized Lease Obligation and (d) any transfer by PCI or a Subsidiary of property or equipment to a Person who is not an Affiliate of PCI in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause
(d), PCI shall deliver to the Trustee an officer's certificate certifying that such exchange complies with this clause (d).


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

          "Authorized Prior Owner" means any Person from whom PCI or any Subsidiary made a Cable/Telecommunications Acquisition; provided that any such Person shall be an Authorized Prior Owner only with respect to the business, assets or properties acquired in such Cable/Telecommunications Acquisition.

          "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

          "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar United States federal or state law, or any similar law of any other jurisdiction, relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

          "Cable/Telecommunications Acquisition" means an Asset Acquisition, including, without limitation, the portion of the consideration paid for an Asset Acquisition that is allocated to non-compete arrangements, of properties or assets to be used in a Cable/Telecommunications Business or of the Capital Stock of any Person that becomes a Subsidiary, provided such Person's assets and properties consist principally of properties or assets that will be used in a Cable/Telecommunications Business.

          "Cable/Telecommunications Business" means any business operating a cable or telephone or telecommunications system in the European Continent or any business reasonably related thereto, including, without limitation, any business conducted by PCI or any Subsidiary on the Issue Date and any video or music programming, distribution, production or licensing business and any programming guide or telephone directory business.

          "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

          "Capitalized Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

          "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500,000,000; and (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of PCI and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's.

          "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of PCI; (b) PCI consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into PCI, in any such event pursuant to a transaction in which the outstanding Voting Stock of PCI is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of PCI is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of PCI) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by PCI as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of PCI (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of PCI, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of PCI then in office; or (d) PCI is liquidated or dissolved or a special resolution is passed by the shareholders of PCI approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sales of Assets."

          "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock or ordinary shares, whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares.

          "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of PCI and the Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the interest expense of PCI and its Subsidiaries for such period, including, without limitation, (i) amortization of original issue discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation,
(iv) accrued interest, (v) the consolidated amount of any interest capitalized by PCI, provided that such amount will be limited for purposes of this definition to the amount that would have been obtained if such interest had been capitalized at the interest rate for the Notes, and (vi) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (b) the interest component of Capitalized Lease Obligations of PCI and its Subsidiaries paid, accrued or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of PCI and all Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (in each case less all fees and expenses relating thereto), (b) any net after-tax gains or losses (in each case less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than PCI or a Subsidiary), including Unrestricted Subsidiaries, in which PCI or any Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to PCI or any Subsidiary in cash dividends or distributions during such period, (d) net income (or loss) of any Person combined with PCI or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) except with respect to any encumbrance or restriction described in clause (ii) of the "Limitation on Dividends and Other Payment Restrictions" covenant, the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders and (f) any non-cash items of PCI and any Subsidiary (including monetary corrections) increasing or decreasing Consolidated Net Income for such period (other than items that will result or have resulted in the receipt or payment of cash).

          "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of PCI and its Subsidiaries for such period increased by (in each case to the extent included in computing Consolidated Net Income) the sum of (a) the Consolidated Income Tax Expense of PCI and its Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (b) Consolidated Interest Expense for such period; (c) depreciation of PCI and its Subsidiaries for such period and (d) amortization of PCI and its Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP provided that, if any Subsidiary is not a Wholly Owned Subsidiary, Consolidated Operating Cash Flow shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (i) the amount of Consolidated Net Income attributable to such Subsidiary multiplied by (ii) the quotient of (1) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by PCI or any of its Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period.

          "Cumulative Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of PCI is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement entered into by a Person that is designed to protect such Person against fluctuations in currency values.

          "Default" means any event that after notice or passage of time or both would be an Event of Default.

          "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.


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

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

          "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect in the United States on the Issue Date.

          "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

          "Indebtedness" means with respect to any Person, without duplication,
(a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities (including outstanding disbursements) incurred in the ordinary course of business (whether or not evidenced by a note), but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (h) any liability of such Person under or in respect of Interest Rate Agreements or Currency Agreements. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Issuer or a Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreement with respect to such Indebtedness.

          "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness.

          "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by PCI in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

          "Issue Date" means the date of original issuance of the Notes.

          "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.


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

          "Majority Owned Subsidiary" means a Subsidiary (a) at least 66.66% of the outstanding Capital Stock of which is owned directly or indirectly by PCI or PCBV and (b) no outstanding Capital Stock of which is owned, directly or indirectly (except through PCI), by any shareholder or Affiliate of a shareholder of PCI.

          "Management Agreement" means (a) any agreement between a Subsidiary and a Management Company pursuant to which the Management Company shall lease or otherwise employ assets of the Subsidiary to operate a Cable/Telecommunications Business and (b) any agreement or instrument governing Indebtedness of a Management Company to PCI or a Subsidiary.

          "Management Company" means any Person, a portion of whose Capital Stock is held by PCI or a Subsidiary, that (i) holds or has applied for a license or permit to operate a Cable/ Telecommunications Business in the Republic of Poland and (ii) manages the operations of a Subsidiary pursuant to a Management Agreement.

          "Management Contract" means any agreement to which PCI or any Subsidiary is a party pursuant to which, among other things, fees are paid to PCI or a Subsidiary in exchange for organizational, consulting or similar services, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Management Contracts."

          "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations or escrowed funds, but only when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to PCI or any Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than PCI or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by PCI or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by PCI or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee and (b) with respect to any capital contribution or issuance or sale of Capital Stock as referred to under the "Limitation on Restricted Payments" covenant, the proceeds of such capital contribution, issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to PCI or any Subsidiary of PCI), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such capital contribution, issuance or sale and net of taxes paid or payable as a result thereof.

          "Overhead Agreement" means any agreement to which PCI or any Subsidiary is a party pursuant to which, among other things, costs are allocated among the parties thereto, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Overhead Agreements."

          "Pari passu Indebtedness" means Indebtedness of PCI that is pari passu in right of payment to the Notes.

          "Permitted Holders" means, as of the date of determination, (a) David
T. Chase, (b) the family members, estates and heirs of David T. Chase and any trust or other investment vehicle for the benefit of any such persons or their respective family members or heirs, (c) ECO and (d) Advent.

          "Permitted Indebtedness" means any of the following:

          (a) Indebtedness under the Notes (or any guarantee thereof) and the Indenture;

          (b) Indebtedness of PCI or any Subsidiary outstanding on the date of the Indenture and listed on a schedule thereto;

          (c) Indebtedness of PCI or any Subsidiary that is incurred after October 31, 1997 to the extent the proceeds thereof or credit support are used to finance or support a Cable/Telecommunications Acquisition or working capital for, or to finance the construction of, the business or network acquired, but only to the extent the aggregate principal amount of Indebtedness incurred under this clause (c) does not exceed $30 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) outstanding at any time;


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

          (d) (i) Indebtedness of any Subsidiary owed to and held by PCI or a Subsidiary and (ii) Indebtedness of PCI owed to and held by any Subsidiary that is Subordinated Indebtedness; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of PCI or Subsidiary referred to in this clause (d) to a Person (other than PCI or a Subsidiary) or (y) any sale or other disposition of Capital Stock of a Subsidiary which holds Indebtedness of PCI or another Subsidiary such that such Subsidiary, in any such case, ceases to be a Subsidiary;

          (e) Obligations under any Interest Rate Agreement of PCI or any Subsidiary to the extent relating to (i) Indebtedness of PCI or such Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by PCI or a Subsidiary in the following 12 months after such Interest Rate Agreement has been entered into, but only to the extent that the notional principal amount of such Interest Rate Agreement does not exceed the principal amount of the Indebtedness (or Indebtedness subject to commitments) to which such Interest Rate Agreement relates;

          (f) Indebtedness of PCI or any Subsidiary under Currency Agreements to the extent relating to (i) Indebtedness of PCI or a Subsidiary (which Indebtedness is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant) or (ii) obligations to purchase assets, properties or services incurred in the ordinary course of business of PCI or any Subsidiary; provided that such Currency Agreements do not increase the Indebtedness or other obligations of PCI and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (g) Indebtedness of PCI or any Subsidiary in respect of performance bonds of PCI or any Subsidiary or surety bonds provided by PCI or any Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Cable/Telecommunications Business;

          (h) Indebtedness of PCI or any Subsidiary to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness of PCI or of any Subsidiary incurred or outstanding pursuant to clause (b) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness"; provided that (i) Indebtedness of PCI may not be replaced, renewed, refinanced or extended to such extent under this clause (i) with Indebtedness of any Subsidiary and (ii) any such replacement, renewal, refinancing or extension (x) shall not result in a lower Average Life of such Indebtedness as compared with the Indebtedness being replaced, renewed, refinanced or extended, (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith, and (z) in the case of any replacement, renewal, refinancing or extension by PCI of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Notes, at least to the same extent as the Indebtedness being replaced, renewed, refinanced or extended; and

          (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of PCI having an aggregate principal amount not to exceed $15 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) at any time outstanding.

          "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business; (d) Interest Rate Agreements and Currency Agreements; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant "Limitation on Sale of Assets," provided that PCI or the Subsidiaries, as the case may be, have received at least 85% of the aggregate consideration therefrom in cash or Cash Equivalents; and (f) Investments made in the ordinary course of business as partial payment for constructing a network relating principally to a Cable/ Telecommunications Business.

          "Permitted Liens" means the following types of Liens:

          (a) Liens on any property or assets of a Subsidiary granted in favor of PCI or any Subsidiary;

          (b) Liens securing the Notes;

          (c) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by PCI or any Subsidiary; provided that such Lien does not extend to any property or assets of PCI or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

          (d) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of PCI or any Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding;



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          (e) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

          (f) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of PCI or any Subsidiary incurred in the ordinary course of business;

          (g) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (i) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (h); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets;

          (j) any interest or title of a lessor under any Capitalized Lease Obligation or seller under any Purchase Money Obligation;

          (k)  Liens securing Senior Bank Indebtedness;

          (l) Liens in favor of Polish governmental fiscal authorities created without the knowledge of and without fault on the part of PCI; and

          (m) Liens existing on the date of Indenture and listed on a Schedule thereto.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, S.A., Sp. z o.o., trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

          "Public Equity Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of PCI pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of PCI).

          "Purchase Money Obligations" means Indebtedness of PCI or any Subsidiary (a) issued to finance or refinance the purchase or construction of any assets of PCI or any Subsidiary or (b) secured by a Lien on any assets of PCI or any Subsidiary where the lender's sole recourse is to the assets so encumbered, in either case to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP.

          "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

          "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any Common Stock the holder of which has a right to put to PCI upon certain terminations of employment.

          "Restricted Payment" means any of the following: (a) the declaration or payment of any dividend or any other distribution on Capital Stock of PCI or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of PCI (other than dividends or distributions payable solely in Capital Stock (other than Redeemable Capital Stock) of PCI or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Capital Stock) of PCI; (b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of PCI (other than any such Capital Stock owned by PCI or a Subsidiary) or any affiliate of PCI (other than any Subsidiary of PCI); (c) the making of any principal payment on, or the repurchase, redemption, defeasance or other acquisition or retirement for value of, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness of PCI (other than any Subordinated Indebtedness held by a Subsidiary); (d) the making of any Investment (other than a Permitted Investment) in any Person (other than an Investment by a Subsidiary in PCI or an Investment


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



by PCI or a Subsidiary in either (i) a Subsidiary or (ii) a Person that becomes a Subsidiary as a result of such Investment); (e) the creation or assumption of any guarantee of Indebtedness of any Affiliate of PCI (other than (i) guarantees of any Indebtedness of any Subsidiary by PCI or (ii) guarantees of the Notes by any Subsidiary); or (f) the declaration or payment of any dividend or any other distribution on any Capital Stock of any Subsidiary to any Person (other than (a) dividends or distributions paid to PCI or a Subsidiary or (b) pro rata dividends or distributions on Common Stock of Subsidiaries held by minority stockholders, provided that such dividends or distributions do not in the aggregate exceed the minority stockholders' pro rata share of such Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Issue Date) or the purchase, redemption or other acquisition or retirement for value of any Capital Stock of any Subsidiary held by any Person (other than PCI or a Subsidiary).

          "Ryntronik Agreement" means a series of agreements dated October 1996 between PCI, Poltelkab, and Richard Rynkiewicz, in the form existing on the Issue Date, by which PCI and Poltelkab will acquire the remaining shares in PTK-Ryntronik.

          "Senior Bank Indebtedness" means Indebtedness of PCI or any Subsidiary under any term loan or revolving credit facility (which may include any guarantee, bonding or letter of credit facility) with a bank or other financial institution which is not subordinated to any other Indebtedness of PCI or any Subsidiary.

          "Service Agreement" means any agreement to which PCI or any Subsidiary is a party pursuant to which, among other things, PCI or a Subsidiary provides various services, which may include administrative, technical, managerial, financial, operational and marketing services, to the other party or parties thereto, including, without limitation, the agreements listed on a schedule to the Indenture under the subheading "Service Agreements."

          "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

          "Shareholder Registration Rights Agreement" means the Registration Rights Agreement dated March 29, 1996 among PIH, ECO, Mr. Freedman, Steele LLC and AESOP (as such terms are defined herein) in the form existing on the Issue Date.

          "Significant Subsidiary" means, at any particular time, any Subsidiary that, together with the Subsidiaries of such Subsidiary (a) accounted for more than 5% of the consolidated revenues of PCI and its Subsidiaries for their most recently completed fiscal year or (b) is or are the owner(s) of more than 5% of the consolidated assets of PCI and its Subsidiaries as at the end of such fiscal year, all as calculated in accordance with GAAP and as shown on the consolidated financial statements of PCI and its Subsidiaries for such fiscal year.

          "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

          "Subordinated Indebtedness" means Indebtedness of PCI that is expressly subordinated in right of payment to the Notes.

          "Subsidiary" means (a) any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by PCI or by one or more other Subsidiaries or by PCI and one or more other Subsidiaries and (b) Poltelkab or any other Management Company. Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

          "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of PCI and its Subsidiaries outstanding as of the date of determination.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

          "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of PCI, as provided below), (b) any Subsidiary of an Unrestricted Subsidiary, (c) Poland Programming, Inc., and (d) ProCable, in the event that a majority of the equity ownership or Voting Stock of ProCable is owned, directly or indirectly, by PCI or by one or more other Subsidiaries or by PCI and one or more other Subsidiaries. The Board of Directors of PCI, subject to the foregoing, may designate any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary so long as (i) neither PCI nor any other Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of PCI or any other Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity,
(iii) any Investment in such Subsidiary made as result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Investments in Unrestricted Subsidiaries" covenant, (iv) neither PCI nor any other Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of PCI and (v) neither PCI nor any other Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of PCI shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of PCI may designate any Unrestricted Subsidiary as a Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and PCI could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

          "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by the National Bank of Poland at approximately noon (New York City time) on the date two business days prior to such determination.

          "Use of Proceeds Payments" means (a) payments of up to approximately $17.0 million (or, if non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof) to acquire certain minority interests in PCI and Subsidiaries that are held by unaffiliated third parties, (b) payments of up to approximately $28.9 million (or, if non-U.S. Dollar denominated, the U.S. Dollar equivalent thereof) to consummate the Pending Acquisitions, (c) payments of up to approximately $15.0 million (or, if non-U.S., Dollar Denominated, the U.S. Dollar Equivalent thereof) to repay existing third party indebtedness and (d) investments of up to approximately $5.0 million (or if non-U.S. Dollar denominated, the U. S. Dollar Equivalent thereof) in PCI Programming, Inc., in each case as described under "Use of Proceeds."

          "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

          "Wholly Owned" means, with respect to any Subsidiary, such Subsidiary if all the outstanding Capital Stock of such Subsidiary (other than any directors' qualifying shares) is owned directly by PCI or PCBV and one or more Wholly Owned Subsidiaries.


BOOK ENTRY; DELIVERY AND FORM


          The Old Notes offered and sold in reliance on Regulation S under the Securities Act were initially represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Regulation S Global Note") and registered in the name of a nominee of DTC and deposited on behalf of the purchasers of the Old Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"). Exchange Notes which will be issued in exchange for the Old Notes represented by the Regulation S Global Note will be issued in the form of one Global Note (the "Regulation S Global Exchange Note") and deposited with a custodian for DTC for credit to the respective accounts of the purchasers (or such other accounts as they may direct) at Euroclear or Cedel.

          Old Notes offered and sold to "qualified institutional buyers" ("QIBs") in reliance on Rule 144A under the Securities Act were represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Rule 144A Global Note," and together with the Regulation S Global Note, the "Global Notes") which were registered in the name of a nominee of DTC and deposited on behalf of purchasers of the Old Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC. Exchange Notes which will be issued in exchange for the Old Notes represented by the Rule 144A Global Note will be issued in the form of one Global Note (the "Rule 144A Global Exchange Note," and together with the Regulation S Global Exchange Note, the "Global Exchange Notes") and deposited with a custodian for DTC for credit to the respective accounts of the purchasers (or such other accounts as they may direct) at Euroclear or Cedel.

          Old Notes (a) originally purchased by or transferred to institutional "accredited investors" who are not QIBs or (b) held by QIBs who elected to take physical delivery of their certificates instead of holding their interest through the Rule 144A Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") were issued in registered form ("Certificated Notes"). Upon the transfer of such Certificated Notes to a QIB or in an offshore transaction under Rule 903 or 904 under Regulation S, such Certificated Notes will, unless the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note upon delivery of appropriate certifications to the Trustee. For a description of the restrictions on the transfer of Certificated Notes and any interest in a Global Note, see "Notices to Investors."

          The Global Exchange Notes. PCI expects that pursuant to procedures established by DTC (a) upon deposit of the Global Exchange Notes, DTC or its custodian will credit on its internal system portions of the Global Exchange Notes which shall be comprised of the corresponding respective principal amount of the Global Exchange Notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interest of persons other than Participants). Such accounts initially will be designated by or on behalf of the Exchange Agent and ownership of beneficial interests in the Global Exchange Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. QIBs may hold their interests in the Global Exchange Notes directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

          Investors may hold their interests in the Regulation S Global Exchange Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold such interests through organizations other than Cedel or Euroclear that are Participants in the DTC system. Cedel and Euroclear will hold such interests in the Regulation S Global Exchange Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in the Regulation S Global Exchange Note in customers' securities accounts in the depositaries' names on the books of DTC.

          So long as DTC or its nominee is the registered owner or holder of any Old Notes or Exchange Notes, DTC or such nominee will be considered the sole owner or holder of the Notes represented by the Global Notes or the Global Exchange Notes for all purposes under the Indenture and the Notes. No beneficial owner of an interest in the Global Notes or the Global Exchange Notes will be able to transfer such interest except in accordance with the applicable procedures of DTC, Euroclear and Cedel, in addition to those provided for under the Indenture.

          Payments of the principal of (or premium, if any, on) and interest on the Global Notes or the Global Exchange Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of PCI, the Trustee or any Paying Agent under the Indenture has any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          PCI expects that DTC or its nominee, upon receipt of any payment of the principal of (or premium, if any, on) and interest on the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Notes as shown on the records of DTC or its nominee. PCI also expects that payments by Participants to owners of beneficial interests in the Global Exchange Notes held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

          Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Exchange Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

          Transfers by an owner of a beneficial interest in the Rule 144A Global Exchange Note to a transferee who takes delivery of such interest through the Regulation S Global Exchange Note, whether before, on or after December 10, 1996, will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers of Certificated Notes held by institutional "accredited investors" to persons who will hold through the Rule 144A Global Exchange Note or the Regulation S Global Exchange Note will be subject to certifications provided by the Trustee.

          Any beneficial interest in one Global Exchange Note that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Exchange Note and become an interest in another Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

          DTC has advised PCI that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Exchange Notes are credited and only in respect of the aggregate principal amount of Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Notes for Certificated Notes, which it will distribute to its Participants.

          DTC has advised PCI as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

          Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to follow such procedures, and such procedures may be discontinued at any time. None of PCI, the Trustee or any Paying Agent has any responsibility for the performance by DTC, Euroclear or Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

          Certificated Notes. Interests in the Global Exchange Notes will be exchangeable or transferable, as the case may be, for Certificated Notes if (i) DTC notifies PCI that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by PCI within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such Notes. Upon the occurrence of any of the events described in the preceding sentence, PCI will cause the appropriate Certificated Notes to be delivered.


                            INCOME TAX CONSIDERATIONS


          It is the opinion of Baker & McKenzie, counsel to the Issuer, that the material United States federal income tax consequences to holders whose Old Notes are exchanged for Exchange Notes in the Exchange Offer are as described herein, subject to the limitations and qualifications set forth below. Because the Exchange Notes will not be considered to differ materially either in kind or in extent from the Old Notes, the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes pursuant to Section 1001 of the United States Internal Revenue Code of 1986, as amended (the "Code"). As a result, no material United States federal income tax consequences will result to holders exchanging Old Notes for Exchange Notes.

          The foregoing opinion is based upon the current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice. Subsequent legislative, judicial or administrative changes or interpretations could alter or modify the statements or conclusions set forth herein, possibly with retroactive effect. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States) may be subject to special rules not discussed herein. AS A RESULT, EACH HOLDER OF OLD NOTES
SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING HIS OR HER OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


                              PLAN OF DISTRIBUTION


          Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of 180 days after the Expiration Date, it will make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale.

          The Issuer will not receive any proceeds from any sale of Exchange Notes by any broker-dealer. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          The Issuer has agreed to pay all expenses incident to the Issuer's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

          The validity of the Exchange Notes will be passed upon for the Issuer by Baker & McKenzie, Washington, District of Columbia and New York, New York with respect to matters of United States law. Certain United States federal income tax matters will be passed upon for the Issuer by Baker & McKenzie, Washington, District of Columbia.

                                     EXPERTS

          The consolidated financial statements of Poland Communications, Inc. and Poland Cablevision (Netherlands) B.V. as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                           POLAND COMMUNICATIONS, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                        AT DECEMBER 31, 1994 AND 1995 AND
                                  JUNE 30, 1996

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                     PAGE

Independent Auditors' Report re: PCI                                  F-2

Consolidated Balance Sheets of PCI                                    F-3

Consolidated Statements of Operations of PCI                          F-5

Consolidated Statements of Changes in Stockholders' Equity of PCI     F-6

Consolidated Statements of Cash Flows of PCI                          F-7

Notes to Consolidated Financial Statements of PCI                     F-8

Independent Auditors Report of PCBV                                  F-16

Consolidated Balance Sheets of PCBV                                  F-17

Consolidated Statements of Operations of PCBV                        F-19

Consolidated Statements of Cash Flows of PCBV                        F-20

Consolidated Statement of Changes in Stockholders'
  Deficiency of PCBV                                                 F-21

Notes to Consolidated Financial Statements of PCBV                   F-22

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Poland Communications, Inc.:

          We have audited the accompanying consolidated balance sheets of Poland Communications, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders'equity and cash flows for each of the years in the three year period ended December
31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Poland Communications, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period then ended in conformity with U.S. generally accepted accounting principles.



Hartford, Connecticut
October 8, 1996

                                                          KPMG PEAT MARWICK LLP

                           POLAND COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                     ASSETS





                                                                                       JUNE 30,                  DECEMBER 31,
                                                                                       --------                  ------------
                                                                                         1996             1995              1994
                                                                                         ----             ----              ----
                                                                                      (UNAUDITED)
Current assets:
     Cash (note 6)                                                                      $  6,353         $  2,343          $ 2,493
     Accounts receivable, net of allowances of $507 in 1996,
         $510 in 1995 and $132 in 1994                                                     1,032              842              391
     Due from affiliate (note 11)                                                          1,839            1,699              750
     Other current assets (note 4)                                                         2,242            1,367            1,024
                                                                                        --------         --------         --------
         Total current assets                                                             11,466            6,251            4,658
                                                                                        --------         --------         --------
Investment in cable television systems, at cost (note 3):
     Property, plant and equipment:
         Cable television system assets                                                   71,258           54,441           35,390
         Construction in progress                                                          7,182            6,758            2,925
         Vehicles                                                                          1,181              896              596
         Other                                                                             1,852            1,806            1,239
                                                                                        --------         --------         --------
              Total property, plant and equipment                                         81,473           63,901           40,150
              Less accumulated depreciation                                              (14,815)         (11,581)          (6,915)
                                                                                        --------         --------         --------
              Net property, plant and equipment                                           66,658           52,320           33,235
     Inventories for construction                                                          6,640            4,609            5,758
                       Intangibles, net                                                    4,313            1,976            1,809
                                                                                        --------         --------         --------
              Net investment in cable television systems                                  77,611           58,905           40,802
                                                                                        --------         --------         --------
Other investments (notes 2 and 13)                                                         5,163            1,034               --
Other intangibles, net (note 3)                                                            1,808            1,868            1,916
                                                                                         -------          -------          -------

Total assets                                                                            $ 96,048         $ 68,058          $47,376
                                                                                        ========         ========          =======


          See accompanying notes to consolidated financial statements.

                           POLAND COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF U.S. DOLLARS)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                       JUNE 30,                  DECEMBER 31,
                                                                                       --------                  ------------
                                                                                         1996             1995              1994
                                                                                         ----             ----              ----
                                                                                      (UNAUDITED)
Current liabilities:
     Accounts payable                                                                     $2,732           $1,675           $1,049
     Notes payable (note 6)                                                                1,379           13,006               --
     Deferred revenue                                                                      1,050            1,233            1,081
     Other current liabilities (notes 4 and 7)                                             3,032           3,382             4,918
         Total current liabilities                                                         8,193           19,296            7,048
Other liabilities (notes 5 and 7)                                                          4,935            4,138            4,722
Notes payable to affiliates (note 11)                                                         --           37,512           28,988
Notes payable (note 6)                                                                     8,257            8,887            7,000
         Total liabilities                                                                21,385           69,833           47,758
Minority interest                                                                          3,123           (1,965)          (1,861)
Redeemable preferred stock (note 9) (liquidation
     value $85,000)                                                                       36,265               --               --
Stockholders' equity (note 8):
     Preferred stock                                                                          --           10,311           10,311
     Common stock:
         Common stock ($.01 par, 23,810 shares authorized,
              18,948 shares issued and outstanding)                                            1               --               --
         Class A (no par value, 20,000 shares authorized,
              10,037 shares issued and outstanding)                                           --            4,992            4,992
         Class B (no par value, 10,000 shares authorized,
              1,000 shares  issued and outstanding)                                           --                1                1
         Paid-in capital                                                                  52,721            1,544            1,544
     Cumulative translation component                                                        539              599              616
     Accumulated deficit                                                                 (17,986)         (17,257)         (15,985)
              Total stockholders' equity                                                  35,275              190            1,479
Commitments and contingencies (notes 11 and 12)                                               --               --               --
         Total liabilities and stockholders' equity                                      $96,048          $68,058          $47,376


          See accompanying notes to consolidated financial statements.

                           POLAND COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         (IN THOUSANDS OF U.S. DOLLARS)



                                                                 FOR THE SIX MONTHS                   FOR THE YEARS ENDED
                                                                   ENDED JUNE 30,                        DECEMBER 31,
                                                                   --------------                        ------------
                                                                1996            1995            1995          1994           1993
                                                                ----            ----            ----          ----           ----
                                                                     (UNAUDITED)

Cable television revenue                                        $12,025        $ 8,197       $ 18,557       $  8,776      $  6,562
                                                                -------        -------       --------       --------      --------
Operating expenses:
     Direct operating expenses                                    3,244          2,369          5,129          2,119         1,481
     Selling, general and administrative                          2,865          2,210          4,684          2,818         4,029
     Depreciation and amortization                                3,550          2,421          5,199          3,459         2,257
                                                                -------        -------       --------       --------      --------
         Total operating expenses                                 9,659          7,000         15,012          8,396         7,767
                                                                -------        -------       --------       --------      --------
         Operating income (loss)                                  2,366          1,197          3,545            380        (1,205)
     Interest expense                                            (1,662)        (1,846)        (4,199)        (2,249)          (51)
     Foreign currency translation (loss) gain                       (60)            13            (17)           (27)         (315)
                                                                -------        -------       --------       --------      --------
         Income (loss) before income taxes
              and minority interest                                 644           (636)          (671)        (1,896)       (1,571)
     Income tax expense (note 5)                                 (1,453)          (300)          (600)          (803)         (976)
     Minority interest in subsidiary
         income (loss)                                               20             83            (18)           316           205
                                                                -------        -------       --------       --------      --------
         Net (loss)                                             $  (789)       $  (853)      $ (1,289)      $ (2,383)     $ (2,342)
                                                                =======        =======       ========       ========      ========
         Net (loss) per share                                   $(42.80)       $(71.99)      $(108.79)      $(203.81)     $(234.20)
                                                                =======        =======       ========       ========      ========
Weighted average number of common and
     common equivalent shares outstanding                        18,433         11,849         11,849         11,692        10,000
                                                                =======        =======       ========       ========      ========



          See accompanying notes to consolidated financial statements.

                           POLAND COMMUNICATIONS, INC.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FROM JANUARY 1, 1993 THROUGH JUNE 30, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)




                                               PREFERRED STOCK             COMMON STOCK
                                               ---------------             ------------                      CUMULATIVE    ACCUMU-
                                             NUMBER OF      PAR      NUMBER OF       PAR        PAID-IN    TRANSLATION      LATED
                                              SHARES       VALUE      SHARES        VALUE       CAPITAL     COMPONENT      DEFICIT
                                              ------       -----      ------        -----       -------     ---------      -------
Balance January 1, 1993                          812     $  8,500        9,188      $ 4,381       $ 3,355        $ 958    $(11,602)
     Translation adjustment                       --           --           --           --            --         (315)        315
     Net loss                                     --           --           --           --           --            --      (2,342)
                                               -----       ------       ------        -----         -----       ------     -------
Balance December 31, 1993                        812        8,500        9,188        4,381         3,355          643     (13,629)
     Translation adjustment                       --           --           --           --            --          (27)         27
     Net loss                                     --           --           --           --            --           --      (2,383)
     Stock dividend                              173        1,811           --           --        (1,811)          --          --
     Issuance of stock                            --           --        1,849          612            --           --          --
                                               -----       ------       ------        -----         -----       ------     -------
Balance December 31, 1994                        985       10,311       11,037        4,993         1,544          616     (15,985)
     Translation adjustment                       --           --           --           --            --          (17)         17
     Net loss                                     --           --           --           --            --           --      (1,289)
                                               -----       ------       ------        -----         -----       ------     -------
Balance December 31, 1995                        985       10,311       11,037        4,993         1,544          599     (17,257)
     Translation adjustment                       --           --           --           --            --          (60)         60
     Net loss                                     --           --           --           --            --           --        (789)
     Stock dividend                              166        1,738           --           --        (1,738)          --          --
     Issuance of stock                            --           --        7,911       (4,992)       50,298           --          --
     Preferred stock
         redemption                           (1,151)     (12,049)          --           --         3,549           --          --
     Accretion of redeemable
         preferred stock                          --           --           --           --          (932)          --          --
                                               -----       ------       ------        -----         -----       ------     -------
Balance June 30, 1996                             --     $     --       18,948      $     1       $52,721        $ 539    $(17,986)
                                               =====       ======       ======        =====         =====       ======     =======


          See accompanying notes to consolidated financial statements.

                           POLAND COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)



                                                                 FOR THE SIX MONTHS                   FOR THE YEARS ENDED
                                                                   ENDED JUNE 30,                        DECEMBER 31,
                                                                   --------------                        ------------
                                                                1996            1995            1995          1994           1993
                                                                ----            ----            ----          ----           ----
                                                                       (UNAUDITED)

Cash flows from operating activities:
     Net (loss)                                                 $  (789)       $  (853)      $ (1,289)      $ (2,383)      $(2,342)
     Adjustments to reconcile net (loss) to
         net cash provided by operating
         activities:
         Minority interest in subsidiary
              (income) loss                                         (20)           (83)            18           (316)         (205)
         Depreciation and amortization                            3,550          2,421          5,199          3,459         2,257
         Deferred income tax                                        797            300            600            780           950
         Other                                                       43            194            349            107           366
         Interest expense added to notes
              payable to affiliates                                  --          1,391          2,379          2,085         1,504
         Changes in operating assets and
              liabilities:
              Accounts receivable                                  (227)          (549)          (785)            49           (88)
              Other current assets                                 (875)          (259)          (343)          (634)         (355)
              Accounts payable                                    1,057             66          1,003            470          (266)
              Deferred revenue                                     (183)           256            152            458           415
              Other current liabilities                          (1,359)         1,635         (3,444)        (2,476)          473
                                                                -------        -------       --------       --------       -------
                  Net cash provided by
                  operating activities                            1,994          4,519          3,839          1,599         2,709
                                                                -------        -------       --------       --------       -------
Cash flows used by investing activities:
     Construction of cable television
         systems                                                (13,347)        (6,291)       (16,014)       (11,695)       (5,490)
     Purchase of other capital assets                              (386)          (215)          (701)          (244)         (133)
     Other investments                                           (4,177)          (465)        (1,207)          (402)         (194)
     Purchase of subsidiaries, net of
         cash received                                           (1,267)        (3,491)        (4,063)            --            --
                                                                -------        -------       --------       --------       -------
                  Net cash used by
                  investing activities                          (19,177)       (10,462)       (21,985)       (12,341)       (5,817)
                                                                -------        -------       --------       --------       -------
Cash flows from financing activities:
     Net proceeds from issuance of stock                         72,450             --             --             --            --
     Costs to obtain loans                                          (80)          (403)        (1,036)        (1,144)         (193)
     Proceeds from or (repayment of)
         notes payable                                          (12,257)            --         14,533          7,000            --
     Borrowings from (repayments to)
         affiliates                                             (38,920)         6,339          4,499          6,830         3,525
                                                                -------        -------       --------       --------       -------
                  Net cash provided by
                  financing activities                           21,193          5,936         17,996         12,686         3,332
                                                                -------        -------       --------       --------       -------
                  Net increase (decrease)
                  in cash                                         4,010             (7)          (150)         1,944           224
Cash at beginning of period                                       2,343          2,493          2,493            549           325
                                                                -------        -------       --------       --------       -------
Cash at end of period                                          $  6,353          2,486          2,343          2,493           549
                                                                =======        =======       ========       ========       =======
Supplemental cash flow information:
     Cash paid for interest                                    $  6,067       $    302       $  1,992       $    209       $    25
     Cash paid for income taxes                                     199             --             --             --            --

          See accompanying notes to consolidated financial statements.

                           POLAND COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 1996 (UNAUDITED)
                        DECEMBER 31, 1995, 1994 AND 1993


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REPORTING EQUITY

          Poland Communications, Inc. ("PCI or the Company") a U.S. corporation, owns 92.3% of the capital stock of Poland Cablevision (Netherlands) B.V. ("PCBV"), a Netherlands corporation and first-tier subsidiary of PCI. PCI and PCBV are holding companies that hold controlling interests in several Polish cable television companies, collectively referred to as the "PTK Companies". All significant assets and operating activities of the Company are located in Poland.

  PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the financial statements of PCI and its wholly owned and majority owned foreign subsidiaries. Also consolidated are two 49% owned subsidiaries for which the Company maintains control of operating activities and has appointed the majority of members to the Managing Boards. All significant intercompany balances and transactions have been eliminated in consolidation.

  USE OF ESTIMATES

          The Company's financial statements are presented in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

          The consolidated financial statements as of and for the six months ended June 30, 1996 and 1995 are unaudited, however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

  REVENUE

          Revenue is primarily derived from the sale of cable television services to retail customers in Poland. Revenue is recognized on a monthly basis for basic cable and other optional services. Installation fee revenue, for connection to the Company's cable television systems, is recognized to the extent of direct selling costs and the balance is deferred and amortized into income over two years.

  TAXATION

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates expected to apply in the years in which temporary differences are expected to be recovered or settled.

  Foreign:

          The Company is subject to foreign corporate income taxes, value added tax (VAT) and various local taxes within Poland, as well as import taxes and duties on materials imported by them into Poland. Under Polish law, the PTK Companies are exempt from import taxes and duties on certain in-kind capital contributions.

          The PTK Companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities. The PTK Companies had no significant items which gave rise to deferred tax assets or liabilities.

  U.S.:

          The Company is subject to U.S. Federal taxation of its worldwide income. The PTK Companies and PCBV are foreign corporations which are not expected to be engaged in a trade or business within the U.S. or to derive income from U.S. sources and accordingly, are not subject to U.S. income tax.

  INVESTMENT IN CABLE TELEVISION SYSTEMS

          The investment in the Company's cable television systems includes property, plant and equipment used in the development and operation of the various cable television systems. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in cable television systems. These assets are carried at cost, and in accordance with Statement of Financial Accounting Standards (SFAS) No. 51 (Financial Reporting by Cable Television Companies) as actual subscriber levels are achieved cable television assets are deemed to be placed into service and depreciated. Subscriber related costs and general and administrative expenses are charged to operations when incurred.

         Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

                  Cable television system assets              10 years
                  Vehicles                                     5 years
                  Other property, plant and equipment          5 years

  INVENTORIES

          Inventories are stated at the lower of cost, determined by the FIFO method, or net realizable value. Inventories are principally related to work-in-progress in the various cable television systems.

  INTANGIBLES AND AMORTIZATION

          The Company has entered into agreements with the Polish telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized over a period of twenty years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

          Organization costs are capitalized and amortized over a five-year period using the straight-line method. Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the straight-line method.

  FOREIGN CURRENCY TRANSLATION

          Translation of the Polish foreign currency accounts into U.S. dollars has been performed in accordance with SFAS No. 52 (Foreign Currency Translation). All monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at year end and non-monetary assets and liabilities are translated at historical or transaction date rates. Revenues and expenses are translated at the average exchange rate over the reporting period. Foreign currency translation resulted in exchange losses of $17,000, $27,000 and $315,000 for the years ended December 31, 1995, 1994, and 1993, respectively, and an exchange loss of $60,000 and exchange gain of $13,000 for the six months ended June 30, 1996 and 1995, respectively.

          Effective January 1, 1995, the Polish monetary denomination (old zloty) was redenominated at a rate of 10,000 old zloty to one new zloty and one hundred old zloty to one groszy. The new and old Polish zloty had an exchange rate of 2.72 PLN, 2.468 PLN, 24,372zl, and 21,344zl to one U.S. dollar at June 30, 1996 and December 31, 1995, 1994, and 1993, respectively.

  COMPUTATION OF NET LOSS PER SHARE

          The net loss per share computation is based on the weighted average number of shares of common stock outstanding. The computation assumes conversion of all outstanding Preferred Stock into 812 shares of common stock for 1995, 1994 and 1993, and conversion of all outstanding Series B preferred stock into 4,862 shares of common stock for 1996.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

          SFAS No. 107 (Disclosures about Fair Value of Financial Instruments) requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets for which it is practicable to estimate fair value.

         The Company's financial instruments include accounts receivable and payable, other current assets and liabilities, notes payable and redeemable preferred stock. The carrying value of the accounts receivable and payable and the other current assets and liabilities on the consolidated balance sheets approximates fair value due to the short maturity of these instruments.

          The carrying value of the redeemable preferred stock has been determined based upon the amount of future cash flows required discounted using the Company's estimated borrowing rate for similar instruments.

          The recorded balance of the Company's notes payable approximate their fair values which have been estimated based on the current rates offered for debt of the same type and maturity. It was not practicable to estimate the fair value of amounts due from affiliates and notes payable to affiliates due to the nature of these instruments, the circumstances surrounding their issuance, and the absence of quoted market prices for similar financial instruments. However, the notes payable to affiliates have been repaid as of June 30, 1996.

  ADOPTION OF ACCOUNTING PRINCIPLE

         Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement requires a write down to fair value when long-lived assets to be held and used are impaired. The statement also requires long-lived assets to be disposed of (e.g. real estate held for sale) to be carried at the lower of cost or fair value less cost to sell, and does not allow such assets to be depreciated. The adoption of this standard did not have a material impact on the Company's financial condition, results of operations or liquidity.

2.  ACQUISITIONS

          During 1995 the Company acquired four cable television companies for aggregate consideration of $4,075,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition. The results of the acquired companies have been included in the Company results since January 1, 1995.

          During the six months ended June 30, 1996 the Company acquired substantially all of the cable television system assets of eight cable television companies for aggregate consideration of $1,346,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition. The results of the acquired companies have been included with the Company since their dates of acquisition. The pro forma six months results of the Company had the acquired company's results been included with the Company since January 1, 1996 is not material.

          During December 1995 the Company entered into a preliminary purchase agreement for a cable television system operating in the Krakow area. During 1996 the Company prepaid the purchase price of approximately $4,349,000 which is included in other investments in the accompanying consolidated balance sheet at June 30, 1996. The actual transfer of ownership is expected to occur on January 1, 1997.

3.  INTANGIBLES

          Intangible assets at June 30, 1996, December 31, 1995 and 1994 are carried at cost and consist of the following (in thousands of dollars):


                                                                                         1996             1995              1994
                                                                                         ----             ----              ----
                                                                                      (UNAUDITED)

Conduit and franchise agreements                                                         $ 3,556          $ 1,230           $1,211
Deferred financing costs                                                                   2,164            2,131            1,789
Organization costs                                                                           886              864              767
Other                                                                                      1,392            1,247              889
                                                                                        --------        ---------          -------
                                                                                           7,998            5,472            4,656
Less accumulated amortization                                                             (1,877)          (1,628)            (931)
                                                                                        --------        ---------          -------
Net intangible assets                                                                    $ 6,121          $ 3,844           $3,725
                                                                                        ========        =========          =======


4.  OTHER CURRENT ASSETS AND LIABILITIES

          Included in other current assets is $776,000, $593,000 and $435,000 of VAT receivables as of June 30, 1996, December 31, 1995 and 1994, respectively.

          Included in other current liabilities at June 30, 1996, December 31, 1995 and 1994 is a liability of $501,000, $89,000, and $89,000 for income taxes payable, respectively and approximately $730,000, $767,000, and $217,000 related to accrued programming fees.

5.  INCOME TAXES

          Income tax expense for the six months ended June 30, 1996 and 1995 and for the years ended December 31, 1995, 1994, and 1993 is as follows (in thousands of dollars):

                                                                 FOR THE SIX MONTHS                   FOR THE YEARS ENDED
                                                                   ENDED JUNE 30,                        DECEMBER 31,
                                                                   --------------                        ------------
                                                                1996            1995            1995          1994           1993
                                                                ----            ----            ----          ----           ----
                                                                     (UNAUDITED)
U.S. Federal income taxes                                        $  493           $ --           $ --           $ --          $ --
Foreign jurisdictions                                               163             --             --             23            26
                                                                 ------           ----           ----           ----          ----
     Total current income taxes                                     656             --             --             23            26
U.S. deferred income taxes                                          797            300            600            780           950
                                                                 ------           ----           ----           ----          ----
     Total income tax expense                                    $1,453           $300           $600           $803          $976
                                                                 ======           ====           ====           ====          ====

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at June 30, 1996 and December 31, 1995 and 1994 are presented below (in thousands of dollars):

                                                                                       JUNE 30,                  DECEMBER 31,
                                                                                       --------                  ------------
                                                                                         1996             1995              1994
                                                                                         ----             ----              ----
                                                                                      (UNAUDITED)
Deferred tax assets:
Deferred compensation                                                                      $ 181            $ 181            $ 719
Start-up costs                                                                                --               35              110
Bad debts reserve                                                                             26               26               40
Legal reserve                                                                                 --               --               53
Other, net                                                                                    86                7                5

                                                                                            ----             ----             ----
     Total deferred tax assets                                                               293              249              927
     Less valuation allowance                                                               (293)            (249)            (927)
                                                                                            ----             ----             ----
Net deferred tax assets                                                                    $  --            $  --            $  --
                                                                                            ====             ====             ====

          The tax effects of temporary differences that give rise to the deferred tax liabilities were $797,000, $600,000 and $780,000 at June 30, 1996, December 31, 1995 and December 31, 1994, respectively. Such amounts represent unearned, contingent revenues not currently payable and are included in other liabilities.

          The effective income tax rate differs from the statutory U.S. Federal income tax rate for 1996, 1995, 1994, and 1993 principally due to future deductible items and losses from which U.S. or foreign tax benefits are currently not expected to be realized. Due to uncertainties regarding their recoverability the effect of these deductible items and losses has been eliminated through the recording of a valuation allowance. The valuation allowance for deferred tax assets as of January 1, 1994 was $1,907,000. The net changes in the valuation allowance for the years ended December 31, 1995 and 1994 was a decrease in the allowance of $678,000 for the year ended December 31, 1995 and an increase in the allowance of $20,000 during the year ended December 31, 1994. The net change in the valuation allowance for the six months ended June 30, 1996 was an increase of $44,000, while for the six months ended June 30, 1995 a decrease of $339,000 occurred.

          The Company had net operating loss carryforwards from foreign jurisdictions of approximately $3.2 million, which will expire as follows (in thousands of dollars):

                                                         FOREIGN
YEARS ENDING DECEMBER 31,                             JURISDICTIONS
-------------------------                             -------------
1996                                                          $1,178
1997                                                           1,178
1998 and thereafter                                              874
                                                             -------
                                                              $3,230
                                                             =======

6.  NOTES PAYABLE

          On January 31, 1994, the Company signed a $13,500,000 financing agreement with Overseas Private Investment Corporation ("OPIC") in connection with its development of cable television systems throughout Poland. Advances are secured by the capital stock of a subsidiary of the Company and were made available to the Company under the financing agreement through December 31, 1995 based upon certain criteria which the Company was required to meet. Under terms of the financing agreement, the Company has agreed to maintain a compensating balance of one principal payment and six months of interest and guarantee fees. Cash of $1,007,000, $983,000 and $760,000 was restricted for this purpose at June 30, 1996, December 31, 1995 and 1994, respectively.

          OPIC advanced $7,000,000 to the Company during 1994 and an additional $1,600,000 in 1995. Principal repayments of approximately $614,000 are due in fourteen equal semi-annual payments beginning March 15, 1996. Prepayments of principal are subject to a one to three percent penalty through 1998. Interest is paid semi-annually commencing September 15, 1994 based upon U.S. Treasury securities plus a guarantee fee, which in aggregate amounted to 7.51%, 7.53% and 7.99% at June 30, 1996, December 31, 1995 and 1994, respectively. At June 30, 1996 the Company was in compliance with all covenants included in the OPIC financing agreement.

          In October 1995, the Company entered into a Polish currency denominated 2,440,460 PLN (approximately $897,000 at the June 30, 1996 conversion rate) revolving credit loan agreement and a U.S. dollar denominated $1,500,000 promissory note with American Bank in Poland S.A. that are secured by the capital stock of a subsidiary of the Company. The entire amount available under the revolving credit agreement was advanced between October and December 1995. The revolving credit loan is due in October 1996 and bears interest at the Warsaw Inter-Bank Offering Rate plus 3.5%, which was 29.2% and 29.0% in aggregate at June 30, 1996 and December 31, 1995, respectively. The promissory note bears interest at the three month London Inter Bank Offering Rate (LIBOR) plus 3% (8.98% and 8.69% in aggregate at June 30, 1996 and December 31, 1995, respectively), payable monthly, and principal is due in sixteen equal quarterly payments commencing October 1996.

          During August 1995 the Company entered into a $10,000,000 loan agreement with the Bank of Boston Connecticut which was subsequently repaid in February 1996.

7.  OTHER LIABILITIES

          The Company has compensation agreements with certain employees to defer a portion of their annual bonus and salary. The deferred compensation liability associated with these agreements was approximately $832,000, $518,000 and $463,000 as of June 30, 1996, December 31, 1995 and 1994, respectively. The deferred compensation expense associated with these agreements was $250,000, $234,000 and $472,000 for the years ended December 31, 1995, 1994, and 1993, respectively, and $314,000 and $113,000 for the six months ended June 30, 1996 and 1995, respectively.

          The Company had compensation agreements with certain of its officers and shareholders to defer a portion of their annual bonus and salary. The outstanding balance at December 31, 1994 was $1,310,000. On January 1, 1995, the deferred compensation liability was assumed by a shareholder of the Company.

          The Company entered into a repayment agreement for $5,674,000 with a supplier of cable television system materials allowing the Company to repay amounts owed to the supplier in consecutive monthly payments of approximately $170,000 through June 1997. The Company prepaid the supplier in full in April 1996. The Company was charged interest during the repayment period at rates ranging from 6.00% to prime plus 2.00%.

8.  STOCKHOLDERS' EQUITY

          The Company had outstanding at December 31, 1995 and 1994, 985 shares of Preferred Stock, which was convertible into 812 shares of Class A common stock. The Company had the option of redeeming the preferred stock in whole or in part, from January 1, 1996 through December 31, 2002. However, as discussed below, the Preferred Stock was exchanged for new Series D Preferred Stock during March 1996.

          During February 1996, the Company issued to certain shareholders an additional 2,437 shares of Class A Common Stock in accordance with the provisions of the Shareholder Agreement dated June 27, 1991. The shares were issued at a nominal value of $.01 each. Also during February 1996, the Company issued a stock dividend of 166 shares of Series A Preferred Stock to the preferred stock shareholder.

          During March 1996, the Company completed several transactions including restating its certificate of incorporation, issuing new shares of stock, redeeming preferred stock, and the repayment of affiliate debt.

          The Restated Certificate of Incorporation of the Company authorized a new class of $.01 par Common Stock, $1 par Series A Preferred Stock, $.01 par Series B Preferred Stock, $.01 par Series C Preferred Stock, and $.01 par Series D Preferred Stock. Each Class A and Class B Common shares previously issued and outstanding were exchanged for new Common Stock. All issued and outstanding shares of Preferred Stock were exchanged for new Series D Preferred Stock, which was subsequently redeemed for $8,500,000. Only Common Stock and Series B Preferred Stock retain voting rights and only holders of Common Stock are entitled to receive dividends. Each Series of Preferred Stock have redemption provisions; the Series B Preferred Stock is also convertible into Common Stock (see Note 9).

          During March 1996, the Company issued 4,662 shares of Common Stock, 4,000 shares of Series A Preferred Stock, and 2,500 shares of Series B Preferred Stock in exchange for $65,000,000; and 2,000 shares of Series C Preferred Stock and 812 shares of Common Stock in exchange for $17,029,000.

9.  REDEEMABLE PREFERRED STOCK

         The Series A, Series B and Series C Preferred Stock have a mandatory redemption date of October 31, 2004. At the option of the Company, the Series A, Series B and Series C Preferred Stock may be redeemed at any time in whole or in part. The redemption price per share of the Series A, Series B and Series C Preferred Stock is $10,000.

         Prior to the mandatory redemption of the Series B Preferred Stock, the holders of any shares have the option to convert their shares to Common Stock.

         The Preferred Stock has been recorded at its fair value represented by the discounted cash flow of the mandatory redemption value. The discount rate used was 10 %. Such valuation may change in the future when the Company obtains an outside valuation of the Preferred Stock. The Company periodically acretes from paid-in capital an amount that will provide for the redemption value at October 21, 2004.

10.  PENSION PLANS

         The Company maintains a savings plan that is intended to meet the requirements of a profit sharing plan under Section 401(a) and 401(k) of the Internal Revenue Code. The profit sharing plan covers substantially all U.S. employees and provides for employee/participant contributions up to 10% of their annual compensation and employer matching contributions of 100% of employee contributions up to 5% of the employee's annual compensation subject to certain vesting requirements. The Company has funded its matching obligation of $11,000, $0, and $1,000 under the profit sharing plan for the years ended December 31, 1995, 1994, and 1993, respectively, and its matching obligation of $6,000 and $4,000 under the profit sharing plan for the six months ended June 30, 1996 and 1995, respectively.

11.  RELATED PARTY TRANSACTIONS

          During the ordinary course of business, the Company enters into transactions with entities under common control of the stockholders and affiliated parties. When appropriate, outstanding balances bear interest until settlement. The principal related party transactions are described below.

  DUE FROM AFFILIATE

          Amounts due from affiliate primarily represent advances and payments made on behalf of a shareholder of a PTK Company.

  NOTES PAYABLE TO AFFILIATES

          Notes payable to affiliates consist of unsecured demand notes. The notes bear interest at 10% at December 31, 1995 and market rates which ranged from 6.46% to 10.00% at December 31, 1994.

  CORPORATE ADMINISTRATION

          During 1994 the Company reimbursed an affiliate of the shareholders of PCI $75,000 per quarter for certain general overhead costs. In addition, legal and financial services provided by the affiliate at the request of the Company are reimbursed and are not material.

12.  COMMITMENTS

  LEASES

          The Company leases several offices and warehouses within Poland. The Company also leases space within various telephone duct systems from TPSA more fully discussed below. The TPSA leases expire at various times or provide for three to six month cancellation notices. Rent expense for the six months ended June 30, 1996 and 1995 was $446,000 and $267,000, respectively, and for the years ended December 31, 1995, 1994 and 1993 was $711,000, $299,000 and $331,000
respectively, related to these leases.

          The Company has entered into various lease agreements with TPSA. All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year which then remains fixed through the tenth year of the lease. Based upon the lease rates currently in effect, the Company is charged approximately $1 to $3 per month for each 100 meters of duct space utilized.

          The Company entered into a lease agreement with Przedsiebiorstwo ProduckyjnoHandlowo-Edsportowo- Importowe Ryntronik ("PPHEI-Ryntronik"), an unrelated party, effective January 1, 1995 to lease the entire cable television system of PPHEI-Ryntronik in contemplation of a business combination that was finalized in February 1996. The lease term was 20 years but was terminated in 1996 upon the completion of the above referenced business combination. Pursuant to the lease agreement, the Company was required to pay $9,000 to PPHEI-Ryntronik for the entire lease term.

  PROGRAMMING COMMITMENTS

          The Company has entered into programming agreements with its significant programming suppliers. The programming agreements have terms which range from one to five years and require that the license fees be paid either annually at a fixed amount or monthly based upon the number of subscribers connected to the system each month. For the six months ended June 30, 1996 and 1995, the Company incurred programming fees of approximately $670,000 and $695,000 respectively, pursuant to these agreements. For the years ended December 31, 1995, 1994, and 1993, the Company incurred programming fees of approximately $1,318,000, $681,000, and $198,000, respectively, pursuant to these agreements.

  REGULATORY APPROVALS

          The Company is in the process of obtaining permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

  GENERAL LITIGATION

          From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon its current knowledge, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position.

13.  SUBSEQUENT EVENTS (UNAUDITED)

          The Company acquired cable television system assets in August 1996 for approximately $1.1 million. The Company made initial prepayments of $412,000 which are included in other investments in the accompanying consolidated balance sheet at June 30, 1996.

          The Company entered into agreements during 1996 to purchase three cable television systems for approximately $1.7 million.

          In August 1996 the Company entered into a $6.5 million revolving credit loan agreement with American Bank in Poland, S.A. Funds are available under the credit agreement through December 31, 1998 and $4 million was advanced on September 2, 1996. Interest is based on LIBOR plus 3% and is due quarterly. All advances under the loan must be repaid by August 20, 1999.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                       Consolidated Financial Statements

                          Independent Auditors' Report



The Board of Directors
Poland Cablevision (Netherlands) B.V.:

We have audited the accompanying consolidated balance sheets of Poland Cablevision (Netherlands) B.V. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Poland Cablevision (Netherlands) B.V. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with U.S. generally accepted accounting principles.





October 8, 1996

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                          Consolidated Balance Sheets
                         (in thousands of U.S. dollars)


                                                Assets
                                                ------

                                                               (Unaudited)
                                                                June 30,              December 31,
                                                               -----------         ------------------
                                                                   1996            1995        1994
                                                                   ----            ----        ----
Current assets:
   Cash (note 6)                                                  $2,499           2,278       2,492
   Accounts receivable, net of allowances of $506
      in 1996, $510 in 1995 and $132 in 1994                         744             654         289
   Due from affiliate (note 7)                                     2,307           1,660         138
   Other current assets (note 4)                                   1,538           1,678         854
                                                                 --------       ---------   ---------
         Total current assets                                      7,088           6,270       3,773
                                                                 --------       ---------   ---------

Investment in cable television systems, at cost (note 3):
   Property, plant and equipment:
      Cable television system assets                              69,393          57,242      39,588
      Construction in progress                                     6,341           6,052       2,925
      Vehicles                                                     1,113             880         596
      Other                                                        1,770           1,738       1,239
                                                                 --------       ---------   ---------
         Total property, plant and equipment                      78,617          65,912      44,348
         Less accumulated depreciation                           (15,012)        (11,841)     (6,957)
                                                                 --------       ---------   ---------
         Net property, plant and equipment                        63,605          54,071      37,391

   Inventories for construction                                    5,157           4,503       5,758
   Intangibles, net                                                5,959           4,307       3,532
                                                                 --------       ---------   ---------

         Net investment in cable television systems               74,721          62,881      46,681
                                                                 --------       ---------   ---------

Other investments (notes 2 and 9)                                  5,120             331         --
                                                                 --------       ---------   ---------

         Total assets                                            $86,929          69,482      50,454
                                                                 ========       =========   =========





          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                         (in thousands of U.S. dollars)

                    Liabilities and Stockholders' Deficiency

                                                          (Unaudited)
                                                            June 30,              December 31,
                                                          -----------        --------------------
                                                              1996            1995         1994
                                                              ----            ----         ----
Current liabilities:
 Accounts payable                                            $1,898           2,931         1,582
 Notes payable (note 6)                                       1,379           2,893           --
 Deferred revenue                                               889           1,133         1,081
 Other current liabilities (note 4)                           1,422             210           413
                                                            --------       ---------     ---------
   Total current liabilities                                  5,588           7,167         3,076

Due to affiliate (note 7)                                       --            5,371         7,441
Notes payable to affiliates (note 7)                         89,948          67,587        48,303
Notes payable (note 6)                                        8,257           8,777         7,000
                                                            --------       ---------     ---------
   Total liabilities                                        103,793          88,902        65,820
                                                            --------       ---------     ---------

Minority interest                                             4,181          (1,200)       (1,163)
                                                            --------       ---------     ---------

Stockholders' deficiency:
 Capital stock par value 1 Dfl (200,000 shares
   authorized, issued and outstanding)                          100             100           100
 Cumulative translation component                               535             594           616
 Accumulated deficit                                        (21,680)        (18,914)      (14,919)
                                                            --------       ---------     ---------
      Total stockholders' deficiency                        (21,045)        (18,220)      (14,203)
                                                            --------       ---------     ---------

 Commitments and contingencies (notes 7 and 8)                  --              --           --
                                                            --------       ---------     ---------

   Total liabilities and stockholders' deficiency           $86,929          69,482        50,454
                                                            ========       =========     =========





          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                     Consolidated Statements of Operations
                         (in thousands of U.S. dollars)


                                                              (Unaudited)
                                                           For the six months              For the years ended
                                                             ended June 30,                    December 31,
                                                         ---------------------     ------------------------------------
                                                           1996         1995          1995        1994         1993
                                                           ----         ----          ----        ----         ----
Cable television revenue                                 $11,517        8,080       18,156         8,776         6,562
                                                        ---------    ---------    ---------   -----------   -----------

Operating expenses:
 Direct operating expenses                                 3,070        2,316        4,986         2,119         1,481
 Selling, general and administrative (note 7)              2,710        2,556        5,542         3,619         2,828
 Depreciation and amortization                             3,486        2,325        5,229         3,308         2,066
                                                        ---------    ---------    ---------   -----------   -----------
      Total operating expenses                             9,266        7,197       15,757         9,046         6,375
                                                        ---------    ---------    ---------   -----------   -----------

      Operating income (loss)                              2,251           883       2,399          (270)          187

Interest expense                                          (4,617)      (2,937)      (6,435)       (4,380)       (1,951)
Foreign currency translation loss                            (59)         (97)         (22)          (27)         (280)
                                                        ---------    ---------    ---------   -----------   -----------

   Loss before income taxes
      and minority interest                               (2,425)      (2,151)      (4,058)       (4,677)       (2,044)

Income tax expense (note 5)                                 (163)         --           --            (23)          (26)
Minority interest in subsidiary (income) loss               (237)           8           41           180           203
                                                        ---------    ---------    ---------   -----------   -----------

   Net loss                                             $ (2,825)      (2,143)      (4,017)       (4,520)       (1,867)
                                                        =========    =========    =========   ===========   ===========

   Net loss per share                                   $ (14.13)      (10.72)      (20.09)       (22.60)        (9.34)
                                                        ==========     =======    =========   ===========   ===========

Weighted average number of capital
  shares outstanding                                     200,000      200,000      200,000       200,000       200,000
                                                        =========    =========    =========   ===========   ===========





          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                     Consolidated Statements of Cash Flows
                         (in thousands of U.S. dollars)

                                                              (Unaudited)
                                                          For the six months                For the years ended
                                                            ended June 30,                      December 31,
                                                        ----------------------       ---------------------------------
                                                          1996          1995          1995          1994         1993
                                                          ----          ----          ----          ----         ----
Cash flows from operating activities:
 Net loss                                             $  (2,825)       (2,143)      (4,017)       (4,520)       (1,867)
 Adjustments to reconcile net loss to
   net cash (used) provided by operating activities:
   Minority interest in subsidiary income (loss)             237           (8)         (41)         (180)         (203)
   Depreciation and amortization                           3,486        2,325        5,229         3,308         2,066
   Other                                                    (597)         194          356           107            52
   Interest expense added to notes payable
     to affiliates                                         2,990        2,495        5,139         4,231         1,974
   Changes in operating assets and liabilities:
      Accounts receivable                                   (126)        (535)        (723)           49           (98)
      Other current assets                                  (397)        (172)        (263)         (573)         (282)
      Accounts payable                                      (331)         204        1,349           525           465
      Deferred revenue                                      (328)         256           52           458           415
      Amounts due to affiliates                              --           --        (4,918)       (1,664)          130
      Other current liabilities                           (3,912)       2,542         (203)           24          (108)
                                                        ---------    ---------    ---------   -----------   -----------
       Net cash (used) provided by
        operating activities                              (1,803)       5,158        1,960         1,765         2,544
                                                        ---------    ---------    ---------   -----------   -----------

Cash flows used by investing activities:
 Construction of cable television systems                (10,836)      (6,281)     (16,014)      (11,695)       (3,041)
 Purchase of other capital assets                           (341)        (215)        (694)         (244)         (133)
 Other investments                                        (4,330)        (411)      (1,207)         (402)         (124)
 Purchase of subsidiaries, net of cash received           (1,227)      (3,203)      (4,063)          --            --
                                                        ---------    ---------    ---------   -----------   -----------
       Net cash used by investing activities             (16,734)     (10,110)     (20,578)      (12,341)       (3,298)
                                                        ---------    ---------    ---------   -----------   -----------

Cash flows from financing activities:
 Costs to obtain loans                                       --          (403)        (956)       (1,142)          --
 Proceeds from (repayment of) notes payable                 (614)         --         4,590         7,000           --
 Borrowings from affiliates                               19,372        4,255       14,770         6,661         1,076
                                                        ---------    ---------    ---------   -----------   -----------
       Net cash provided by financing activities          18,758        3,852       18,404        12,519         1,076
                                                        ---------    ---------    ---------   -----------   -----------

       Net increase (decrease) in cash                       221       (1,100)        (214)        1,943           322

Cash at beginning of period                                2,278        2,492        2,492           549           227
                                                        ---------    ---------    ---------   -----------   -----------

Cash at end of period                                   $  2,499        1,392        2,278         2,492           549
                                                        =========    =========    =========   ===========   ===========

Supplemental cash flow information:
      Cash paid for interest                            $  5,930          312        1,120            138           25
      Cash paid for income taxes                              69          --           --            --            --


          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

         Consolidated Statement of Changes in Stockholders' Deficiency
                   From January 1, 1993 through June 30, 1996
                         (in thousands of U.S. dollars)

                                                   Capital Stock       Cumulative
                                                        Par           Translation          Accumulated
                                                       Value           Component             Deficit            Total
                                                       -----           ---------             -------            -----
Balance January 1, 1993                                $ 100            $   923             $ (8,839)         $(7,816)
   Translation adjustment                                 --               (280)                 280              --
   Net loss                                               --                --                (1,867)          (1,867)
                                                       ------            -------           ----------       ----------
Balance December 31, 1993                                100                643              (10,426)          (9,683)
   Translation adjustment                                 --                (27)                  27              --
   Net loss                                               --                --                (4,520)          (4,520)
                                                       ------            -------           ----------       ----------
Balance December 31, 1994                                100                616              (14,919)         (14,203)
   Translation adjustment                                 --                (22)                  22              --
   Net loss                                               --                --                (4,017)          (4,017)
                                                       ------            -------           ----------       ----------
Balance December 31, 1995                                100                594              (18,914)         (18,220)
   Translation adjustment                                 --                (59)                  59               --
   Net loss                                               --                --                (2,825)          (2,825)
                                                       ------            -------           ----------       ----------
Balance June 30, 1996                                   $100              $ 535             $(21,680)        $(21,045)
                                                       ======            =======           ==========       ==========





          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements
                           June 30, 1996 (Unaudited)
                        December 31, 1995, 1994 and 1993

1.    Summary of Significant Accounting Policies

      Reporting Entity

      Poland Cablevision (Netherlands) B.V. ("PCBV or the Company"), a Netherlands corporation, is a holding company that holds controlling interest in several Polish cable television companies, collectively referred to as the "PTK Companies". The Company is 92.3% owned by Poland Communications, Inc. ("PCI"). All significant assets and operating activities of the Company are located in Poland.

      Principles of Consolidation

      The consolidated financial statements include the financial statements of PCBV and its wholly owned and majority owned foreign subsidiaries. Also consolidated is a 49% owned subsidiary for which the Company maintains control of operating activities and has appointed the majority of members to the Managing Board. All significant intercompany balances and transactions have been eliminated in consolidation.

      Use of Estimates

      The Company's financial statements are presented in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Unaudited Interim Consolidated Financial Statements

      The consolidated financial statements as of and for the six months ended June 30, 1996 and 1995 are unaudited, however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

      Revenue

      Revenue is primarily derived from the sale of cable television services to retail customers in Poland. Revenue is recognized on a monthly basis for basic cable and other optional services. Installation fee revenue, for connection to the Company's cable television systems, is recognized to the extent of direct selling costs and the balance is deferred and amortized into income over two years.




                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements


      Taxation

      The Kingdom of the Netherlands generally imposed a corporate income tax at a rate of 40% on the first 250,000 Dfl ($125,000) of income and 35% on income thereafter. Effective July 1, 1994 only the first 100,000 Dfl ($50,000) is subject to the 40% rate. The income tax treaty currently in force between the Netherlands and the United States provides that the Netherlands may impose a withholding tax at a maximum rate of 5% on dividends paid by PCBV to its stockholders.

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates expected to apply in the years in which temporary differences are expected to be recovered or settled.

      The Company is subject to foreign corporate income taxes, value added tax
      (VAT) and various local taxes within Poland, as well as import taxes and duties on materials imported by them into Poland. Under Polish law, the PTK Companies are exempt from import taxes and duties on certain in-kind capital contributions.

      The PTK Companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities. The PTK Companies had no significant items which gave rise to deferred tax assets or liabilities.

      Investment in Cable Television Systems

      The investment in the Company's cable television systems includes property, plant and equipment used in the development and operation of the various cable television systems. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in cable television systems. These assets are carried at cost, and in accordance with Statement of Financial Accounting Standards (SFAS) No. 51 (Financial Reporting by Cable Television Companies) as actual subscriber levels are achieved cable television assets are deemed to be placed into service and depreciated. Subscriber related costs and general and administrative expenses are charged to operations when incurred.

      Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

              Cable television system assets                10 years
              Vehicles                                       5 years
              Other property, plant and equipment            5 years





                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements


      Inventories

      Inventories are stated at the lower of cost, determined by the FIFO method, or net realizable value. Inventories are principally related to work-in-progress in the various cable television systems.


      Intangibles and Amortization

      The Company has entered into agreements with the Polish telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized over a period of twenty years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

      Organization costs are capitalized and amortized over a five-year period using the straight-line method. Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the straight-line method.

      Foreign Currency Translation

      Translation of the Polish foreign currency accounts into U.S. dollars has been performed in accordance with SFAS No. 52 (Foreign Currency Translation). All monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at year end and non-monetary assets and liabilities are translated at historical or transaction date rates. Revenues and expenses are translated at the average exchange rate over the reporting period.

      Effective January 1, 1995, the Polish monetary denomination (old zloty) was redenominated at a rate of 10,000 old zloty to one new zloty and one hundred old zloty to one groszy. The new and old Polish zloty had an exchange rate of 2.72 PLN, 2.468 PLN, 24,372zl, and 21,344zl to one U.S. dollar at June 30, 1996 and December 31, 1995, 1994, and 1993, respectively.

      Computation of Net Loss per Share

      The net loss per share computation is based on the weighted average number of shares of common stock outstanding.

      Fair Value of Financial Instruments

      SFAS No. 107 (Disclosures about Fair Value of Financial Instruments) requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets for which it is practicable to estimate fair value.





                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements


      Fair Value of Financial Instruments (Cont'd)

      The Company's financial instruments include accounts receivable and payable, other current assets and liabilities and notes payable. The carrying value of the accounts receivable and payable and the other current assets and liabilities on the consolidated balance sheets approximates fair value due to the short maturity of these instruments.

      The recorded balance of the Company's notes payable approximate their fair values which have been estimated based on the current rates offered for debt of the same type and maturity. It was not practicable to estimate the fair value of amounts due from affiliates and notes payable to affiliates due to the nature of these instruments, the circumstances surrounding their issuance, and the absence of quoted market prices for similar financial instruments.

      Adoption of Accounting Principle

      Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement requires a write down to fair value when long-lived assets to be held and used are impaired. The statement also requires long-lived assets to be disposed of (e.g. real estate held for sale) to be carried at the lower of cost or fair value less cost to sell, and does not allow such assets to be depreciated. The adoption of this standard did not have a material impact on the Company's financial condition, results of operations or liquidity.

2.    Acquisitions

      During 1995 the Company acquired a cable television company for aggregate consideration of $3.2 million. The acquisition has been accounted for as a purchase with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition. The results of the acquired company have been included in the Company results since January 1, 1995.

      During the six months ended June 30, 1996 the Company acquired substantially all of the cable television system assets of six cable television companies for aggregate consideration of $863,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition. The results of the acquired companies have been included with the Company since their dates of acquisition. The pro forma six months results of the Company had the acquired company's results been included with the Company since January 1, 1996 is not material.

      During December 1995 the Company entered into a preliminary purchase agreement for a cable television system operating in the Krakow area. During 1996 the Company prepaid the purchase price of approximately $4,349,000 which is included in other investments in the accompanying consolidated balance sheet at June 30, 1996. The actual transfer of ownership is expected to occur on January 1, 1997.





                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements



3.    Intangibles

      Intangible assets at June 30, 1996, December 31, 1995 and 1994 are carried at cost and consist of the following (in thousands of dollars):


                                                             1996        1995        1994
                                                             ----        ----        ----
                                                         (Unaudited)
      Conduit and franchise agreements                      $3,445        1,700       1,211
      Deferred financing costs                               2,164        2,131       1,787
      Organization costs                                     1,008          986         672
      Other                                                    178           92          28
                                                            -------     --------     -------
                                                             6,795        4,909       3,698
      Less accumulated amortization                           (836)        (602)       (166)
                                                            -------     --------     -------
      Net intangible assets                                 $5,959        4,307       3,532
                                                            =======     ========     =======

4.    Other Current Assets and Liabilities

      Included in other current assets is $618,000, $584,000 and $435,000 of VAT receivables as of June 30, 1996, December 31, 1995 and 1994, respectively.

      Included in other current liabilities at June 30, 1996, December 31, 1995 and 1994 is a liability of $20,000, $89,000, and $89,000 for income taxes payable, respectively and approximately $724,000, $767,000, and $217,000 related to accrued programming fees.

5.    Income Taxes

      PCBV is required to file a separate Netherlands tax return which does not reflect the operating results of the PTK Companies. The income tax expense for the six months ended June 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 is as follows (in thousands of dollars):

                                                            (Unaudited)
                                                        For the six months                For the years ended
                                                          ended June 30,                      December 31,
                                                        ----------------------    ----------------------------------
                                                           1996         1995          1995        1994       1993
                                                           ----         ----          ----        ----       ----
      Netherlands income tax expense                    $    --           --           --          23          26
      Foreign jurisdictions                                  163          --           --          --          --
                                                        ---------    ---------    ---------   ---------   ----------
       Income tax expense                                $   163          --           --          23          26
                                                        =========    =========    =========   =========   ==========





                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements


      Income Taxes (Cont'd)

      Because there are no significant temporary differences between the financial statement carrying values of the Company's assets and liabilities compared to their respective tax bases, no provision for deferred taxes has been included in the accompanying consolidated financial statements.

      The significant item of the PTK Companies which gives rise to Polish deferred tax assets at December 31, 1995 and 1994 is the taxable loss carryforwards from prior years. Loss carryforwards can be offset against the PTK Companies' taxable income and utilized at a rate of one-third per year in each of the three years subsequent to the year of the loss. If there is no taxable income in a given year during the carryforward period, the portion of the loss carryforward to be utilized is permanently forfeited. The PTK Companies had net operating loss carryforwards of approximately $3.2 million, which will expire as follows (in thousands of dollars):


                 Years ending December 31,
                 -------------------------
                               1996                             $1,178
                               1997                              1,178
                               1998 and thereafter                 874
                                                             ---------
                                                                $3,230
                                                             =========

      Due to uncertainties regarding the recoverability of the Polish deferred tax benefits, a 100% valuation allowance was recognized by the PTK Companies for the deferred tax benefit at June 30, 1996, December 31, 1995 and 1994.

6.    Notes Payable

      On January 31, 1994, the Company signed a $13,500,000 financing agreement with Overseas Private Investment Corporation ("OPIC") in connection with its development of cable television systems throughout Poland. Advances are secured by the capital stock of a subsidiary of the Company and were made available to the Company under the financing agreement through December 31, 1995 based upon certain criteria which the Company was required to meet. Under terms of the financing agreement, the Company has agreed to maintain a compensating balance of one principal payment and six months of interest and guarantee fees. Cash of $1,007,000, $983,000 and $760,000 was restricted for this purpose at June 30, 1996, December 31, 1995 and 1994, respectively.

      OPIC advanced $7,000,000 to the Company during 1994 and an additional $1,600,000 in 1995. Principal repayments of approximately $614,000 are due in fourteen equal semi-annual payments beginning March 15, 1996. Prepayments of principal are subject to a one to three percent penalty through 1998. Interest is paid semi-annually commencing September 15, 1994 based upon U.S. Treasury securities plus a guarantee fee, which in aggregate amounted to 7.51%, 7.53% and 7.99% at June 30, 1996, December 31, 1995 and 1994, respectively. At June 30, 1996 the Company was in compliance with all covenants included in the OPIC financing agreement.





                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements


      Notes Payable (Cont'd)

      In October 1995, the Company entered into a Polish currency denominated 2,440,460 PLN (approximately $897,000 at the June 30, 1996 conversion rate) revolving credit loan agreement and a U.S. dollar denominated $1,500,000 promissory note with American Bank in Poland S.A. that are secured by the capital stock of a subsidiary of the Company. The entire amount available under the revolving credit agreement was advanced between October and December 1995. The revolving credit loan is due in October 1996 and bears interest at the Warsaw Inter-Bank Offering Rate plus 3.5%, which was 29.2% and 29.0% in aggregate at June 30, 1996 and December 31, 1995, respectively. The promissory note bears interest at the three month London Inter Bank Offering Rate (LIBOR) plus 3% (8.98% and 8.69% in aggregate at June 30, 1996 and December 31, 1995, respectively), payable monthly, and principal is due in sixteen equal quarterly payments commencing October 1996.

7.    Related Party Transactions

      During the ordinary course of business, the Company enters into transactions with entities under common control of the stockholders and affiliated parties. When appropriate, outstanding balances bear interest until settlement. The principal related party transactions are described below.

      Due from Affiliate

      Amounts due from affiliate primarily represent advances and payments made on behalf of a shareholder of a PTK Company.

      Notes Payable to Affiliates

      Notes payable to affiliates of $89,984,000 at June 30, 1996 consist of unsecured demand notes and unpaid interest due to PCI. Notes payable to affiliate of $67,587,000 and $48,303,000 as of December 31, 1995 and 1994, respectively, consist of unsecured demand notes and unpaid interest due to PCI and Chase American Corporation ("CAC"), an affiliate of the shareholders of PCI. The notes bear interest at 10% per annum, and represent advances and purchases on behalf of PCBV and the PTK Companies. Interest expense on these notes for the six months ended June 30, 1996 and 1995 was $2,988,000 and $2,533,000 respectively, while interest expense of $5,777,000, $4,296,000 and $3,375,000 was incurred by the
      Company in connection with these affiliate borrowings during the years ended December 31, 1995, 1994 and 1993, respectively.

      PCI has agreed not to seek current repayment of the above referenced affiliate loans and advances until the Company generates sufficient cash flow or liquidity to support such repayments.





                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements


      Due to Affiliate

      Amounts due to affiliate of $5,371,000 and $7,441,000 at December 31, 1995 and 1994, respectively, are non-interest bearing and primarily represent amounts owed to PCI for management fees, purchases and services received on or prior to December 31, 1995 and 1994, respectively.

      Service Agreement

      The PTK Companies entered into five-year Service Agreements dated January 1, 1994 with PCBV and PCI in order to mitigate logistical and economic constraints it was experiencing in obtaining and maintaining the necessary supply of qualified personnel, materials and other services and products required to achieve the PTK Companies' business objectives in Poland. The Service Agreements replaced a similar agreement dated March 31, 1990 among PTK, PCBV and PCI.

      Pursuant to the Service Agreements, PCBV and PCI, as PCBV's agents, agreed to provide services on behalf of the PTK Companies relating to technical, managerial, supervisory, purchasing, operational, financial and administrative functions required to develop and operate the cable television systems within Poland. The PTK Companies reimburse PCBV and PCI for all costs incurred in connection with providing these services. During 1994, the PTK Companies also reimbursed David T. Chase Enterprises, Inc., an affiliate of the shareholders of PCI, $75,000 per quarter for certain general overhead costs associated with providing the services described above, including the costs of supplying phone systems, office space, supplies and equipment, and computers. In addition, legal and financial services requested by the PTK Companies are reimbursed and are not material.

      Pursuant to SFAS No. 51, reimbursed overhead costs of $755,000 at June 30, 1996 and $942,000 and $978,000 at December 31, 1995 and 1994,
      respectively, have been capitalized and are included in construction in progress and intangibles. The remaining overhead costs allocated to the Company of $225,000 and $343,000 during the six months ended June 30, 1996 and 1995, respectively, and $395,000, $86,000, and $705,000 during the years ended December 31, 1995, 1994 and 1993, respectively, are included in corporate administration expense.

      Management Consulting Agreement

      In accordance with an understanding reached between the stockholders of PTK, a foreign shareholder was entitled to receive an annual management consulting fee equal to $320,000 per cable television system operating within Poland in consideration for providing experienced western cable television professionals who recommend, advise, and consult PTK as to design, construction, development, and operation of the cable television systems. The other PTK Companies entered into similar management consulting agreements with PCI. Management consulting fees charged to corporate administration expense was $1,280,000, $1,280,000 and $320,000 for the years ended December 31, 1995, 1994 and 1993, respectively and $1,360,000 and $640,000 for the six months





                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements


      Management Consulting Agreement (Cont'd)

      ended June 30, 1996 and 1995, respectively. Payment of management consulting fees are contingent until such time as net income of the PTK Companies' is sufficient to service the fee. Contingent management consulting fees payable to PCI are reflected in amounts due to affiliate in the accompanying consolidated balance sheets.

8.    Commitments

      Leases

      The Company leases several offices and warehouses within Poland. The Company also leases space within various telephone duct systems from TPSA more fully discussed below. The TPSA leases expire at various times or provide for three to six month cancellation notices. Rent expense for the six months ended June 30, 1996 and 1995 was $417,000 and $257,000, respectively, and for the years ended December 31, 1995, 1994 and 1993 was $701,000, $299,000 and $331,000 respectively, related to these leases.

      The Company has entered into various lease agreements with TPSA.   All of
      the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems.
      The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year which then remains fixed through the tenth year of the lease. Based upon the lease rates currently in effect, the Company is charged approximately $1 to $3 per month for each 100 meters of duct space utilized.

      The Company entered into a lease agreement with Przedsiebiorstwo Produckyjno-Handlowo-Edsportowo-Importowe Ryntronik ("PPHEI-Ryntronik"), an unrelated party, effective January 1, 1995 to lease the entire cable television system of PPHEI-Ryntronik in contemplation of a business combination that was finalized in February 1996. The lease term was 20 years but was terminated in 1996 upon the completion of the above referenced business combination. Pursuant to the lease agreement, the Company was required to pay $9,000 to PPHEI-Ryntronik for the entire lease term.

      Programming Commitments

      The Company has entered into programming agreements with its significant programming suppliers. The programming agreements have terms which range from one to five years and require that the license fees be paid either annually at a fixed amount or monthly based upon the number of subscribers connected to the system each month. For the six months ended June 30, 1996 and 1995, the Company incurred programming fees of approximately $647,000 and $683,000 respectively, pursuant to these agreements. For the years ended December 31, 1995, 1994, and 1993, the Company incurred programming fees of approximately $1,298,000, $681,000, and $198,000, respectively, pursuant to these agreements.





                                                                     (Continued)

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   Notes to Consolidated Financial Statements


      Regulatory Approvals

      The Company is in the process of obtaining permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

      General Litigation

      From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon its current knowledge, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position.

9.    Subsequent Events (Unaudited)

      The Company acquired cable television system assets in August 1996 for approximately $1.1 million. The Company made initial prepayments of $412,000 which are included in other investments in the accompanying consolidated balance sheet at June 30, 1996.

                                                                         ANNEX A

                                    GLOSSARY

          ADDRESSABLE TECHNOLOGY: A technology which enables a cable television operator to activate or deactivate, from the headend site or another central location, the cable television services delivered to each customer.

          BASIC PENETRATION RATE: The measurement of the take-up of cable services. The penetration rate as of a given date is calculated by dividing the number of the Company's basic and intermediate subscribers connected to a system on such date by the total number of homes passed in such system.

          BASIC SUBSCRIBERS: Subscribers receiving the Company's basic and intermediate tier of cable television services.

          BUILD-OUT: The process of digging, filling and covering underground trenches in the streets which pass by the homes in a service area, constructing wiring conduits within the trenches, laying cable in the conduits and installing and connecting the necessary electronic equipment.

          CABLE TELEVISION: A cable television network employs electromagnetic transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual subscribers' television sets. Networks may allow one-way transmission (from a headend to a residence and/or business) or two-way transmission (from a headend to a residence and/or business with a data return path to the headend).

          CENTRAL EUROPE: As used in this Prospectus, Central Europe refers to the region comprised by Poland, the Czech Republic, the Slovak Republic, Austria and Hungary.

          CHURN RATE: The discontinuance of cable television service to a basic subscriber, either voluntarily or involuntarily, commonly measured as a rate from period to period. The Company calculates its churn rate by dividing the number of disconnected basic cable television subscribers during a period by the average number of basic subscribers during that period.

          COAXIAL CABLE: Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair cable, but less channel capacity than is allowed by fiber-optic cable.

          DISH: An antenna shaped like a dish used to receive line-of-sight terrestrial signals or television signals from a satellite.

          DTH (DIRECT-TO-HOME): A satellite multi-channel television service to single dwellings, each served by a single satellite dish, as distinct from a cable or SMATV system.

          FIBER-TO-THE-FEEDER: Cable TV system design that incorporates fiber-optic cable transmission of cable TV signals to a fiber-optic receiver which then converts the fiber-optic signal to an analog signal carried over coaxial cable to the subscriber's home.

          FIBER-OPTIC CABLE: Cable made of glass fibers through which signals are transmitted as pulses of light. Fiber-optic cable has the capacity to carry enormous amounts of data and a large number of channels.

          FOOTPRINT: The area on the earth's surface where the signals from a specific satellite can be received.

          HEADEND: The originating point of a signal in cable television systems comprised of a collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines. Signals, when processed, are then combined for distribution within the cable network.

          HOMES: The Company's estimate of the number of homes within its service areas.

          HOMES PASSED: Homes which have active signals, are covered by contracts with a co-op authority and can be connected to a cable distribution system without further extension of the distribution network.

          INTERACTIVE SERVICES: Cable-based services which both send signals to the subscribers and utilize or require responses or other signals from the subscriber. Typical interactive services include telephony, pay-on-demand, shop-at-home, video games and ATM services. Interactive services can be more easily provided with high-capacity hybrid fiber-optic/coaxial distribution networks.

          MMDS (MULTI-CHANNEL MULTI-POINT DISTRIBUTION SYSTEM): A one-way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

          MULTIPLE DWELLING UNIT (MDU): A housing estate, cooperative apartment building or other residence consisting of multiple apartment units.

          OVER-BUILD: The construction and operation of cable systems in the same geographic location or area by more than one cable operator which compete for the same subscribers.

          PREMIUM SERVICE: Cable programming service available only for additional subscription fees over and above fees for the basic service.

          REVENUE PER SUBSCRIBER: Total revenue derived from a cable television system during a given period divided by the system's average number of subscribers for that period.

          SMATV (SATELLITE MASTER ANTENNA TELEVISION): A television delivery system to multiple dwelling units that utilizes one or more satellite dishes and a distribution network linking MDUs.

          STAR ARCHITECTURE: A design of cable plant in a cable television system providing an independent path from an individual subscriber to the system headends or another central control point, facilitating the provision of and charging for separate tiers of programming, disconnection of non-paying customers and the provision of addressable service.

          TELEPHONY: The provision of telephone service.

          TOTAL SUBSCRIBERS: The total number of households which receive the Company's cable television services.

          TUNERS: Electronic devices that connect to a subscriber's television set to allow the set to receive channels in frequencies provided by cable television.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                    ------------------

                     TABLE OF CONTENTS

                                                      Page
                                                      ----
Cross Reference Sheet..............................     2
Available Information..............................     3
Prospectus Summary.................................     4
Summary Consolidated Financial Data ...............    11
Risk Factors.......................................    14
The Exchange Offer ................................    22
Exchange Rate Data.................................    28
Use of Proceeds....................................    28
Capitalization.....................................    29
Selected Consolidated Financial Data ..............    30
Management's Discussion and Analysis of
  Financial Condition and Results of Operations....    32
The Industry.......................................    37
Business ..........................................    41
Regulation.........................................    54
Management.........................................    59
Principal Shareholders.............................    65
Certain Relationships and Related Transactions.....    67
Description of Indebtedness........................    72
Description of the Notes...........................    73
Plan of Distribution...............................    94
Income Tax Considerations..........................    94
Legal Matters......................................    95
Experts  ..........................................    95
Index to Consolidated Financial Statements.........   F-1
Glossary...........................................   A-1
Information not Required in Prospectus.............  II-1

================================================================================
================================================================================

                                 $130,000,000

                                    POLAND

                             COMMUNICATIONS, INC.

                         9 7/8% SERIES B SENIOR NOTES

                                   DUE 2003

                                -------------
                                  PROSPECTUS
                                -------------

                               January __, 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IX of the Issuer's Certificate of Incorporation provides as follows:

          The personal liability of a director of the Company or its shareholders for monetary damages for breach of duty as a director is limited to an amount not to exceed the compensation received by the director for serving the Company during the year of the violation if such breach did not (A) involve a knowing and culpable violation of law by the director; (B) enable the director or an Associate (as defined herein) to receive an improper personal economic gain; (C) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Company; (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Company; or (E) create liability under an applicable provision of the laws of the State of New York which cannot be limited or made inapplicable. The term "Associate" of a director means (i) any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a ten percent beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

          Article X of the Issuer's Certificate of Incorporation provides as follows:

          Except as otherwise provided in the Company's Certificate of Incorporation or in the laws of the State of New York, the Company is required to indemnify any person made a party to any proceeding, other than an action by or in the right of the Company, by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the Company, or any person who, although not a shareholder, director, officer, employee or agent of the Company, is or was serving solely at the request of the Company as a director, officer, partner, trustee, employee or agent of another eligible enterprise (hereinafter an "Indemnifiable Individual"), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, and the person whose legal representative he is, in connection with such proceeding. The Company is not required to indemnify any Indemnifiable Individual unless (1) such Indemnifiable Individual was successful on the merits in the defense of any proceeding, or (2) it is concluded that such Indemnifiable Individual acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, and with respect to any criminal action or proceeding, that such Indemnifiable Individual had no reasonable cause to believe his conduct was unlawful, or (3) the court, on application by such Indemnifiable Individual, has determined that in view of all circumstances such Indemnifiable Individual is fairly and reasonably entitled to be indemnified, and then for such amount as the court determines; except that, in connection with an alleged claim based upon his purchase or sale of securities of the Company or another entity, which he serves or served at the request of the Company, the Company will only indemnify such Indemnifiable Individual after the court has determined, on application by such Indemnifiable Individual, that in view of all the circumstances such Indemnifiable Individual is fairly and reasonably entitled to be indemnified, and then for such amount as the court determines. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that the Indemnifiable Individual did not act in good faith or in a manner which he did not reasonably believe to be in the best interests of the Company or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

          Except as otherwise provided in the Company's Certificate of Incorporation or in the laws of the State of New York, the Company is required to indemnify any person made a party to any proceeding, by or in the right of the Company, to procure a judgment in its favor by reason of the fact that he, or the person whose legal representative he is, is or was an Indemnifiable Individual, against reasonable expenses actually incurred by him in connection with such proceeding in relation to matters as to which such Indemnifiable Individual is finally adjudged not to have breached his duty to the Company, or where the court, on application by such Indemnifiable Individual, has determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court determines. The Company will not so indemnify any such Indemnifiable Individual for amounts paid to the Company, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a proceeding which is settled or otherwise disposed of without court approval.

          To the extent that the indemnification provisions contained in the Certificate of Incorporation are invalidated on any grounds by any court of competent jurisdiction, then the Company will nevertheless indemnify each Indemnifiable Individual as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding to the fullest extent permitted by any applicable portion of the indemnification provisions contained in the Certificate of Incorporation that have not been invalidated, by the Business Company Law of New York or by any other applicable law.

          Section 721 of the New York Business Corporation Law (the "N.Y.B.C.L.") provides that no indemnification may be made to or on behalf of any director or officer of the Issuer if "a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled." Article X of the Certificate of Incorporation includes the foregoing statutory language.

          The rights granted under Article X of the Certificate of Incorporation are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the N.Y.B.C.L., a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against "amounts paid in settlement and reasonable expenses, including attorneys' fees," actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity. A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against "judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees," actually or necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful. Any indemnification under the N.Y.B.C.L. may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders, but even without such authorization, a court may order indemnification in certain circumstances. Further, any director or officer who is "successful, on the merits or otherwise," in the defense of an action or proceeding is entitled to indemnification as a matter of right.

          A New York corporation may generally purchase insurance, consistent with the limitations of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the N.Y.B.C.L., so long as no final adjudication has established that the directors' or officers' acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (N.Y.B.C.L. Section 726).

          PCI has purchased directors and officers liability insurance which provides coverage for losses from wrongful acts committed or alleged to have been committed by any insured person, including coverage for claims arising out of certain securities or SEC actions.

ITEM 21.  EXHIBITS AND FINANCIAL DATA SCHEDULES.

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBIT
------                     ----------------------
1.1                        Purchase Agreement dated October 24, 1996, between the Issuer and
                           Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith,
                           Incorporated.*
3.1                        Restated Certificate of Incorporation of the Issuer filed on March
                           27, 1996.*
3.2                        Certificate of Amendment of the Certificate of Incorporation of the
                           Issuer filed on October 23, 1996. *
3.4                        By-laws of the Issuer as amended through March 29, 1996.+
4.1                        Form of Note. (contained in Indenture filed as Exhibit 4.11)*
4.2                        Form of Exchange Note. (contained in Indenture filed as Exhibit
                           4.11)*
4.3                        Form of Regulation S Global Note. (contained in Indenture filed as
                           Exhibit 4.11)*
4.8                        Form of Rule 144A Global Note. (contained in Indenture filed as
                           Exhibit 4.11)*
4.9                        Form of Regulation S Global Exchange Note. (contained in Indenture filed as Exhibit 4.11)*
4.10                       Form of Rule 144A Global Exchange Note. (contained in Indenture filed as Exhibit 4.11)*
4.11                       Indenture dated as of October 31, 1996 between the Issuer and State
                           Street Bank and Trust Company relating to the Company's 9 7/8%
                           Senior Notes due 2003 and its 9 7/8% Series B Senior Notes due
                           2003.*
5                          Opinion of Baker & McKenzie with respect to the legality of the securities being registered.*
8                          Opinion of Baker & McKenzie with respect to the certain tax matters.+
9                          Voting Agreement by and among Polish Investments Holding
                           Limited Partnership, Roger M. Freedman, Steele LLC, and David
                           Chase dated as of March 29, 1996.+
10.1                       Registration Rights Agreement dated as of October 31, 1996 among the Issuer and Merrill Lynch, Pierce, Fenner & Smith
                           Incorporated.*
10.2                       Form of Management Agreement between Issuer and subsidiaries.*
10.3                       Form of Service Agreement among Issuer and subsidiaries.*
10.4                       Corporate Overhead Allocation Agreement among Issuer and
                           subsidiaries.*
10.5                       Amendment to Service Agreement.*
10.6                       Side Letter regarding Service Agreement.*
11.1                       Statement Regarding Calculation of Per Share Earnings.+
12.1                       Statement Regarding Computation of Ratios.+
21                         List of subsidiaries of the Company.+
23.1                       Consent of KPMG Peat Marwick LLP.+
23.5                       Consent of Baker & McKenzie (contained in Exhibit 5).*
24                         Power of Attorney (included on the signature page in Part II of this Regsitration Statement).*
25                         Statement of Eligibility of State Street Bank and Trust
                           Company; Form T-1.*
27                         Financial Data Schedule.+
99.1                       Letter of Transmittal relating to the Exchange Offer.*
99.2                       Letter to Brokers, Dealers, Commercial Banks, Trust Companies
                           and Other Nominees.* relating to the Exchange Offer.*
99.3                       Letter to Clients relating to the Exchange Offer.*
99.4                       Notice of Guaranteed Delivery relating to the Exchange Offer.*

--------------

*  Filed herewith
+  To be filed by amendment

(b) Financial Statement Schedules.

The following are included in Part II of this Registration Statement:

         Schedule I -- Condensed Financial Information of the Registrant +

         Schedule II -- Valuation and Qualifying Accounts +

+  To be filed by amendment

ITEM 22.  UNDERTAKINGS.

         (a)  The undersigned Issuer hereby undertakes:

                    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c) The undersigned Issuer hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (d) The undersigned Issuer hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (e) The undersigned Issuer hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f)  The undersigned Issuer hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i) to include any prospectus required by Section
                    10(a)(3) of the Securities Act;

                              (ii) to reflect in the prospectus any facts or
                    events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                              (iii) to include any material information with
                    respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the registration statement as of the time it was declared effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on the 24th day of January, 1997.

                                       POLAND COMMUNICATIONS, INC.



                                       By:
                                           -----------------------------
                                                Robert E. Fowler, III
                                                Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature to this Registration Statement appears below hereby appoints Robert E. Fowler, III as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

SIGNATURE                          TITLE                                                                 DATE
---------                          -----                                                                 ----
/s/ Robert E. Fowler, III
-------------------------
Robert E. Fowler, III              Chief Executive Officer and Director
                                            (Principal Executive Officer)                                January 24, 1997

/s/John S. Frelas
--------------------------
John S. Frelas                     Chief Financial Officer
                                             (Principal Financial and Principal Accounting Officer)      January 24, 1997

--------------------------
David T. Chase                     Chairman of the Board of Directors                                    January 24, 1997

/s/ Arnold L. Chase
--------------------------
Arnold L. Chase                    Director                                                              January 24, 1997

/s/ Scott A. Lanphere
--------------------------
Scott A. Lanphere                  Director                                                              January 24, 1997

--------------------------
Jerry Z. Swirski                   Director                                                              January 24, 1997